EXHIBIT 99.1
CBL & ASSOCIATES PROPERTIES, INC.

ITEM 6. SELECTED FINANCIAL DATA
       (In thousands, except per share data)

	Year Ended December 31, (1)
	2012	2011	2010	2009	2008
Total revenues	$1,032,677	$1,049,962	$1,043,818	$1,051,341	$1,095,100
Total operating expenses	654,245	691,382	642,969	660,152	722,583
Income from operations	378,432	358,580	400,849	391,189	372,517
Interest and other income	3,955	2,582	3,868	5,200	10,000
Interest expense	(244,432)	(267,072)	(281,102)	(286,242)	(301,522)
Gain (loss) on extinguishment of debt	265	1,029	—	(601)	—
Gain (loss) on investments	45,072	—	888	(9,260)	(17,181)
Gain on sales of real estate assets	2,286	59,396	2,887	3,820	10,870
Equity in earnings (losses) of unconsolidated affiliates	8,313	6,138	(188)	5,489	2,831
Income tax benefit (provision)	(1,404)	269	6,417	1,222	(13,495)
Income from continuing operations	192,487	160,922	133,619	110,817	64,020
Discontinued operations	(17,968)	24,072	(35,450)	(117,882)	(608)
Net income (loss)	174,519	184,994	98,169	(7,065)	63,412
Net (income) loss attributable to noncontrolling interests in:
Operating partnership	(19,267)	(25,841)	(11,018)	17,845	(7,495)
Other consolidated subsidiaries	(23,652)	(25,217)	(25,001)	(25,769)	(24,330)
Net income (loss) attributable to the Company	131,600	133,936	62,150	(14,989)	31,587
Preferred dividends	(47,511)	(42,376)	(32,619)	(21,818)	(21,819)
Net income (loss) available to common shareholders	$84,089	$91,560	$29,531	$(36,807)	$9,768
Basic per share data attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$0.64	$0.49	$0.40	$0.40	$0.15
Net income (loss) attributable to common shareholders	$0.54	$0.62	$0.21	$(0.35)	$0.15
Weighted average shares outstanding	154,762	148,289	138,375	106,366	66,313
Diluted per share data attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$0.64	$0.49	$0.40	$0.40	$0.15
Net income (loss) attributable to common shareholders	$0.54	$0.62	$0.21	$(0.35)	$0.15
Weighted average common and potential dilutive common shares outstanding	154,807	148,334	138,416	106,366	66,418
Amounts attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$98,708	$72,805	$55,349	$42,585	$10,112
Discontinued operations	(14,619)	18,755	(25,817)	(79,392)	(344)
Net income (loss) attributable to common shareholders	$84,089	$91,560	$29,532	$(36,807)	$9,768
Dividends declared per common share	$0.88	$0.84	$0.80	$0.58	$2.01

	December 31,
	2012	2011	2010	2009	2008
BALANCE SHEET DATA:
Net investment in real estate assets	$6,328,982	$6,005,670	$6,890,137	$7,095,035	$7,321,480
Total assets	7,089,736	6,719,428	7,506,554	7,729,110	8,034,335
Total mortgage and other indebtedness	4,745,683	4,489,355	5,209,747	5,616,139	6,095,676
Redeemable noncontrolling interests	464,082	456,105	458,213	444,259	439,672
Shareholders’ equity:
Redeemable preferred stock	25	23	12	12	12
Other shareholders’ equity	1,328,668	1,263,255	1,300,326	1,117,884	788,512
Total shareholders’ equity	1,328,693	1,263,278	1,300,338	1,117,896	788,524
Noncontrolling interests	192,404	207,113	223,605	302,483	380,472
Total equity	$1,521,097	$1,470,391	$1,523,943	$1,420,379	$1,168,996

	Year Ended December 31,
	2012	2011	2010	2009	2008
OTHER DATA:
Cash flows provided by (used in):
Operating activities	$481,515	$441,836	$429,792	$431,638	$419,093
Investing activities	(246,670)	(27,645)	(5,558)	(160,302)	(360,601)
Financing activities	(212,689)	(408,995)	(421,400)	(275,834)	(71,512)

Funds From Operations ("FFO") of the Operating Partnership (2)	458,159	422,697	394,841	397,068	376,273
FFO allocable to Company shareholders	372,758	329,323	287,563	267,425	213,347

(1)
Please refer to Notes 3, 5 and 15 to the consolidated financial statements for a description of acquisitions, joint venture transactions and impairment charges that have impacted the comparability of the financial information presented.  Also, please refer to Note 4 to the consolidated financial statements for a description of discontinued operations that resulted in revisions to certain amounts previously reported.

(2)
Please refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations for the definition of FFO, which does not represent cash flows from operations as defined by accounting principles generally accepted in the United States and is not necessarily indicative of the cash available to fund all cash requirements.  A reconciliation of FFO to net income (loss) attributable to common shareholders is presented on page 28.

ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of financial condition and results of operations should be read in conjunction with the consolidated financial statements and accompanying notes that are included in this annual report. Capitalized terms used, but not defined, in this Management’s Discussion and Analysis of Financial Condition and Results of Operations have the same meanings as defined in the notes to the consolidated financial statements.

Executive Overview

We are a self-managed, self-administered, fully integrated REIT that is engaged in the ownership, development, acquisition, leasing, management and operation of regional shopping malls, open-air centers, associated centers, community centers and office properties. Our shopping centers are located in 27 states, but are primarily in the southeastern and midwestern United States.  We have elected to be taxed as a REIT for federal income tax purposes.

As of December 31, 2012, we owned controlling interests in 77 regional malls/open-air and outlet centers (including one mixed-use center), 28 associated centers (each located adjacent to a regional shopping mall), six community centers and 13 office buildings, including our corporate office building. We consolidate the financial statements of all entities in which we have a controlling financial interest or where we are the primary beneficiary of a variable interest entity. As of December 31, 2012, we owned non-controlling interests in nine regional malls, four associated centers, four community centers and seven office buildings. Because one or more of the other partners have substantive participating rights, we do not control these partnerships and joint ventures and, accordingly, account for these investments using the equity method.  We had controlling interests in the development of one outlet center, owned in a 75%/25% joint venture at December 31, 2012, one community center development, one mall expansion and two mall redevelopments under construction at December 31, 2012. We also hold options to acquire certain development properties owned by third parties.

Operationally, we continue to pursue strategic acquisitions, prune non-core and mature assets, and invest in our Properties through development and expansion initiatives. Occupancy increased 100 basis points in 2012 to 94.6% across our total portfolio as compared to the prior year and we signed more than 6.1 million square feet of leases. Same-store sales per square foot excluding license agreements, for stabilized mall tenants 10,000 square feet or less for 2012 increased 3.2% over the prior year to $353 per square foot. See "Mall Store Sales" section included herein for further information about our same-store sales metrics. Occupancy gains, sales increases and positive leasing spreads contributed to positive growth in our same-center NOI.

Our financing strategy centers on positioning our balance sheet to achieve an investment grade rating, which should provide us with increased flexibility and access to favorable financing options in the public debt markets. As part of this process, we extended and modified our two largest credit facilities to convert them from secured to unsecured and increase their aggregate capacity to $1.2 billion. Additionally, we are retiring property-specific loans as they mature to increase the size of our unencumbered NOI and gross asset value. We believe the process to achieve an investment grade rating could take up to two years.

FFO of our Operating Partnership, as adjusted, increased 5.8% to $412.8 million for the year ending December 31, 2012 as compared to $390.2 million in the prior year. FFO was positively impacted by growth in same-center NOI and decreases in interest rate expense due to lower rates on our lines of credit and favorable refinancings. FFO is a key performance measure for real estate companies.  Please see the more detailed discussion of this measure on page 27.

Results of Operations

Comparison of the Year Ended December 31, 2012 to the Year Ended December 31, 2011
Properties that were in operation for the entire year during both 2012 and 2011 are referred to as the “2012 Comparable Properties.” Since January 1, 2011, we have acquired or opened three outlet centers, three malls and one community center as follows:

Property	Location	Date Opened /Acquired
New Developments:
The Outlet Shoppes at Oklahoma City (1)	Oklahoma City, OK	August 2011
Waynesville Commons	Waynesville, NC	October 2012

Acquisitions:
Northgate Mall	Chattanooga, TN	September 2011
The Outlet Shoppes at El Paso (1)	El Paso, TX	April 2012
The Outlet Shoppes at Gettysburg (2)	Gettysburg, PA	April 2012
Dakota Square Mall	Minot, ND	May 2012
Kirkwood Mall (3)	Bismarck, ND	December 2012

(1) The Outlet Shoppes at Oklahoma City and The Outlet Shoppes at El Paso are 75/25 joint ventures, which are included in the accompanying consolidated statements of operations on a consolidated basis.
(2) The Outlet Shoppes at Gettysburg is a 50/50 joint venture and is included in the accompanying consolidated statements of operations on a consolidated basis.
(3) The Company acquired a 49.0% interest in Kirkwood Mall in December 2012 and executed an agreement to acquire the remaining 51.0% interest within 90 days, subject to lender approval. This Property is included in the accompanying consolidated statements of operations on a consolidated basis.
The Properties listed above are included in our operations on a consolidated basis and are collectively referred to as the "2012 New Properties." In addition to the above Properties, in December 2012, we purchased the remaining 40.0% noncontrolling interest in Imperial Valley Mall in El Centro, CA from our joint venture partner. The results of operations of this Property, previously accounted for using the equity method of accounting, are included in our operations on a consolidated basis beginning December 27, 2012. The transactions related to the 2012 New Properties impact the comparison of the results of operations for the year ended December 31, 2012 to the results of operations for the year ended December 31, 2011.
In October 2011, we formed a joint venture, CBL/T-C, with TIAA-CREF. As described in Note 5 to the consolidated financial statements, we began accounting for our remaining interest in three of our malls, CoolSprings Galleria, Oak Park Mall and West County Center, which were previously accounted for on a consolidated basis, using the equity method of accounting upon formation of the joint venture. These Properties are collectively referred to as the "CBL/T-C Properties". This transaction impacts the comparison of the results of operations for the year ended December 31, 2012 to the results of operations for the year ended December 31, 2011.
In accordance with ASC 205-20, Presentation of Financial Statements - Discontinued Operations, the consolidated financial statements herein have been revised to reflect the operations of three office buildings that were sold in the first quarter of 2013 as discontinued operations because their operations have been reflected as discontinued operations in the Company's Form 10-Q filings with the Securities and Exchange Commission ("SEC") for the quarters ending March 31, 2013 and June 30, 2013.
Revenues
Total revenues decreased by $17.3 million for 2012 compared to the prior year. Rental revenues and tenant reimbursements decreased $17.6 million due to a decrease of $70.4 million related to the CBL/T-C Properties partially offset by an increase of $39.8 million from the 2012 New Properties and an increase of $13.0 million from the 2012 Comparable Properties. The increase in rental revenues and tenant reimbursements of the 2012 Comparable Properties was driven by increases of $14.0 million in minimum rents and $1.1 million in sponsorship income partially offset by a decrease of $2.6 million in tenant reimbursements. High occupancy levels and continued improvement in leasing spreads led to the increase in minimum rents.

Our cost recovery ratio decreased to 99.8% for 2012 compared to 102.0% for 2011.
The increase in management, development and leasing fees of $3.8 million was mainly attributable to a new contract to provide property management services to a portfolio of six third party malls in 2012 as well as income from the CBL/T-C joint venture.
    Other revenues decreased $3.5 million primarily due to a decrease of $2.4 million in revenues of our subsidiary that provides security and maintenance services to third parties.
Operating Expenses
Total operating expenses decreased $37.1 million for 2012 compared to the prior year due to a $26.9 million decrease in loss on impairment of real estate. Property operating expenses, including real estate taxes and maintenance and repairs, decreased $7.3 million due to a decrease of $21.6 million related to the CBL/T-C Properties partially offset by increases of $13.3 million related to the 2012 New Properties and $1.0 million attributable to the 2012 Comparable Properties. The $1.0 million increase in property operating expenses of the 2012 Comparable Properties is primarily attributable to increases of $2.5 million in real estate taxes and $2.4 million in payroll costs, which were partially offset by decreases of $2.8 million in utilities and snow removal costs, $0.4 million in land rent expense, $0.4 million in promotion-related costs and $0.3 million in insurance expense.
The decrease in depreciation and amortization expense of $5.6 million resulted from a decrease of $23.8 million related to the CBL/T-C Properties and $1.3 million from the 2012 Comparable Properties, partially offset by an increase of $19.5 million from the 2012 New Properties. The decrease attributable to the 2012 Comparable Properties is primarily attributable to lower amortization of tenant allowances due to write-offs of unamortized tenant allowances in the prior year period related to certain store closings partially offset by ongoing capital expenditures for renovations, expansions and deferred maintenance.
General and administrative expenses increased $6.5 million primarily as a result of an increase of $3.9 million in payroll and related expenses, a decrease of $0.8 for capitalized overhead related to development projects, an increase of $0.7 million in legal and other professional services and an increase of $0.7 million related to accelerating the vesting of certain restricted stock awards. The balance of the increase was attributable to increased costs in acquisition costs and several other general and administrative accounts. As a percentage of revenues, general and administrative expenses were 5.0% in 2012 compared to 4.3% in 2011. General and administrative expenses as a percentage of revenues were slightly higher in 2012 due to lower revenues as a result of the deconsolidation of the CBL/T-C Properties.
During 2012, we recorded a non-cash impairment of real estate of $24.4 million. The $24.4 million impairment is attributable to a $20.3 million loss recorded to reduce the fair value of land available for the future expansion of an associated center, a $3.0 million loss to write down the book value of an associated center and a $1.1 million loss from the sale of three outparcels. During 2011, we recorded a non-cash impairment of real estate of $51.3 million, which consisted of $50.7 million related to Columbia Place in Columbia, SC and $0.6 million related to a loss on the sale of a land parcel. Columbia Place experienced declining cash flows as a result of changes in property-specific market conditions, which were further exacerbated by economic conditions that negatively impacted leasing activity and occupancy. See Note 15 to the consolidated financial statements for further discussion of impairment charges.
Other expenses decreased $3.8 million primarily due to lower expenses of $2.2 million related to our subsidiary that provides security and maintenance services to third parties, a write-down of $1.5 million recorded in 2011 to reduce the carrying value of a mortgage note receivable to equal its estimated realizable value, for which we foreclosed on the land that served as collateral on the loan, and a decrease of $0.1 million in abandoned projects expense.
Other Income and Expenses
Interest and other income increased $1.4 million in 2012 compared to the prior year period, primarily as a result of two mezzanine loans for two outlet centers. We earned $0.4 million in interest income on these loans and subsequently recognized $0.6 million of unamortized discounts on these loans when they terminated in connection with the acquisition of member interests in both outlet centers in 2012. We also earned $0.4 million of interest income on a note receivable related to the development of The Outlet Shoppes at Atlanta, located in Woodstock, GA.
Interest expense decreased $22.6 million in 2012 compared to the prior year period. Interest expense related to the CBL/T-C Properties decreased $25.2 million partially offset by an increase of $10.3 million related to the 2012 New Properties. The remaining decrease was primarily related to our continued efforts to deleverage our balance sheet as we used our credit facilities to retire higher rate mortgages loans and refinanced other Properties at favorable fixed rates. Our weighted average interest rate was 4.86% as of December 31, 2012 compared to 5.04% as of December 31, 2011. Additionally, we modified and extended our two largest credit facilities in the fourth quarter of 2012 reducing average spreads by 60 basis points.

During 2012, we recorded a gain on extinguishment of debt of $0.3 million in connection with the early retirement of a mortgage loan. During 2011, we recorded a gain on extinguishment of debt of $1.0 million as a result of the early retirement of debt on two malls.
We recorded a gain on investment of $45.1 million during 2012 related to the acquisition of a controlling interest in Imperial Valley Mall, located in El Centro, CA, when we acquired our joint venture partner's 40% interest.
We recognized a gain on sale of real estate assets of $2.3 million in 2012 related to the sale of a vacant anchor space at one of our malls and the sale of eight parcels of land. During 2011, we recognized a gain on sales of real estate assets of $59.4 million. Of this amount, $54.3 million was related to the sale of a portion of our interests in the CBL/T-C Properties and $5.1 million was related to the sale of a vacant anchor space at one of our malls and five parcels of land.
Equity in earnings of unconsolidated affiliates increased by $2.2 million during 2012. Gains related to the sales of three outparcels comprised $1.4 million of the increase. Increases in revenues from several new tenants and favorable rent increases for existing tenants at several unconsolidated Properties also contributed to this increase, reflecting improved occupancy and rental rates consistent with the 2012 Comparable Properties.
The income tax provision of $1.4 million in 2012 primarily relates to our Management Company, which is a taxable REIT subsidiary, and consists of a current tax benefit of $1.7 million and a deferred income tax provision of $3.1 million. During 2011, we recorded an income tax benefit of $0.3 million, consisting of a current tax provision of $5.4 million, partially offset by a deferred income tax benefit of $5.7 million. Our taxable REIT subsidiary had higher income in 2012 compared to 2011 primarily as a result of an increase in the management fee income from our own portfolio of Properties. Because this fee income is from our consolidated Properties, the fee income is eliminated in our consolidated financial statements; however, there is still a tax effect to the taxable REIT subsidiary.
Loss from discontinued operations for 2012 of $18.9 million includes an aggregate loss of $26.5 million on impairment of real estate which was partially offset by the operating results of five office buildings that were sold in the first quarter of 2013, of which two of these office buildings were classified as held for sale as of December 31, 2012; the operating results of two malls and four community centers that were sold during 2012 and a $0.1 million gain on sale of real estate related to one community center that was sold in 2012.

Operating income from discontinued operations for 2011 of $24.1 million includes a gain on extinguishment of debt of $31.4 million for one mall sold in 2011, the operating results of one mall and one community center that were sold in 2011, the operating results of two malls and four community centers that were sold in 2012 and the operating results of five office buildings that were sold in the first quarter of 2013, which were partially offset by an aggregate loss on impairment of real estate of $7.4 million.
We also recorded a gain on discontinued operations of $0.9 million in 2012 related to the sale of a community center.

Comparison of the Year Ended December 31, 2011 to the Year Ended December 31, 2010

Properties that were in operation for the entire year during both 2011 and 2010 are referred to as the “2011 Comparable Properties.” From January 1, 2010 to December 31, 2011, we acquired or opened one mall, one outlet center and two community centers as follows:

Property	Location	Date Opened/Acquired
New Developments:
The Pavilion at Port Orange (1)	Port Orange, FL	March 2010
The Forum at Grandview - Phase I	Madison, MS	November 2010
The Outlet Shoppes at Oklahoma City (2)	Oklahoma City, OK	August 2011

Acquisition:
Northgate Mall	Chattanooga, TN	September 2011

(1)
The Pavilion at Port Orange is a 50/50 joint venture that is accounted for using the equity method of accounting and is included in equity in earnings (losses) of unconsolidated affiliates in the accompanying consolidated statements of operations.

(2)	The Outlet Shoppes at Oklahoma City is a 75/25 joint venture, which is included in the accompanying consolidated statements of operations on a consolidated basis.
The Forum at Grandview, The Outlet Shoppes at Oklahoma City and Northgate Mall are included in our operations on a consolidated basis and are collectively referred to as the "2011 New Properties." In addition to the above Properties, in

October 2010, we purchased the remaining 50% interest in Parkway Place in Huntsville, AL, from our joint venture partner. The results of operations of this Property, previously accounted for using the equity method of accounting, are included in our operations on a consolidated basis beginning October 1, 2010.The transactions related to the 2011 New Properties impact the comparison of the results of operations for the year ended December 31, 2011 to the results of operations for the year ended December 31, 2010.
In accordance with ASC 205-20, Presentation of Financial Statements - Discontinued Operations, the consolidated financial statements herein have been revised to reflect the operations of three office buildings that were sold in the first quarter of 2013 as discontinued operations because their operations have been reflected as discontinued operations in the Company's Form 10-Q filings with the SEC for the quarters ending March 31, 2013 and June 30, 2013.
Revenues
Total revenues increased by $6.1 million for 2011 compared to the prior year. Rental revenues and tenant reimbursements decreased by less than $0.1 million due to a decrease of $19.4 million related to the CBL/T-C Properties partially offset by an increase of $11.3 million from the 2011 Comparable Properties and an increase of $8.1 million from the 2011 New Properties. The purchase of the additional interest in Parkway Place in October 2010 comprised $8.6 million of the increase from the 2011 Comparable Properties. The remaining increase in rental revenues and tenant reimbursements of the 2011 Comparable Properties was primarily driven by a $2.3 million increase in minimum rents as a result of overall improvement in leasing spreads and higher occupancy levels.
Our cost recovery ratio decreased to 102.0% for 2011 compared to 104.1% for 2010.
The increase in management, development and leasing fees of $0.5 million was mainly attributable to the management fees from the CBL/T-C Properties after the formation of CBL/T-C.
Other revenues increased $5.6 million primarily due to an increase of $3.9 million in revenues of our subsidiary that provides security and maintenance services to third parties.
Operating Expenses
Total operating expenses increased $48.4 million for 2011 compared to the prior year due to a $50.1 million increase in loss on impairment of real estate. Property operating expenses, including real estate taxes and maintenance and repairs, increased $2.6 million due to higher expenses of $6.1 million related to the 2011 Comparable Properties, of which $2.5 million is attributable to the consolidation of Parkway Place, and $3.0 million related to the 2011 New Properties, which were partially offset by a decrease of $6.4 million related to the CBL/T-C Properties. The increase in property operating expenses of the 2011 Comparable Properties is primarily attributable to increases of $2.9 million in security and maintenance expense, $1.9 million in utilities expense and $1.3 million in promotion-related costs.
The decrease in depreciation and amortization expense of $9.1 million resulted from a decrease of $8.7 million related to the CBL/T-C Properties and $2.4 million from the 2011 Comparable Properties, partially offset by an increase of $2.0 million from the 2011 New Properties. The decrease attributable to the 2011 Comparable Properties is primarily attributable to lower amortization of tenant allowances due to write-offs of unamortized tenant allowances in the prior year period related to certain store closings partially offset by an increase related to the consolidation of Parkway Place.
General and administrative expenses increased $1.4 million primarily as a result of increases of $1.1 million in payroll and related expenses, $0.6 million in legal and consulting expenses and $0.6 million in insurance expense, partially offset by a reduction of $0.6 million in travel costs. As a percentage of revenues, general and administrative expenses were 4.3% in 2011 compared to 4.2% in 2010.
During 2011, we recorded a non-cash impairment of real estate of $51.3 million, which consisted of $50.7 million related to Columbia Place in Columbia, SC and $0.6 million related to a loss on the sale of a land parcel. Columbia Place experienced declining cash flows as a result of changes in property-specific market conditions, which were further exacerbated by the recent economic conditions that negatively impacted leasing activity and occupancy. See Carrying Value of Long-Lived Assets in the Critical Accounting Policies and Estimates section herein for further discussion of impairment charges.
Other expenses increased $3.4 million primarily due to higher expenses of $3.8 million related to our subsidiary that provides security and maintenance services to third parties, partially offset by a decrease of $0.3 million in abandoned projects expense.
Other Income and Expenses
Interest and other income decreased $1.3 million in 2011 compared to the prior year period due to the elimination of interest income on advances to two joint ventures and a mortgage note receivable.  Interest income declined on one joint venture to which we had outstanding advances when it was sold in June 2010 and, in October 2010, we purchased our partner's

50% share of the joint venture that owned Parkway Place to which we previously had outstanding advances.  In addition, interest income is no longer being accrued on a mortgage note receivable for which we foreclosed on the land that served as collateral on the loan.
Interest expense decreased $14.0 million in 2011 compared to the prior year. The CBL/T-C Properties comprised $8.1 million of the decrease, which was partially offset by an increase of $2.0 million related to the 2011 New Properties. The remaining decrease was primarily related to our continued efforts to deleverage our balance sheet as we decreased our consolidated debt by $720.4 million to $4,489.4 million from December 31, 2010 to December 31, 2011. Additionally, during the second and third quarters of 2011, our secured credit facilities were modified to remove a 1.50% floor on LIBOR and to reduce the amount of the spreads above LIBOR based on our leverage.
During 2011, we recorded a gain on extinguishment of debt of $1.0 million as a result of accelerated premium amortization related to the early retirement of debt on two malls.
We recorded a gain on investment of $0.9 million during 2010 related to the acquisition of the remaining 50% interest in Parkway Place in Huntsville, AL from our joint venture partner. There were no transactions of this nature in 2011.
During 2011, we recognized gain on sales of real estate assets of $59.4 million. Of this amount, $54.3 million was related to the sale of a portion of our interests in the CBL/T-C Properties and $5.1 million was related to the sale of a vacant anchor space at one of our malls and five parcels of land. We recognized a gain on sales of real estate assets of $2.9 million during 2010 from the sale of eight parcels of land.
Equity in earnings (losses) of unconsolidated affiliates increased by $6.3 million during 2011. One joint venture Property that opened in March 2010 contributed to the increase compared to the prior year.  Increases in revenues and tenant reimbursements were key drivers at several unconsolidated Properties, reflecting improved occupancy and rental rates consistent with the 2011 Comparable Properties. Additionally, our share of the earnings of the CBL/T-C Properties accounted for $0.3 million of the increase. In addition, outparcel sales increased approximately $0.3 million compared to the prior year.  These increases were partially offset by a decline in earnings from Parkway Place as a result of the acquisition of the remaining 50% interest from our joint venture partner in October 2010.  Results of Parkway Place are now reported on a consolidated basis.
The income tax benefit of $0.3 million in 2011 primarily relates to our taxable REIT subsidiary and consists of a current tax provision of $5.4 million and a deferred income tax benefit of $5.7 million. During 2010, we recorded an income tax benefit of $6.4 million, consisting of a current tax benefit of $8.4 million, partially offset by a deferred income tax provision of $2.0 million. Our taxable REIT subsidiary had higher income in 2011 compared to 2010 primarily as a result of an increase in the management fee income from our own portfolio of Properties. Because this fee income is from our consolidated Properties, the fee income is eliminated in our consolidated financial statements; however, there is still a tax effect to the taxable REIT subsidiary.
Operating income from discontinued operations for 2011 of $24.1 million includes a gain on extinguishment of debt of $31.4 million for one mall sold in 2011, the operating results of one mall and one community center that were sold in 2011, the operating results of two malls and four community centers that were sold in 2012 and the operating results of five office buildings that were sold in the first quarter of 2013, which were partially offset by an aggregate loss on impairment of real estate of $7.4 million.
Loss on discontinued operations for 2010 of $35.8 million includes an aggregate loss on impairment of real estate assets of $39.1 million primarily from one mall sold in 2011 and one community center was sold in 2010, which were partially offset by operating results of one mall and two community centers that were sold in 2010, operating results of one mall and one community center that were sold in 2011, operating results of two malls and three community centers that were sold in 2012 and operating results of five office buildings that were sold in the first quarter of 2013.
Same-Center Net Operating Income
We present same-center NOI as a supplemental performance measure of the operating performance of our same-center Properties. NOI is defined as operating revenues (rental revenues, tenant reimbursements, and other income) less property operating expenses (property operating, real estate taxes, and maintenance and repairs). We compute NOI based on our pro rata share of both consolidated and unconsolidated Properties. Our definition of NOI may be different than that used by other real estate companies, and accordingly, our calculation of NOI may not be comparable to other real estate companies.
Since same-center NOI includes only those revenues and expenses related to the operations of Comparable Properties, we believe same-center NOI provides a measure that reflects trends in occupancy rates, rental rates, and operating costs and the impact of those trends on our results of operations. Additionally, there are instances when tenants terminate their leases prior to the scheduled expiration date and pay us lease termination fees. These one-time lease termination fees may distort same-center NOI and not be indicative of the ongoing operations of our shopping center Properties. Therefore, we believe presenting same-center NOI, excluding lease termination fees, is useful to investors.
We included a Property in our same-center pool when we owned all or a portion of the Property as of December 31, 2012, and we owned it and it was in operation for both the entire preceding calendar year and the current year ending December 31, 2012. The only Properties excluded from the same-center pool that would otherwise meet this criteria are non-core Properties and Properties included in discontinued operations. As of December 31, 2012, Columbia Place is the only Property classified as a non-core Property. New Properties are excluded from same-center NOI, until they meet this criteria.
Due to the exclusions noted above, same-center NOI should only be used as a supplemental measure of our performance and not as an alternative to GAAP operating income (loss) or net income (loss). A reconciliation of our same-center NOI to net income attributable to the Company for the years ended December 31, 2012 and 2011 is as follows (in thousands):

	Year Ended December 31,
	2012	2011
Net income attributable to the Company	$131,600	$133,936

Adjustments: (1)
Depreciation and amortization	307,519	307,989
Interest expense	285,769	303,116
Abandoned projects expense	(39)	94
Gain on sales of real estate assets	(6,496)	(60,841)
Gain on extinguishment of debt	(265)	(32,463)
Gain on investments	(45,072)	—
Write-down of mortgage notes receivable	—	1,900
Loss on impairment of real estate	50,840	58,729
Income tax provision (benefit)	1,404	(269)
Net income attributable to noncontrolling interest in earnings of operating partnership	19,267	25,841
(Gain) loss on discontinued operations	(938)	1
Operating partnership's share of total NOI	743,589	738,033
General and administrative expenses	51,251	44,751
Management fees and non-property level revenues	(27,729)	(22,827)
Operating partnership's share of property NOI	767,111	759,957
Non-comparable NOI	(36,361)	(43,981)
Total same-center NOI	730,750	715,976
Less lease termination fees	(3,456)	(2,945)
Total same-center NOI, excluding lease termination fees	$727,294	$713,031

(1)	Adjustments are based on our pro rata ownership share, including our share of unconsolidated affiliates and excluding noncontrolling interests' share of consolidated Properties.

Same-center NOI, excluding lease termination fees, increased $14.3 million for the year ended December 31, 2012 compared to 2011. The 2.0% increase for 2012 compared to the prior year was driven by occupancy gains and positive leasing spreads. The majority of the increase in NOI was from our Malls segment.
Operational Review
The shopping center business is, to some extent, seasonal in nature with tenants typically achieving the highest levels of sales during the fourth quarter due to the holiday season, which generally results in higher percentage rents in the fourth quarter. Additionally, the malls earn most of their rents from short-term tenants during the holiday period. Thus, occupancy levels and revenue production are generally the highest in the fourth quarter of each year. Results of operations realized in any one quarter may not be indicative of the results likely to be experienced over the course of the fiscal year.

We derive the majority of our revenues from the Mall Properties. The sources of our revenues by property type were as follows:

	Year Ended December 31,
	2012	2011
Malls	89.8%	87.8%
Associated centers	4.1%	3.9%
Community centers	1.2%	1.7%
Mortgages, office buildings and other	4.9%	6.6%

Mall Store Sales

Mall store sales for the year ended December 31, 2012 on a comparable per square foot basis, including license agreements, were $346 per square foot compared with $334 per square foot for 2011, representing an increase of 3.6%. Going forward we will begin reporting comparable Mall store sales excluding license agreements, which we believe is more consistent with current industry standards. License agreements are rental contracts that are temporary or short-term in nature generally lasting more than three months but less than twelve months. Mall store sales, excluding license agreements, for the year ended December 31, 2012 on a comparable per square foot basis were $353 per square foot compared with $342 per square foot for 2011 representing an increase of 3.2%. The holiday shopping season was solid and on par with industry expectations. Regionally, we saw strength in sales from our border malls, partially fueled by the favorable exchange rate. The steady economy and improving unemployment rates lead us to project sales growth for 2013 similar to what we experienced in 2012.
Occupancy
Our portfolio occupancy is summarized in the following table:

	As of December 31,
	2012	2011
Total portfolio (1)	94.6%	93.6%
Total mall portfolio (1)	94.6%	94.1%
Stabilized malls (1)	94.5%	94.2%
Non-stabilized malls (2)	100.0%	92.1%
Associated centers	94.8%	93.4%
Community centers	95.9%	91.5%

(1)	Excludes occupancy for Kirkwood Mall, which was acquired in December 2012.

(2)
Represents occupancy for The Outlet Shoppes at Oklahoma City as of December 31, 2012 and occupancy for Pearland Town Center and The Outlet Shoppes at Oklahoma City as of December 31, 2011. Pearland Town Center is classified as a stabilized mall in 2012.

Continued demand from new and existing tenants generated year-over-year occupancy increases in every category of our portfolio. Occupancy improved 100 basis points in 2012 to 94.6% across our total portfolio as compared to 2011. Our stabilized mall occupancy also improved 30 basis points to 94.5% as compared to the prior year. For 2013, we are forecasting occupancy improvements of 25 to 50 basis points as compared to 2012 for the total portfolio.
Leasing
During 2012, we signed more than 6.1 million square feet of leases, including 5.8 million square feet of leases in our operating portfolio and 0.3 million square feet of development leases. The leases signed in our operating portfolio included approximately 1.5 million square feet of new leases and approximately 4.2 million square feet of renewals. This compares with a total of approximately 7.1 million square feet of leases signed during 2011, including 6.8 million square feet of leases in our operating portfolio and 0.3 million square feet of development leasing.

Average annual base rents per square foot are based on contractual rents in effect as of December 31, 2012 and 2011, including the impact of any rent concessions. Average annual base rents per square foot for comparable small shop space of less than 10,000 square feet were as follows for each property type:

	December 31,
	2012	2011
Stabilized malls (1)	$29.72	$29.68
Non-stabilized malls (2)	22.81	23.92
Associated centers	11.90	11.65
Community centers	16.02	14.38
Office buildings	18.62	17.68

(1)
Excludes average annual base rents for Kirkwood Mall, which was acquired December 2012. Average annual bases rents as of December 31, 2012 were impacted by the addition of two outlet centers acquired in 2012, which have lower average base rents than traditional malls and one mall acquired in 2012 that has lower average base rents than our stabilized mall portfolio.

(2)
Represents average annual base rents for The Outlet Shoppes at Oklahoma City as of December 31, 2012 and average annual base rents for Pearland Town Center and The Outlet Shoppes at Oklahoma City as of December 31, 2011. Pearland Town Center is classified as a stabilized Mall in 2012.

Results from new and renewal leasing of comparable small shop space of less than 10,000 square feet during the year ended December 31, 2012 for spaces that were previously occupied are as follows:

Property Type	Square Feet	Prior Gross Rent PSF	New Initial Gross Rent PSF	% Change Initial	New Average Gross Rent PSF (2)	% Change Average
All Property Types (1)	2,892,058	$38.74	$40.55	4.7%	$41.86	8.1%
Stabilized Malls	2,642,733	40.49	42.50	5.0%	43.87	8.4%
New leases	487,734	43.36	50.48	16.4%	53.49	23.4%
Renewal leases	2,154,999	39.83	40.69	2.2%	41.69	4.7%

(1)	Includes stabilized malls, associated centers, community centers and office buildings with the exception of Kirkwood Mall, which was acquired in December 2012.
(2)    Average gross rent does not incorporate allowable future increases for recoverable common area expenses.
For stabilized mall leasing in 2012, on a same space basis, rental rates were signed at an average increase of 8.4% from the prior gross rent per square foot for new and renewal leases. Demand from new and existing tenants created ongoing improvement in our leasing spreads for both new and renewal leases across our portfolio.
Our goal is to continue to convert shorter term leases to longer terms. We also anticipate continued improvements in rental rates during 2013 as retailers seek out space in our market-dominant Properties and new supply remains constricted.

Liquidity and Capital Resources

We continue to focus on reducing our debt levels while exploring opportunities to diversify our financing structure. We believe an investment grade rating would provide us with access to a broader range of corporate securities leading to a more diversified and flexible balance sheet with lower overall cost of capital. The process to achieve an investment grade rating is complex and we anticipate could take up to two years to achieve. As an initial step in the rating process, we increased our pool of unencumbered properties through the extension and modification in November 2012 of our two largest credit facilities totaling $1.2 billion. As of December 31, 2012, we had approximately $818.1 million available on all of our credit facilities combined.

As discussed in Note 14 to the accompanying consolidated financial statements, under the terms of the joint venture agreement for CW Joint Venture, LLC (“CWJV” ), we have the ability to redeem Westfield Group's ("Westfield") Westfield's preferred units beginning January 31, 2013 and anticipate we will redeem them in the middle of 2013 using a combination of capital sources. As a short-term solution, we will have sufficient capacity on our credit facilities to redeem all of the preferred units. However, we expect a longer-term option will involve a combination of assets sales, excess proceeds from refinancings and other capital sources.

We derive a majority of our revenues from leases with retail tenants, which have historically been the primary source for funding short-term liquidity and capital needs such as operating expenses, debt service, tenant construction allowances, recurring capital expenditures, dividends and distributions. We believe that the combination of cash flows generated from our operations, combined with our debt and equity sources and the availability under our lines of credit will, for the foreseeable future, provide adequate liquidity to meet our cash needs.  In addition to these factors, we have options available to us to generate additional liquidity, including but not limited to, equity offerings, joint venture investments, issuances of noncontrolling interests in our Operating Partnership, and decreasing expenditures related to tenant construction allowances and other capital expenditures.  We also generate revenues from sales of peripheral land at the Properties and from sales of real estate assets when it is determined that we can realize an optimal value for the assets.

Cash Flows From Operations

There was $78.2 million of unrestricted cash and cash equivalents as of December 31, 2012, an increase of $22.2 million from December 31, 2011.  Cash provided by operating activities during 2012, increased $39.7 million to $481.5 million from $441.8 million during 2011.  The increase is primarily due to the operations of the 2012 New Properties, same-center NOI growth of the 2012 Comparable Properties, an increase in fee income and the reduction in interest expense as a result of our ongoing efforts to reduce debt levels.

Debt

The following tables summarize debt based on our pro rata ownership share, including our pro rata share of unconsolidated affiliates and excluding noncontrolling investors’ share of consolidated Properties, because we believe this provides investors and lenders a clearer understanding of our total debt obligations and liquidity (in thousands):

	Consolidated	Noncontrolling Interests	Unconsolidated Affiliates	Total	Weighted Average Interest Rate (1)
December 31, 2012:
Fixed-rate debt:
Non-recourse loans on operating properties (2)	$3,776,245	$(89,530)	$660,563	$4,347,278	5.48%
Financing method obligation (3)	18,264	—	—	18,264
Total fixed-rate debt	3,794,509	(89,530)	660,563	4,365,542	5.48%
Variable-rate debt:
Non-recourse term loans on operating properties	123,875	—	—	123,875	3.36%
Recourse term loans on operating properties	97,682	—	128,491	226,173	2.16%
Construction loans	15,366	—	—	15,366	2.96%
Unsecured lines of credit (4)	475,626	—	—	475,626	2.07%
Secured lines of credit	10,625	—	—	10,625	2.46%
Unsecured term loans	228,000	—	—	228,000	1.82%
Total variable-rate debt	951,174	—	128,491	1,079,665	2.39%
Total	$4,745,683	$(89,530)	$789,054	$5,445,207	4.86%

	Consolidated	Noncontrolling Interests	Unconsolidated Affiliates	Total	Weighted Average Interest Rate (1)
December 31, 2011:
Fixed-rate debt:
Non-recourse loans on operating properties (2)	$3,637,979	$(30,416)	$658,470	$4,266,033	5.58%
Recourse term loans on operating properties	77,112	—	—	77,112	5.89%
Financing method obligation (3)	18,264	—	—	18,264
Total fixed-rate debt	3,733,355	(30,416)	658,470	4,361,409	5.58%
Variable-rate debt:
Non-recourse term loans on operating properties	168,750	—	19,716	188,466	2.88%
Recourse term loans on operating properties	124,439	(726)	130,455	254,168	3.32%
Construction loans	25,921	—	—	25,921	3.32%
Secured lines of credit	27,300	—	—	27,300	3.03%
Unsecured term loans	409,590	—	—	409,590	1.67%
Total variable-rate debt	756,000	(726)	150,171	905,445	2.47%
Total	$4,489,355	$(31,142)	$808,641	$5,266,854	5.04%

(1)	Weighted average interest rate includes the effect of debt premiums (discounts), but excludes amortization of deferred financing costs.

(2)
We had four interest rate swaps on notional amounts outstanding totaling $113.9 million as of December 31, 2012 and $117.7 million as of December 31, 2011 related to four of our variable-rate loans on operating Properties to effectively fix the interest rates on these loans.  Therefore, these amounts are reflected in fixed-rate debt at December 31, 2012 and 2011.

(3)
This amount represents the noncontrolling partner's equity contribution that is accounted for as a financing due to certain terms of the joint venture agreement related to Pearland Town Center, in which we own an 88.0% interest. See Note 5 to the consolidated financial statements for further information.

(4)	We converted two of our credit facilities from secured facilities to unsecured facilities in November 2012.

Of the $547.3 million of our pro rata share of consolidated and unconsolidated debt as of December 31, 2012 that is scheduled to mature during 2013, excluding debt premiums, we have extensions available on $68.6 million of debt at our option that we intend to exercise, leaving $478.7 million of debt maturities in 2013 that must be retired or refinanced, representing 14 operating Property loans and one unsecured term loan.   We plan to retire loans secured by wholly-owned Properties using our lines of credit. Loans secured by joint venture Properties will be refinanced. Subsequent to December 31, 2012, we retired two operating Property loans with an outstanding balance of $77.1 million as of December 31, 2012.

The weighted average remaining term of our total share of consolidated and unconsolidated debt was 4.6 years and 4.5 years at December 31, 2012 and 2011, respectively. The weighted average remaining term of our pro rata share of fixed-rate debt was 5.2 years and 5.0 years at December 31, 2012 and 2011, respectively.

As of December 31, 2012 and 2011, our pro rata share of consolidated and unconsolidated variable-rate debt represented 19.8% and 17.2%, respectively, of our total pro rata share of debt. The increase is primarily due to using our lines of credit to retire higher fixed-rate property-specific mortgages as we continue to grow our unencumbered asset pool to facilitate our strategy to achieve an investment grade rating as well as to support our lines of credit. As of December 31, 2012, our share of consolidated and unconsolidated variable-rate debt represented 10.7% of our total market capitalization (see Equity below) as compared to 10.3% as of December 31, 2011.

See Note 3 to the accompanying consolidated financial statements for a description of debt assumed in connection with acquisitions completed during the year ended December 31, 2012.

Unsecured Lines of Credit

In November 2012, we closed on the modification and extension of our $525.0 million and $520.0 million secured credit facilities. Under the terms of the agreements, of which Wells Fargo Bank NA serves as the administrative agent for the lender groups, the two secured credit facilities were converted to two unsecured credit facilities ("Facility A" and "Facility B") with an increase in capacity on each to $600.0 million for a total capacity of $1.2 billion. We paid aggregate fees of approximately $4.3 million in connection with the extension and modification of the facilities. Facility A matures in November 2015 and has a one-year extension option for an outside maturity date of November 2016. Facility B matures in November 2016 and has a one-year extension option for an outside maturity date of November 2017. The extension options on both facilities are at our election, subject to continued compliance with the terms of the facilities, and have a one-time extension fee of 0.20% of the commitment amount of each credit facility. Both unsecured facilities bear interest at an annual rate equal to one-month, three-month, or six-month LIBOR plus a range of 155 to 210 basis points based on our leverage ratio. We also pay annual unused facility fees, on a quarterly basis, at rates of either 0.25% or 0.35% based on any unused commitment of each facility. In the event we obtain an investment grade rating by either Standard & Poor's or Moody's, we may make a one-time irrevocable election to use our credit rating to determine the interest rate on each facility. If we were to make such an election, the interest rate on each facility would bear interest at an annual rate equal to one-month, three-month, or six-month LIBOR plus a spread of 100 to 175 basis points. Once we elect to use our credit rating to determine the interest rate on each facility, we will begin to pay an annual facility fee that ranges from 0.15% to 0.35% of the total capacity of each facility rather than the annual unused commitment fees described above. We use our lines of credit for mortgage retirement, working capital, construction and acquisition purposes, as well as issuances of letters of credit. The two unsecured lines of credit had a weighted average interest rate of 2.07% at December 31, 2012. The following summarizes certain information about the unsecured lines of credit as of December 31, 2012:

	Total Capacity	Total Outstanding		Maturity Date	Extended Maturity Date
Facility A	600,000	300,297	(1)	November 2015	November 2016
Facility B	600,000	175,329		November 2016	November 2017
	$1,200,000	$475,626

(1)	There was an additional $601 outstanding on this facility as of December 31, 2012 for letters of credit. Up to $50,000 of the capacity on this facility can be used for letters of credit.

Secured Line of Credit

In June 2012, we closed on the extension and modification of our $105.0 million secured credit facility. The facility's maturity date was extended to June 2015 and has a one-year extension option, which is at our election and subject to continued compliance with the terms of the facility, for an outside maturity date of June 2016. The facility bears interest at an annual rate equal to one-month LIBOR plus a margin of 175 to 275 basis points based on our leverage ratio. The line is secured by mortgages on certain of our operating Properties and is used for mortgage retirement, working capital, construction and acquisition purposes. The secured line of credit had a weighted average interest rate of 2.46% at December 31, 2012. We also pay a non-usage fee based on the amount of unused availability under our secured line of credit at 0.15% of unused availability. The $105.0 million secured credit facility had $10.6 million outstanding at December 31, 2012.

The secured line of credit is collateralized by six of the Company’s Properties, or certain parcels thereof, which had an aggregate net carrying value of $130.8 million at December 31, 2012.

See Note 20 to the consolidated financial statements for subsequent event related to the secured credit facility.

Unsecured Term Loans

We have an unsecured term loan of $228.0 million that bears interest at LIBOR plus a margin of 1.50% to 1.80% based on our leverage ratio, as defined in the loan agreement. At December 31, 2012, the outstanding borrowings of $228.0 million under the unsecured term loan had a weighted average interest rate of 1.82%.  In 2012, we exercised our one-year extension option to extend the maturity date from April 2012 to April 2013. We intend to retire this loan at the maturity date.

We had an unsecured term loan that bore interest at LIBOR plus a margin ranging from 0.95% to 1.40%, based on our leverage ratio. The loan was obtained in February 2008 for the exclusive purpose of acquiring certain Properties from the Starmount Company or its affiliates. We retired the $127.2 million unsecured term loan at its maturity in November 2012 with borrowings from our credit facilities.

Letters of Credit

At December 31, 2012, we had additional secured and unsecured lines of credit with a total commitment of $14.0 million that can only be used for issuing letters of credit. The letters of credit outstanding under these lines of credit totaled $1.5 million at December 31, 2012.

Covenants and Restrictions

The agreements to the unsecured and secured lines of credit contain, among other restrictions, certain financial covenants including the maintenance of certain financial coverage ratios, minimum net worth requirements, minimum unencumbered asset and interest ratios, maximum secured indebtedness ratios and limitations on cash flow distributions.  We believe we were in compliance with all covenants and restrictions at December 31, 2012.

The following presents our compliance with key unsecured debt covenant compliance ratios as of December 31, 2012:

Ratio	Required	Actual
Debt to total asset value	< 60%	52.6%
Ratio of unencumbered asset value to unsecured indebtedness	> 1.60x	3.13x
Ratio of unencumbered NOI to unsecured interest expense	> 1.75x	11.41x
Ratio of EBITDA to fixed charges (debt service)	>1.50x	2.00x

The agreements to the two $600,000 unsecured credit facilities described above, each with the same lead lender, contain default provisions customary for transactions of this nature (with applicable customary grace periods). Additionally, any default in the payment of any recourse indebtedness greater than or equal to $50,000 or any non-recourse indebtedness greater than $150,000 (for the Company's ownership share) of the Company, the Operating Partnership or any Subsidiary, as defined, will constitute an event of default under the agreements to the credit facilities. The credit facilities also restrict our ability to enter into any transaction that could result in certain changes in our ownership or structure as described under the heading “Change of Control/Change in Management” in the agreements to the credit facilities. Our obligations under the agreement also will be unconditionally guaranteed, jointly and severally, by any of our subsidiaries to the extent such subsidiary becomes a material subsidiary and is not otherwise an excluded subsidiary, as defined in the agreement.

The agreement to the $228,000 unsecured term loan described above, with the same lead lender as the unsecured credit facilities, contains default and cross-default provisions customary for transactions of this nature (with applicable customary grace periods) in the event (i) there is a default in the payment of any indebtedness owed by the Company to any institution which is a part of the lender group for the unsecured term loan, or (ii) there is any other type of default with respect to any indebtedness owed by the Company to any institution which is a part of the lender group for the unsecured term loan and such lender accelerates the payment of the indebtedness owed to it as a result of such default.  The unsecured term loan agreement provides that, upon the occurrence and continuation of an event of default, payment of all amounts outstanding under the unsecured term loan and those facilities with which these agreements reference cross-default provisions may be accelerated and the lenders' commitments may be terminated.  Additionally, any default in the payment of any recourse indebtedness greater than 1% of gross asset value or default in the payment of any non-recourse indebtedness greater than 3% of gross asset value of the Company, the Operating Partnership and Significant Subsidiaries, as defined, regardless of whether the lending institution is a part of the lender groups for the unsecured term loan, will constitute an event of default under the agreements to the unsecured term loan.

Mortgages on Operating Properties
In the fourth quarter of 2012, a subsidiary of CBL/T-C, a joint venture in which we own a 50% interest, obtained a 10-year $190.0 million non-recourse loan, secured by West County Center in Des Peres, MO, that bears a fixed interest rate of 3.4% and matures in December 2022. Net proceeds of $189.7 million were used to retire the outstanding borrowings of $142.2 million under the previous loan and the excess proceeds were distributed 50/50 to us and our partner. Additionally, we retired a non-recourse loan with a principal balance of $106.9 million, secured by Monroeville Mall in Monroeville, PA, with borrowings from our credit facilities. The loan was scheduled to mature in January 2013.
In the fourth quarter of 2012, we retired a non-recourse loan with a principal balance of $106.9 million, secured by Monroeville Mall in Monroeville, PA, with borrowings from our credit facilities. The loan was scheduled to mature in January 2013.
During the third quarter of 2012, we retired two loans totaling $122.0 million, each of which was secured by a regional mall, with borrowings from our credit facilities. The loans were scheduled to mature in 2012. We recorded a gain on extinguishment of debt of $0.2 million related to the early retirement of this debt. Additionally, we retired a $2.0 million land loan, secured by The Forum at Grandview in Madison, MS, with borrowings from our credit facilities. The loan was scheduled to mature in September 2012.
Also in the third quarter of 2012, Gulf Coast, a joint venture in which we own a 50% interest, closed on a three-year $7.0 million loan with a bank, secured by the third phase expansion of Gulf Coast Town Center, a shopping center located in Ft. Myers, FL. Interest on the loan is at LIBOR plus a margin of 2.5%. We have guaranteed 100% of this loan. Proceeds from the loan were distributed to us in accordance with the terms of the joint venture agreement and we used these funds to reduce the balance on our credit facilities.
During the second quarter of 2012, we closed on five ten-year non-recourse CMBS loans totaling $342.2 million. The loans bear interest at fixed rates ranging from 4.750% to 5.099% with a total weighted average interest rate of 4.946%. These loans are secured by WestGate Mall in Spartanburg, SC; Southpark Mall in Colonial Heights, VA; Jefferson Mall in Louisville, KY; Fashion Square Mall in Saginaw, MI and Arbor Place in Douglasville, GA. Proceeds were used to pay down our credit facilities and to retire an existing loan with a balance of $30.8 million secured by Southpark Mall.
Additionally, during the second quarter of 2012, we closed on a $22.0 million ten-year non-recourse loan with an insurance company at a fixed interest rate of 5.00% secured by CBL Centers I and II in Chattanooga, TN. The new loan was used to pay down our credit facilities, which had been used in April 2012 and February 2012 to retire the balances on the maturing loans on CBL Centers II and I which had principal outstanding balances of $9.1 million and $12.8 million, respectively.
In the second quarter of 2012, we entered into a 75%/25% joint venture, Atlanta Outlet Shoppes, LLC, with a third party to develop, own and operate The Outlet Shoppes at Atlanta, an outlet center development located in Woodstock, GA, In August 2012, the joint venture closed on a construction loan with a maximum capacity of $69.8 million that bears interest at LIBOR plus a margin of 275 basis points. The loan matures in August 2015 and has two one-year extensions available, which are at our option. We have guaranteed 100% of this loan.

Also during the second quarter of 2012, we closed on the extension and modification of a recourse loan secured by Statesboro Crossing in Statesboro, GA to extend the maturity date to February 2013 and reduce the amount available under the loan from $20.9 million to equal the outstanding balance of $13.6 million. The interest rate remained at one-month LIBOR plus a spread of 1.00%. The loan was retired at maturity with borrowings from our credit facilities.
During the first quarter of 2012, we closed on a $73.0 million ten-year non-recourse CMBS loan secured by Northwoods Mall in Charleston, SC, which bears a fixed interest rate of 5.075%. Proceeds were used to reduce outstanding balances on our credit facilities.
During the first quarter of 2012, YTC, a joint venture in which we own a 50% interest, closed on a $38.0 million 10-year non-recourse loan, secured by York Town Center in York, PA, which bears interest at a fixed rate of 4.9% and matures in February 2022. Proceeds from the new loan, plus cash on hand, were used to retire an existing loan of $39.4 million that was scheduled to mature in March 2012.
Also during the first quarter of 2012, Port Orange, a joint venture in which we own a 50% interest, closed on the extension and modification of a construction loan secured by The Pavilion at Port Orange in Port Orange, FL, to extend the maturity date to March 2014, remove a 1% LIBOR floor and reduce the capacity from $98.9 million to $65.0 million. Port Orange paid $3.3 million to reduce the outstanding balance on the loan to the new capacity amount. There is a one-year extension option remaining on the loan, which is at the joint venture's election, for an outside maturity date of March 2015. Interest on the loan is at LIBOR plus a margin of 3.5%. We have guaranteed 100% of the construction loan.
Also during the first quarter of 2012, we retired 14 operating property loans with an aggregate principal balance of $381.6 million that were secured by Arbor Place, The Landing at Arbor Place, Fashion Square, Hickory Hollow, The Courtyard at Hickory Hollow Mall, Jefferson Mall, Massard Crossing, Northwoods Mall, Old Hickory Mall, Pemberton Plaza, Randolph Mall, Regency Mall, WestGate Mall and Willowbrook Plaza with borrowings from our credit facilities. See Note 4 to the consolidated financial statements related to the sale of Massard Crossing, Hickory Hollow Mall and Willowbrook Plaza in 2012.

In the first quarter of 2012, the lender of the non-recourse mortgage loan secured by Columbia Place in Columbia, SC notified us that the loan had been placed in default. Columbia Place generates insufficient income levels to cover the debt service on the mortgage, which had a balance of $27.3 million at December 31, 2012, and a contractual maturity date of September 2013. The lender on the loan receives the net operating cash flows of the property each month in lieu of scheduled monthly mortgage payments.

Interest Rate Hedging Instruments

During the first quarter of 2012, we entered into an interest rate cap agreement with an initial notional amount of $125.0 million, amortizing to $122.4 million, to hedge the risk of changes in cash flows on the borrowings of one of our Properties equal to the cap notional. The interest rate cap protects us from increases in the hedged cash flows attributable to overall changes in 3-month LIBOR above the strike rate of the cap on the debt. The strike rate associated with the interest rate cap is 5.0%. The cap matures in January 2014.

The following table provides further information related to each of our interest rate derivatives that were designated as cash flow hedges of interest rate risk as of December 31, 2012 and 2011 (dollars in thousands):

Instrument Type	Location in Consolidated Balance Sheet	Outstanding Notional Amount	Designated Benchmark Interest Rate	Strike Rate	Fair Value at 12/31/12	Fair Value at 12/31/11	Maturity Date
Cap	Intangible lease assets and other assets	$ 123,875 (amortizing to $122,375)	3-month LIBOR	5.000%	$—	$—	January 2014

Pay fixed/ Receive variable Swap	Accounts payable and accrued liabilities	$ 55,057 (amortizing to $48,337)	1-month LIBOR	2.149%	$(2,775)	$(2,674)	April 2016
Pay fixed/ Receive variable Swap	Accounts payable and accrued liabilities	$ 34,469 (amortizing to $30,276)	1-month LIBOR	2.187%	(1,776)	(1,725)	April 2016
Pay fixed/ Receive variable Swap	Accounts payable and accrued liabilities	$ 12,887 (amortizing to $11,313)	1-month LIBOR	2.142%	(647)	(622)	April 2016
Pay fixed/ Receive variable Swap	Accounts payable and accrued liabilities	$ 11,472 (amortizing to $10,083)	1-month LIBOR	2.236%	(607)	(596)	April 2016
					$(5,805)	$(5,617)

Equity

     In October 2012, we completed an underwritten public offering of 6,900,000 depositary shares, each representing 1/10th of a share of our Series E Preferred Stock at $25.00 per share plus accrued dividends. We received net proceeds from the offering of approximately $166.6 million after deducting the underwriting discount and offering expenses. Net proceeds from this offering were used to redeem all our outstanding Series C Shares with a liquidation preference of $115.0 million and $0.9 million related to accrued and unpaid dividends for an aggregate redemption amount of $115.9 million. Additional proceeds were used to reduce outstanding balances on our secured credit facilities. We will pay cumulative dividends on the Series E Preferred Stock from the date of original issuance in the amount of $1.65625 per depositary share each year, which is equivalent to 6.625% of the $25.00 liquidation preference per depositary share. We may not redeem the Series E Preferred Stock before October 12, 2017, except in limited circumstances to preserve our REIT status or in connection with a change of control. On or after October 12, 2017, we may, at our option, redeem the Series E Preferred Stock in whole at any time or in part from time to time by paying $25.00 per depositary share, plus any accrued and unpaid dividends up to, but not including, the date of redemption. The Series E Preferred Stock generally has no stated maturity and will not be subject to any sinking fund or mandatory redemption. The Series E Preferred Stock is not convertible into any of the Company's securities, except under certain circumstances in connection with a change of control. Owners of the depositary shares representing Series E Preferred Stock generally have no voting rights except under dividend default.
On October 5, 2012, we called for redemption all 460,000 Series C Shares and the related outstanding depositary shares, each representing 1/10th of a Series C Share. The aggregate redemption amount of $115.9 million was paid on November 5, 2012. We recorded a charge of $3.8 million in the fourth quarter of 2012 to write off direct issuance costs related to the Series C Shares and underlying depositary shares.

During the year ended December 31, 2012, we paid dividends of $177.5 million to holders of our common stock and our preferred stock, as well as $65.6 million in distributions to the noncontrolling interest investors in our Operating Partnership and other consolidated subsidiaries.

We paid first, second and third quarter 2012 cash dividends on our common stock of $0.22 per share on April 17th, July 17th and October 16th 2012, respectively.  On November 28, 2012, we announced a fourth quarter cash dividend of $0.22 per share that was paid on January 16, 2013.  Future dividends payable will be determined by our Board of Directors based upon circumstances at the time of declaration.

As a publicly traded company, we have access to capital through both the public equity and debt markets. We currently have a shelf registration statement on file with the Securities and Exchange Commission authorizing us to publicly issue senior and/or subordinated debt securities, shares of preferred stock (or depositary shares representing fractional interests therein), shares of common stock, warrants or rights to purchase any of the foregoing securities, and units consisting of two or more of these classes or series of securities.  There is no limit to the offering price or number of securities that we may issue under this shelf registration statement.

Our strategy is to maintain a conservative debt-to-total-market capitalization ratio in order to enhance our access to the broadest range of capital markets, both public and private. Based on our share of total consolidated and unconsolidated debt and the market value of equity, our debt-to-total-market capitalization (debt plus market value of equity) ratio was 53.8% at December 31, 2012, compared to 59.7% at December 31, 2011. Our debt-to-market capitalization ratio at December 31, 2012 was computed as follows (in thousands, except stock prices):

	Shares Outstanding	Stock Price (1)	Value
Common stock and operating partnership units	190,855	$21.21	$4,048,035
7.375% Series D Cumulative Redeemable Preferred Stock	1,815	250.00	453,750
6.625% Series E Cumulative Redeemable Preferred Stock	690	250.00	172,500
Total market equity			4,674,285
Company’s share of total debt			5,445,207
Total market capitalization			$10,119,492
Debt-to-total-market capitalization ratio			53.8%

(1)	Stock price for common stock and Operating Partnership units equals the closing price of our common stock on December 31, 2012. The stock prices for the preferred stock represent the liquidation preference of each respective series of preferred stock.

Contractual Obligations

The following table summarizes our significant contractual obligations as of December 31, 2012 (dollars in thousands):

	Payments Due By Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Long-term debt:
Total consolidated debt service (1)	$5,942,128	$733,648	$1,671,749	$1,589,818	$1,946,913
Noncontrolling interests' share in other consolidated subsidiaries	(108,317)	(5,614)	(11,279)	(52,627)	(38,797)
Our share of unconsolidated affiliates debt service (2)	928,851	162,101	404,046	189,061	173,643
Our share of total debt service obligations	6,762,662	890,135	2,064,516	1,726,252	2,081,759

Operating leases: (3)
Ground leases on consolidated properties	32,372	775	1,573	1,613	28,411

Purchase obligations: (4)
Construction contracts on consolidated properties	6,491	6,491	—	—	—

Total contractual obligations	$6,801,525	$897,401	$2,066,089	$1,727,865	$2,110,170

(1)
Represents principal and interest payments due under the terms of mortgage and other indebtedness and includes $1,218,183 of variable-rate debt service on ten operating Properties, one construction loan, one secured credit facility and two unsecured credit facilities. The construction loan and credit facilities do not require scheduled principal payments. The future interest payments are projected based on the interest rates that were in effect at December 31, 2012. See  to the consolidated financial statements for additional information regarding the terms of long-term debt.

(2)	Includes $137,914 of variable-rate debt service. Future contractual obligations have been projected using the same assumptions as used in (1) above.

(3)
Obligations where we own the buildings and improvements, but lease the underlying land under long-term ground leases. The maturities of these leases range from 2014 to 2089 and generally provide for renewal options.

(4)
Represents the remaining balance to be incurred under construction contracts that had been entered into as of December 31, 2012, but were not complete. The contracts are primarily for development of Properties.

Capital Expenditures

Deferred maintenance expenditures are generally billed to tenants as common area maintenance expense, and most are recovered over a 5 to 15-year period. Renovation expenditures are primarily for remodeling and upgrades of malls, of which a portion is recovered from tenants over a 5 to 15-year period.  We recover these costs through fixed amounts with annual increases or pro rata cost reimbursements based on the tenant’s occupied space. The following table summarizes these capital expenditures, including our share of unconsolidated affiliates' capital expenditures for the year ended December 31, 2012 compared to 2011 (dollars in thousands):

	Year Ended December 31,
	2012	2011
Tenant allowances (1)	$56,657	$46,403

Renovations	28,106	23,300

Deferred maintenance:
Parking lot and parking lot lighting	18,163	8,793
Roof repairs and replacements	8,427	3,312
Other capital expenditures	11,567	8,707
Total deferred maintenance	38,157	20,812

Total capital expenditures	$122,920	$90,515

(1)	Tenant allowances primarily relate to new leases. Tenant allowances related to renewal leases were not material for the periods presented.

We capitalized overhead of $3.2 million and $4.0 million during 2012 and 2011, respectively. We capitalized $2.7 million and $5.0 million of interest during 2012 and 2011, respectively.
    We continue to make it a priority to reinvest in our Properties in order to enhance their dominant position in the market. In 2012, we completed upgrades at Cross Creek Mall in Fayetteville, NC; Post Oak Mall in College Station, TX; Turtle Creek Mall in Hattiesburg, MS and Mall del Norte in Laredo, TX. Our 2013 renovation program includes upgrades at four of our Properties. Renovations are scheduled to be completed in 2013 at Friendly Center in Greensboro, NC; Greenbrier Mall in Chesapeake, VA; Acadiana Mall in Lafayette, LA and Northgate Mall in Chattanooga, TN. Friendly Center's renovation will include updated walkway canopies and landscaping. Greenbrier Mall will receive a newly designed food court with new tables and chairs in addition to landscape improvements and other upgrades. The upgrades at Acadiana Mall will include updated entrances, a remodeled food court, new landscaping and other enhancements. The renovation at Northgate Mall will include exterior enhancements, new flooring and soft seating areas as well as ceiling and lighting upgrades. Our total anticipated net investment in these renovations is approximately $24.7 million.

The terms of the joint venture that we formed with TIAA-CREF require us to fund certain capital expenditures related to parking decks at West County Center of approximately $26.4 million. As of December 31, 2012, we had funded $7.3 million of this amount leaving approximately $19.1 million to be funded.

Annual capital expenditures budgets are prepared for each of our Properties that are intended to provide for all necessary recurring and non-recurring capital expenditures. We believe that property operating cash flows, which include reimbursements from tenants for certain expenses, will provide the necessary funding for these expenditures.

Developments and Expansions

The following tables summarize our development projects as of December 31, 2012:

Properties Opened During the Year Ended December 31, 2012
(Dollars in thousands)
		Total Project Square Feet
Property	Location		Total Cost (1)	Cost to Date (2)	Date Opened	Initial Unleveraged Yield
Community Center:
Waynesville Commons	Waynesville, NC	127,585	$9,987	$9,505	October-12	10.6%

Community Center Expansion:
The Forum at Grandview - Phase II (3)	Madison, MS	83,060	$16,826	$13,119	April-12	7.6%

Mall /Open-Air Center Expansion:
The Shoppes at Southaven Towne Center - Phase I	Southaven, MS	15,557	$1,828	$1,614	November-12	16.4%

Mall Redevelopment:
Foothills Mall/Plaza - Carmike Cinemas	Maryville, TN	45,276	$8,337	$8,718	March-12	7.3%

Outlet Center Expansion:
The Outlet Shoppes at Oklahoma City - Phase II (3)	Oklahoma City, OK	27,850	$6,668	$5,055	November-12	11.4%

Total Properties Opened		299,328	$43,646	$38,011

(1)	Total cost is presented net of reimbursements to be received.

(2)	Cost to date does not reflect reimbursements until they are received.

(3)	These Properties are 75/25 joint ventures. Total cost and cost to date are reflected at 100%.
In the fourth quarter of 2012, we opened Waynesville Commons, our newest community center development in Waynesville, NC. The 100% leased center is anchored by Belk, PetSmart and Michaels. In the second quarter of 2012, we also celebrated the opening of the second phase of The Forum at Grandview, our 75/25 joint venture community center development in Madison, MS, which is anchored by Michaels, ULTA, HomeGoods and Petco.
In the fourth quarter of 2012, we completed the first phase of an expansion at Southaven Town Center, an open-air center located in Southaven, MS. The project is fully leased to Men's Wearhouse, College Station and Rue 21.
In the first quarter of 2012, Carmike Cinemas opened a state-of-the art 12-screen movie theater complex at Foothills Mall in Maryville, TN.

We also opened the second phase of The Outlet Shoppes at Oklahoma City in the last quarter of 2012. The outlet center is 100% leased and second phase expansion includes stores such as Ann Taylor, LOFT, Waterford, Lucky Jeans and Coach Men.

Properties Under Development at December 31, 2012
(Dollars in thousands)
		Total Project Square Feet
Property	Location		Total Cost (1)	Cost to Date (2)	Expected Opening Date	Initial Unleveraged Yield
Community Center:
The Crossings at Marshalls Creek	Middle Smithfield, PA	104,525	$18,983	$11,312	Summer-13	9.8%

Mall Expansion:
Volusia Mall - Restaurant District	Daytona Beach, FL	28,000	$8,951	$4,107	Fall-13	11.0%

Mall Redevelopments:
Monroeville Mall - JC Penney/Cinemark	Pittsburgh, PA	464,792	$26,178	$8,784	October-12/Winter-13	7.6%
Southpark Mall - Dick's Sporting Goods	Colonial Heights, VA	91,770	9,891	860	Fall-13	6.6%
		556,562	$36,069	$9,644

Outlet Center:
The Outlet Shoppes at Atlanta (3)	Woodstock, GA	370,456	$80,490	$31,468	July-13	10.0%

Total Under Development		1,059,543	$144,493	$56,531

(1)	Total cost is presented net of reimbursements to be received.

(2)	Cost to date does not reflect reimbursements until they are received.

(3)	This Property is a 75/25 joint venture. Total cost and cost to date are reflected at 100%.

Construction continues at The Crossings at Marshalls Creek, a community center development, which will be anchored by Price Chopper super market, Rite Aid, STS Tire and Auto Centers, and Family Dollar. The project is approximately 85% leased or committed with a grand opening scheduled for summer 2013.
We continue to invest in our mall Properties through several expansion and redevelopment projects slated for completion in 2013. A 28,000-square-foot expansion to add a restaurant district at Volusia Mall in Daytona Beach commenced construction in late 2012. At Monroeville Mall, JC Penney opened their new 110,000-square-foot prototype store in October 2012, relocating from their existing store in the mall. Their former building is being redeveloped into a new 12-screen Cinemark Theatre, anticipated to open in fall 2013. We also began construction in the fourth quarter of 2012 on the redevelopment of a recently vacated Dillard's location at Southpark Mall in Colonial Heights, VA. The store will be redeveloped for a 56,000-square-foot Dick's Sporting Goods. The project may also feature a selection of specialty stores and restaurants with a grand opening planned in summer 2013.
Construction is in progress on The Outlet Shoppes at Atlanta. The 370,500-square-foot project is approximately 92% leased or committed with retailers including Saks Fifth Avenue OFF 5TH, Nike, Brooks Brothers, Under Armour, J.Crew and Fossil. This project is a 75/25 joint venture scheduled to open in July 2013.
We hold options to acquire certain development properties owned by third parties.  Except for the projects presented above, we do not have any other material capital commitments as of December 31, 2012.

Acquisitions
In December 2012, we acquired the remaining 40.0% interests in Imperial Valley Mall, L.P., Imperial Valley Peripheral, L.P. and Imperial Valley Commons, L.P. in El Centro, CA from our joint venture partner. The interests were acquired for total consideration of $36.5 million which consists of $15.5 million in cash and $21.0 million related to our assumption of the joint venture partner's share of the loan secured by Imperial Valley Mall.
In December 2012, we acquired a 49.0% joint venture interest in Kirkwood Mall in Bismarck, ND. We paid cash of $39.8 million for our 49.0% share, which was based on a total value of $121.5 million including a $40.4 million non-recourse loan. We executed an agreement to acquire the remaining 51.0% interest within 90 days subject to the lender's approval to assume the loan, which bears interest of 5.75% and matures in April 2018.

In May 2012, we acquired Dakota Square Mall in Minot, ND. The purchase price of $91.5 million consisted of $32.5 million in cash and the assumption of a $59.0 million non-recourse loan that bears interest at a fixed rate of 6.23% and matures in November 2016.
In April 2012, we exercised our rights with our noncontrolling interest partner under the terms of a mezzanine loan agreement with the borrower, which owned The Outlet Shoppes at Gettysburg in Gettysburg, PA, to convert the mezzanine loan into a member interest in the outlet shopping center. After conversion, we own a 50.0% interest in the outlet center. The investment of $24.8 million consisted of a $4.5 million converted mezzanine loan and the assumption of $20.3 million of debt. The $40.6 million of debt, of which our share is 50.0%, bears interest at a fixed rate of 5.87% and matures in February 2016.
In April 2012, we acquired a 75.0% joint venture interest in The Outlet Shoppes at El Paso, an outlet shopping center located in El Paso, TX for $31.6 million and a 50.0% joint venture interest in outparcel land adjacent to The Outlet Shoppes at El Paso for $3.9 million for a total of $35.5 million. The amount paid for our 75.0% and 50.0% interests was based on a total value of $116.8 million including a non-recourse mortgage loan of $66.9 million, which bears interest at a fixed rate of 7.06% and matures in December 2017. The entity that owned The Outlet Shoppes at El Paso used a portion of the cash proceeds to repay a $9.2 million mezzanine loan provided by us. After considering the repayment of the mezzanine loan to us, the net consideration paid by us in connection with this transaction was $28.6 million.

Dispositions

During 2012, we completed the sale of two malls, four community centers and eight parcels of land for aggregate net proceeds of $77.0 million, which were used to reduce the outstanding borrowings on our credit facilities.

Off-Balance Sheet Arrangements

Unconsolidated Affiliates

We have ownership interests in 16 unconsolidated affiliates as of December 31, 2012, that are described in Note 5 to the consolidated financial statements. The unconsolidated affiliates are accounted for using the equity method of accounting and are reflected in the consolidated balance sheets as “Investments in Unconsolidated Affiliates.”  The following are circumstances when we may consider entering into a joint venture with a third party:

▪
Third parties may approach us with opportunities in which they have obtained land and performed some pre-development activities, but they may not have sufficient access to the capital resources or the development and leasing expertise to bring the project to fruition. We enter into such arrangements when we determine such a project is viable and we can achieve a satisfactory return on our investment. We typically earn development fees from the joint venture and provide management and leasing services to the property for a fee once the property is placed in operation.

▪
We determine that we may have the opportunity to capitalize on the value we have created in a Property by selling an interest in the Property to a third party. This provides us with an additional source of capital that can be used to develop or acquire additional real estate assets that we believe will provide greater potential for growth. When we retain an interest in an asset rather than selling a 100% interest, it is typically because this allows us to continue to manage the Property, which provides us the ability to earn fees for management, leasing, development and financing services provided to the joint venture.

Preferred Joint Venture Units

We consolidate our investment in a joint venture, CWJV, with Westfield.  The terms of the joint venture agreement require that CWJV pay an annual preferred distribution at a rate of 5.0%, which increases to 6.0% on July 1, 2013, on the preferred liquidation value of the perpetual preferred joint venture units (“PJV units”) of CWJV that are held by Westfield.  Westfield has the right to have all or a portion of the PJV units redeemed by CWJV with either cash or property owned by CWJV, in each case for a net equity amount equal to the preferred liquidation value of the PJV units. At any time after January 1, 2013, Westfield may propose that CWJV acquire certain qualifying property that would be used to redeem the PJV units at their preferred liquidation value. If CWJV does not redeem the PJV units with such qualifying property (a “Preventing Event”), then the annual preferred distribution rate on the PJV units increases to 9.0% beginning July 1, 2013.  We will have the right, but not the obligation, to offer to redeem the PJV units from January 31, 2013 through January 31, 2015 at their preferred liquidation value, plus accrued and unpaid distributions. We amended the joint venture agreement with Westfield in September 2012 to provide that, if we exercise our right to offer to redeem the PJV units on or before August 1, 2013, then the preferred liquidation value will be reduced by $10.0 million so long as Westfield does not reject the offer and the redemption closes on or before September 30, 2013. If we fail to make such an offer, the annual preferred distribution rate on the PJV units increases to 9.0% for the period from July 1, 2013 through June 30, 2016, at which time it decreases to 6.0% if a Preventing Event has not occurred.  If, upon redemption of the PJV units, the fair value of our common stock is greater than $32.00 per share, then such excess (but in no case greater than $26.0 million in the aggregate) shall be added to the aggregate preferred liquidation value payable on account of the PJV units.  We account for this contingency using the method prescribed for earnings or other performance measure contingencies.  As such, should this contingency result in additional consideration to Westfield, we will record the current fair value of the consideration issued as a purchase price adjustment at the time the consideration is paid or payable.

Guarantees

We may guarantee the debt of a joint venture primarily because it allows the joint venture to obtain funding at a lower cost than could be obtained otherwise. This results in a higher return for the joint venture on its investment, and a higher return on our investment in the joint venture. We may receive a fee from the joint venture for providing the guaranty. Additionally, when we issue a guaranty, the terms of the joint venture agreement typically provide that we may receive indemnification from the joint venture partner or have the ability to increase our ownership interest.

We own a parcel of land in Lee's Summit, MO that we are ground leasing to a third party development company.  The third party developed and operates a shopping center on the land parcel. We have guaranteed 27% of the third party’s construction loan and bond line of credit (the “loans”) of which the maximum guaranteed amount, representing 27% of capacity, is approximately $15.2 million. In the third quarter of 2012, the loans were modified and extended to December 2012. In August 2012, proceeds from a bond issuance were applied to reduce $10.4 million of the outstanding balance on the bond line of credit. Additionally, $1.0 million of the construction loan was repaid. The total amount outstanding at December 31, 2012 on the loans was $49.3 million of which we have guaranteed $13.3 million.  We included an obligation of $0.2 million as of December 31, 2012 and 2011 in the accompanying consolidated balance sheets to reflect the estimated fair value of the guaranty. The loan was in default at December 31, 2012 because it was not refinanced at the scheduled maturity date in December 2012. The third party developer is working with the lender to extend the maturity date of the loan. We have not increased our accrual for the contingent obligation as we do not believe that this contingent obligation is probable.

We have guaranteed 100% of the construction and land loans of West Melbourne I, LLC (“West Melbourne”), an unconsolidated affiliate in which we own a 50% interest, of which the maximum guaranteed amount is $45.4 million.  West Melbourne developed and operates Hammock Landing, a community center in West Melbourne, FL. The total amount outstanding on the loans at December 31, 2012 was $45.4 million.  The guaranty will expire upon repayment of the debt. The land loan, and the construction loan, each representing $2.9 million and $42.4 million, respectively, of the amount outstanding at December 31, 2012, mature in November 2013. The construction loan has a one-year extension option available. We included an obligation of $0.5 million in the accompanying consolidated balance sheets as of December 31, 2012 and 2011 to reflect the estimated fair value of this guaranty.

We have guaranteed 100% of the construction loan of Port Orange, an unconsolidated affiliate in which we own a 50% interest, of which the maximum guaranteed amount is $63.0 million. Port Orange developed and operates The Pavilion at Port Orange, a community center in Port Orange, FL. The total amount outstanding at December 31, 2012 on the loan was $63.0 million. The guaranty will expire upon repayment of debt.  The loan matures in March 2014 and has a one-year extension option available.  We included an obligation of $1.0 million in the accompanying consolidated balance sheets as of December 31, 2012 and 2011 to reflect the estimated fair value of this guaranty.

We have guaranteed the lease performance of YTC, an unconsolidated affiliate in which we own a 50% interest, under the terms of an agreement with a third party that owns property as part of York Town Center. Under the terms of that agreement, YTC is obligated to cause performance of the third party’s obligations as landlord under its lease with its sole tenant, including, but not limited to, provisions such as co-tenancy and exclusivity requirements. Should YTC fail to cause performance, then the tenant under the third party landlord’s lease may pursue certain remedies ranging from rights to terminate its lease to receiving reductions in rent. We have guaranteed YTC’s performance under this agreement up to a maximum of $22.0 million, which decreases by $0.8 million annually until the guaranteed amount is reduced to 10.0 million. The guaranty expires on December 31, 2020.  The maximum guaranteed obligation was $17.2 million as of December 31, 2012.  We entered into an agreement with our joint venture partner under which the joint venture partner has agreed to reimburse us 50% of any amounts we are obligated to fund under the guaranty.  We did not include an obligation for this guaranty because we determined that the fair value of the guaranty was not material as of December 31, 2012 and 2011.

In July 2012, we guaranteed 100% of a term loan for Gulf Coast, an unconsolidated affiliate in which we own a 50% interest, of which the maximum guaranteed amount is $6.8 million.  The loan is for the third phase expansion of Gulf Coast Town Center, a shopping center located in Ft. Myers, FL. The total amount outstanding as of December 31, 2012 on the loan was $6.8 million. The guaranty will expire upon repayment of the debt. The loan matures in July 2015. We did not record an obligation for this guaranty because we determined that the fair value of the guaranty was not material as of December 31, 2012.

Our guarantees and the related accounting are more fully described in Note 14 to the consolidated financial statements.
Critical Accounting Policies and Estimates
Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  In connection with the preparation of our financial statements, we are required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenues, expenses and the related disclosures.  We base our assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be relevant at the time our consolidated financial statements are prepared.  On a regular basis, we review the accounting policies, assumptions, estimates and judgments to ensure that our financial statements are presented fairly and in accordance with GAAP.  However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.
An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made and if different estimates that are reasonably likely to occur could materially impact the financial statements.  Management believes that the following critical accounting policies discussed in this section reflect its more significant estimates and assumptions used in preparation of the consolidated financial statements.  We have reviewed these critical accounting estimates and related disclosures with the Audit Committee of our Board of Directors.   For a discussion of our significant accounting policies, see Note 2 of the Notes to Consolidated Financial Statements, included in Item 8 of this Annual Report on Form 10-K.
Revenue Recognition
Minimum rental revenue from operating leases is recognized on a straight-line basis over the initial terms of the related leases. Certain tenants are required to pay percentage rent if their sales volumes exceed thresholds specified in their lease agreements. Percentage rent is recognized as revenue when the thresholds are achieved and the amounts become determinable.
We receive reimbursements from tenants for real estate taxes, insurance, common area maintenance, and other recoverable operating expenses as provided in the lease agreements. Tenant reimbursements are recognized as revenue in the period the related operating expenses are incurred. Tenant reimbursements related to certain capital expenditures are billed to tenants over periods of 5 to 15 years and are recognized as revenue in accordance with underlying lease terms.
We receive management, leasing and development fees from third parties and unconsolidated affiliates. Management fees are charged as a percentage of revenues (as defined in the management agreement) and are recognized as revenue when earned. Development fees are recognized as revenue on a pro rata basis over the development period. Leasing fees are charged for newly executed leases and lease renewals and are recognized as revenue when earned. Development and leasing fees received from unconsolidated affiliates during the development period are recognized as revenue to the extent of the third-party partners’ ownership interest. Fees to the extent of our ownership interest are recorded as a reduction to our investment in the unconsolidated affiliate.
Gains on sales of real estate assets are recognized when it is determined that the sale has been consummated, the buyer’s initial and continuing investment is adequate, our receivable, if any, is not subject to future subordination, and the buyer has assumed the usual risks and rewards of ownership of the asset. When we have an ownership interest in the buyer, gain is recognized to the extent of the third party partner’s ownership interest and the portion of the gain attributable to our ownership interest is deferred.
Real Estate Assets
We capitalize predevelopment project costs paid to third parties. All previously capitalized predevelopment costs are expensed when it is no longer probable that the project will be completed. Once development of a project commences, all direct costs incurred to construct the project, including interest and real estate taxes, are capitalized. Additionally, certain general and administrative expenses are allocated to the projects and capitalized based on the amount of time applicable personnel work on the development project. Ordinary repairs and maintenance are expensed as incurred. Major replacements and improvements are capitalized and depreciated over their estimated useful lives.
All acquired real estate assets are accounted for using the acquisition method of accounting and accordingly, the results of operations are included in the consolidated statements of operations from the respective dates of acquisition. The purchase price is allocated to (i) tangible assets, consisting of land, buildings and improvements, as if vacant, and tenant improvements and (ii) identifiable intangible assets and liabilities generally consisting of above- and below-market leases and in-place leases. We use estimates of fair value based on estimated cash flows, using appropriate discount rates, and other valuation methods to allocate the purchase price to the acquired tangible and intangible assets. Liabilities assumed generally consist of mortgage debt on the real estate assets acquired. Assumed debt with a stated interest rate that is significantly different from market interest rates is recorded at its fair value based on estimated market interest rates at the date of acquisition.
Depreciation is computed on a straight-line basis over estimated lives of 40 years for buildings, 10 to 20 years for certain improvements and 7 to 10 years for equipment and fixtures. Tenant improvements are capitalized and depreciated on a straight-line basis over the term of the related lease. Lease-related intangibles from acquisitions of real estate assets are amortized over the remaining terms of the related leases. The amortization of above- and below-market leases is recorded as an adjustment to minimum rental revenue, while the amortization of all other lease-related intangibles is recorded as amortization expense. Any difference between the face value of the debt assumed and its fair value is amortized to interest expense over the remaining term of the debt using the effective interest method.
Carrying Value of Long-Lived Assets
We periodically evaluate long-lived assets to determine if there has been any impairment in their carrying values and record impairment losses if the undiscounted cash flows estimated to be generated by those assets are less than their carrying amounts or if there are other indicators of impairment. If it is determined that impairment has occurred, the amount of the impairment charge is equal to the excess of the asset’s carrying value over its estimated fair value.  We estimate fair value using the undiscounted cash flows expected to be generated by each Property, which are based on a number of assumptions such as leasing expectations, operating budgets, estimated useful lives, future maintenance expenditures, intent to hold for use and capitalization rates, among others.  These assumptions are subject to economic and market uncertainties including, but not limited to, demand for space, competition for tenants, changes in market rental rates and costs to operate each Property. As these factors are difficult to predict and are subject to future events that may alter our assumptions, the future cash flows estimated in our impairment analyses may not be achieved. During the year ended December 31, 2012, we recorded a loss on impairment of real estate totaling $50.9 million. Of this total, $26.5 million is attributable to four Properties which were sold in 2012 and included in discontinued operations, $23.3 million is attributable to two existing Properties and $1.1 million relates to the sale of three outparcels. During the year ended December 31, 2011, we recorded impairment charges of $58.7 million. Of this total, $50.7 million is due to the impairment of one mall and $0.6 million is from the sale of one outparcel. The balance of $7.4 million relates to Properties that are included in discontinued operations. During the year ended December 31, 2010 , we recorded a $40.3 million loss on impairment, of which $39.1 million relates to three Properties which are included in discontinued operations and $1.2 attributable to the sale of an outparcel. See Notes 4 and 15 to the consolidated financial statements for additional information about these impairment losses.
Allowance for Doubtful Accounts
We periodically perform a detailed review of amounts due from tenants and others to determine if accounts receivable balances are impaired based on factors affecting the collectibility of those balances.  Our estimate of the allowance for doubtful accounts requires significant judgment about the timing, frequency and severity of collection losses, which affects the allowance and net income.  We recorded a provision for doubtful accounts of $1.5 million, $1.7 million and $2.7 million for the years ended December 31, 2012, 2011 and 2010, respectively.
Investments in Unconsolidated Affiliates
We evaluate our joint venture arrangements to determine whether they should be recorded on a consolidated basis.  The percentage of ownership interest in the joint venture, an evaluation of control and whether a variable interest entity (“VIE”) exists are all considered in the consolidation assessment.
Initial investments in joint ventures that are in economic substance a capital contribution to the joint venture are recorded in an amount equal to our historical carryover basis in the real estate contributed. Initial investments in joint ventures that are in economic substance the sale of a portion of our interest in the real estate are accounted for as a contribution of real estate recorded in an amount equal to our historical carryover basis in the ownership percentage retained and as a sale of real estate with profit recognized to the extent of the other joint venturers’ interests in the joint venture. Profit recognition assumes that we have no commitment to reinvest with respect to the percentage of the real estate sold and the accounting requirements of the full accrual method are met.
We account for our investment in joint ventures where we own a non-controlling interest or where we are not the primary beneficiary of a VIE using the equity method of accounting. Under the equity method, our cost of investment is adjusted for our share of equity in the earnings of the unconsolidated affiliate and reduced by distributions received. Generally, distributions of cash flows from operations and capital events are first made to partners to pay cumulative unpaid preferences on unreturned capital balances and then to the partners in accordance with the terms of the joint venture agreements.
Any differences between the cost of our investment in an unconsolidated affiliate and our underlying equity as reflected in the unconsolidated affiliate’s financial statements generally result from costs of our investment that are not reflected on the unconsolidated affiliate’s financial statements, capitalized interest on our investment and our share of development and leasing fees that are paid by the unconsolidated affiliate to us for development and leasing services provided to the unconsolidated affiliate during any development periods. The net difference between our investment in unconsolidated affiliates and the underlying equity of unconsolidated affiliates is generally amortized over a period of 40 years.
On a periodic basis, we assess whether there are any indicators that the fair value of our investments in unconsolidated affiliates may be impaired. An investment is impaired only if our estimate of the fair value of the investment is less than the carrying value of the investment, and such decline in value is deemed to be other than temporary. To the extent impairment has occurred, the loss is measured as the excess of the carrying amount of the investment over the fair value of the investment. Our estimates of fair value for each investment are based on a number of assumptions such as future leasing expectations, operating forecasts, discount rates and capitalization rates, among others.  These assumptions are subject to economic and market uncertainties including, but not limited to, demand for space, competition for tenants, changes in market rental rates, and operating costs. As these factors are difficult to predict and are subject to future events that may alter our assumptions, the fair values estimated in the impairment analyses may not be realized.
No impairments of investments in unconsolidated affiliates were incurred during 2012, 2011 and 2010.
Recent Accounting Pronouncements
Accounting Guidance Adopted

In May 2011, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). The objective of ASU 2011-04 is to align fair value measurements and related disclosure requirements under GAAP and International Financial Reporting Standards (“IFRSs”), thus improving the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and IFRSs. For public entities, this guidance was effective for interim and annual periods beginning after December 15, 2011 and should be applied prospectively. The adoption of ASU 2011-04 did not have a material impact on our consolidated financial statements.

In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income (“ASU 2011-05”). The objective of this accounting update is to improve the comparability, consistency, and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. This guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity. ASU 2011-05 requires that all non-owner changes in stockholders' equity be presented either in a single continuous statement of comprehensive income or in two separate but continuous statements of net income and other comprehensive income. For public entities, this guidance was effective for interim and annual periods beginning after December 15, 2011 and should be applied retrospectively. In December 2011, the FASB issued ASU 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05 (“ASU 2011-12”). This guidance defers the changes in ASU 2011-05 that relate to the presentation of reclassification adjustments out of accumulated other comprehensive income. Other requirements of ASU 2011-05 are not affected by ASU 2011-12. The guidance in ASU 2011-12 was effective at the same time as ASU 2011-05 so that entities would not be required to comply with the presentation requirements in ASU 2011-05 that ASU 2011-12 deferred. The adoption of this guidance changed the presentation format of our consolidated financial statements but did not have an impact on the amounts reported in those statements.

In December 2011, the FASB issued ASU No. 2011-10, Derecognition of in Substance Real Estate - a Scope Clarification (“ASU 2011-10”). This guidance applies to the derecognition of in substance real estate when the parent ceases to have a controlling financial interest in a subsidiary that is in substance real estate because of a default by the subsidiary on its nonrecourse debt. Under ASU 2011-10, the reporting entity should apply the guidance in Accounting Standards Codification ("ASC") 360-20, Property, Plant and Equipment - Real Estate Sales, to determine whether it should derecognize the in substance real estate. Generally, the requirements to derecognize in substance real estate would not be met before the legal transfer of the real estate to the lender and the extinguishment of the related nonrecourse indebtedness. Thus, even if the reporting entity ceases to have a controlling financial interest under ASC 810-10, Consolidation - Overall, it would continue to include the real estate, debt, and the results of the subsidiary's operations in its consolidated financial statements until legal title to the real estate is transferred to legally satisfy the debt. ASU 2011-10 should be applied on a prospective basis to deconsolidation events occurring after the effective date. For public companies, this guidance is effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2012. Early adoption is permitted. We elected to adopt ASU 2011-10 effective January 1, 2012. The adoption of this guidance did not have an impact on our consolidated financial statements.
Accounting Pronouncements Not Yet Effective
In February 2013, the FASB issued ASU 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income ("ASU 2013-02"). The objective of ASU 2013-02 is to improve reporting of reclassifications out of accumulated other comprehensive income ("AOCI") by presenting information about such reclassifications and their corresponding effect on net income primarily in one place either on the face of the financial statements or in the notes. ASU 2013-02 requires an entity to disclose information by component for significant amounts reclassified out of AOCI if the amounts reclassified are required to be reclassified under GAAP to net income in their entirety in the same reporting period. For amounts not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. ASU 2013-02 established the effective date and guidance for the presentation of reclassification adjustments which ASU 2011-12 deferred. For public companies, this guidance is effective on a prospective basis for fiscal years, and interim periods within those years, beginning after December 15, 2012. ASU 2013-02 does not change the calculation of net income or comprehensive income and will not have an impact on the amounts reported in the Company's consolidated financial statements.
Impact of Inflation and Deflation
Deflation can result in a decline in general price levels, often caused by a decrease in the supply of money or credit.  The predominant effects of deflation are high unemployment, credit contraction and weakened consumer demand.  Restricted lending practices could impact our ability to obtain financings or refinancings for our Properties and our tenants’ ability to obtain credit.  Decreases in consumer demand can have a direct impact on our tenants and the rents we receive.
During inflationary periods, substantially all of our tenant leases contain provisions designed to mitigate the impact of inflation.  These provisions include clauses enabling us to receive percentage rent based on tenants' gross sales, which generally increase as prices rise, and/or escalation clauses, which generally increase rental rates during the terms of the leases.  In addition, many of the leases are for terms of less than ten years, which may provide us the opportunity to replace existing leases with new leases at higher base and/or percentage rent if rents of the existing leases are below the then existing market rate.  Most of the leases require the tenants to pay a fixed amount subject to annual increases for their share of operating expenses, including common area maintenance, real estate taxes, insurance and certain capital expenditures, which reduces our exposure to increases in costs and operating expenses resulting from inflation.
Funds From Operations
FFO is a widely used measure of the operating performance of real estate companies that supplements net income (loss) determined in accordance with GAAP. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (loss) (computed in accordance with GAAP) excluding gains or losses on sales of depreciable operating properties and impairment losses of depreciable properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures and noncontrolling interests. Adjustments for unconsolidated partnerships and joint ventures and noncontrolling interests are calculated on the same basis. We define FFO allocable to common shareholders as defined above by NAREIT less dividends on preferred stock. Our method of calculating FFO allocable to common shareholders may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.
We believe that FFO provides an additional indicator of the operating performance of our Properties without giving effect to real estate depreciation and amortization, which assumes the value of real estate assets declines predictably over time. Since values of well-maintained real estate assets have historically risen with market conditions, we believe that FFO enhances investors’ understanding of our operating performance. The use of FFO as an indicator of financial performance is influenced not only by the operations of our Properties and interest rates, but also by our capital structure.
We present both FFO of our Operating Partnership and FFO allocable to common shareholders, as we believe that both are useful performance measures.  We believe FFO of our Operating Partnership is a useful performance measure since we conduct substantially all of our business through our Operating Partnership and, therefore, it reflects the performance of the Properties in absolute terms regardless of the ratio of ownership interests of our common shareholders and the noncontrolling interest in our Operating Partnership.  We believe FFO allocable to common shareholders is a useful performance measure because it is the performance measure that is most directly comparable to net income (loss) attributable to common shareholders.
In our reconciliation of net income (loss) attributable to common shareholders to FFO allocable to common shareholders that is presented below, we make an adjustment to add back noncontrolling interest in income (loss) of our Operating Partnership in order to arrive at FFO of our Operating Partnership.  We then apply a percentage to FFO of our Operating Partnership to arrive at FFO allocable to common shareholders.  The percentage is computed by taking the weighted average number of common shares outstanding for the period and dividing it by the sum of the weighted average number of common shares and the weighted average number of Operating Partnership units held by noncontrolling interests during the period.
FFO does not represent cash flows from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income (loss) for purposes of evaluating our operating performance or to cash flow as a measure of liquidity.

We recorded a gain on investment of $45.1 million related to the acquisition of the remaining 40% noncontrolling interest in Imperial Valley Mall in December 2012. During 2012 and 2011, we recorded gains on extinguishment of debt from both continuing and discontinued operations. Considering the significance and nature of these items, we believe that it is important to identify the impact of these changes on our FFO measures for a reader to have a complete understanding of our results of operations. Therefore, we have also presented FFO excluding these items.
FFO of the Operating Partnership increased 8.4% to $458.2 million for the year ended December 31, 2012 compared to $422.7 million for the prior year.  Excluding the gain on investment and gains on extinguishment of debt, FFO of the Operating Partnership increased 5.8% for the years ending December 31, 2012 and 2011 to $412.8 million and $390.2 million, respectively.
The reconciliation of FFO to net income attributable to common shareholders is as follows (in thousands):

	Year Ended December 31,
	2012	2011	2010
Net income attributable to common shareholders	$84,089	$91,560	$29,532
Noncontrolling interest in income of operating partnership	19,267	25,841	11,018
Depreciation and amortization expense of:
Consolidated properties	265,192	270,828	279,936
Unconsolidated affiliates	43,956	32,538	27,445
Discontinued operations	3,442	5,542	11,836
Non-real estate assets	(1,841)	(2,488)	(4,182)
Noncontrolling interests' share of depreciation and amortization	(5,071)	(919)	(605)
Loss on impairment of real estate, net of tax benefit	50,343	56,557	40,240
Gain on depreciable property	(652)	(56,763)	—
(Gain) loss on discontinued operations, net of tax	(566)	1	(379)
Funds from operations of the operating partnership	458,159	422,697	394,841
Gain on extinguishment of debt	(265)	(32,463)	—
Gain on investments	(45,072)	—	$888
Funds from operations of the operating partnership, as adjusted	$412,822	$390,234	$395,729
The reconciliations of FFO of the operating partnership to FFO allocable to Company shareholders, including and excluding the gain on extinguishment of debt and the gain on investments, are as follows (in thousands):

	Year Ended December 31,
	2012	2011	2010
Funds from operations of the operating partnership	$458,159	$422,697	$394,841
Percentage allocable to common shareholders (1)	81.36%	77.91%	72.83%
Funds from operations allocable to common shareholders	$372,758	$329,323	$287,563

Funds from operations of the operating partnership, as adjusted	$412,822	$390,234	$395,729
Percentage allocable to common shareholders (1)	81.36%	77.91%	72.83%
Funds from operations allocable to Company shareholders, as adjusted	$335,872	$304,031	$288,209

(1)
Represents the weighted average number of common shares outstanding for the period divided by the sum of the weighted average number of common shares and the weighted average number of Operating Partnership units held by noncontrolling interests during the period.

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Reference is made to the Index to Financial Statements and Schedules contained in Item 15 on page 75.

ITEM 9A.    CONTROLS AND PROCEDURES
Conclusion Regarding Effectiveness of Disclosure Controls and Procedures
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of its effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we have evaluated the effectiveness of our disclosure controls and procedures, as defined in Rule 13a-15(e)

under the Securities Exchange Act of 1934, as amended, as of the end of the period covered by this report. Based on that evaluation, these officers concluded that our disclosure controls and procedures were effective to ensure that the information required to be disclosed by us in the reports that we file or submit under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the SEC rules and forms, and is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.
Management's Report on Internal Control over Financial Reporting
Management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended. We assessed the effectiveness of our internal control over financial reporting, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and concluded that, as of December 31, 2012, we maintained effective internal control over financial reporting, as stated in our report which is included herein.
The effectiveness of our internal control over financial reporting as of December 31, 2012 has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is included herein in Item 15.
Report of Management On Internal Control Over Financial Reporting
Management of CBL & Associates Properties, Inc. and its consolidated subsidiaries (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is a process designed under the supervision of the Company’s Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external reporting purposes in accordance with U.S. generally accepted accounting principles.
Management recognizes that there are inherent limitations in the effectiveness of internal control over financial reporting, including the potential for human error or the circumvention or overriding of internal controls.  Accordingly, even effective internal control over financial reporting cannot provide absolute assurance with respect to financial statement preparation.  Because of such limitations, there is a risk that material misstatements may not be prevented or detected on a timely basis by internal control over financial reporting.  In addition, any projection of the evaluation of effectiveness to future periods is subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the polices or procedures may deteriorate.
Management conducted an assessment of the effectiveness of the Company’s internal control over financial reporting based on the framework established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and concluded that, as of December 31, 2012, the Company maintained effective internal control over financial reporting.
Deloitte & Touche LLP, the Company’s independent registered public accounting firm, has audited our internal control over financial reporting as of December 31, 2012 as stated in their report which is included herein in Item 15.
Changes in Internal Control over Financial Reporting
There were no changes in the Company's internal control over financial reporting during the quarter ended December 31, 2012 that have materially affected, or are reasonably likely to materially affect, the Company's internal control over financial reporting.

ITEM 15.   EXHIBITS, FINANCIAL STATEMENT SCHEDULES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
CBL & Associates Properties, Inc.
Chattanooga, TN:

We have audited the accompanying consolidated balance sheets of CBL & Associates Properties, Inc. and subsidiaries (the "Company") as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2012.  Our audits also included the financial statement schedules listed in the Index at Item 15.  We also have audited the Company's internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  The Company's management is responsible for these financial statements and financial statement schedules, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report of Management On Internal Control Over Financial Reporting.  Our responsibility is to express an opinion on these financial statements and financial statement schedules and an opinion on the Company's internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances.  We believe that our audits provide a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis.  Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CBL & Associates Properties, Inc. and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.  Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.  Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
March 1, 2013 (September 16, 2013 as to the effects of three office buildings reclassified to discontinued operations described in Note 4)

CBL & Associates Properties, Inc.
Consolidated Balance Sheets
(In thousands, except share data)

	December 31,
ASSETS	2012	2011
Real estate assets:
Land	$905,339	$851,303
Buildings and improvements	7,228,293	6,777,776
	8,133,632	7,629,079
Accumulated depreciation	(1,972,031)	(1,762,149)
	6,161,601	5,866,930
Held for sale	29,425	14,033
Developments in progress	137,956	124,707
Net investment in real estate assets	6,328,982	6,005,670
Cash and cash equivalents	78,248	56,092
Receivables:
Tenant, net of allowance for doubtful accounts of $1,977 and $1,760 in 2012 and 2011, respectively	78,963	74,160
Other, net of allowance for doubtful accounts of $1,270 and $1,400 in 2012 and 2011, respectively	8,467	11,592
Mortgage and other notes receivable	25,967	34,239
Investments in unconsolidated affiliates	259,810	304,710
Intangible lease assets and other assets	309,299	232,965
	$7,089,736	$6,719,428

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Mortgage and other indebtedness	$4,745,683	$4,489,355
Accounts payable and accrued liabilities	358,874	303,577
Total liabilities	5,104,557	4,792,932
Commitments and contingencies (Note 14)
Redeemable noncontrolling interests:
Redeemable noncontrolling partnership interests	40,248	32,271
Redeemable noncontrolling preferred joint venture interest	423,834	423,834
Total redeemable noncontrolling interests	464,082	456,105
Shareholders' equity:
Preferred Stock, $.01 par value, 15,000,000 shares authorized:
7.75% Series C Cumulative Redeemable Preferred Stock, 460,000 shares outstanding in 2011	—	5
7.375% Series D Cumulative Redeemable Preferred Stock, 1,815,000 shares outstanding	18	18
6.625% Series E Cumulative Redeemable Preferred Stock, 690,000 shares outstanding in 2012	7	—
Common Stock, $.01 par value, 350,000,000 shares authorized, 161,309,652 and 148,364,037 issued and outstanding in 2012 and 2011, respectively	1,613	1,484
Additional paid-in capital	1,773,630	1,657,927
Accumulated other comprehensive income	6,986	3,425
Dividends in excess of cumulative earnings	(453,561)	(399,581)
Total shareholders' equity	1,328,693	1,263,278
Noncontrolling interests	192,404	207,113
Total equity	1,521,097	1,470,391
	$7,089,736	$6,719,428
The accompanying notes are an integral part of these consolidated statements.

CBL & Associates Properties, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Year Ended December 31,
	2012	2011	2010
REVENUES:
Minimum rents	$662,018	$667,090	$663,156
Percentage rents	17,995	17,149	17,367
Other rents	22,659	22,427	22,535
Tenant reimbursements	287,866	301,510	305,095
Management, development and leasing fees	10,772	6,935	6,416
Other	31,367	34,851	29,249
Total revenues	1,032,677	1,049,962	1,043,818

OPERATING EXPENSES:
Property operating	145,590	148,715	143,785
Depreciation and amortization	265,192	270,828	279,936
Real estate taxes	90,368	91,586	94,650
Maintenance and repairs	52,387	55,301	54,536
General and administrative	51,251	44,750	43,383
Loss on impairment of real estate	24,379	51,304	1,156
Other	25,078	28,898	25,523
Total operating expenses	654,245	691,382	642,969
Income from operations	378,432	358,580	400,849
Interest and other income	3,955	2,582	3,868
Interest expense	(244,432)	(267,072)	(281,102)
Gain on extinguishment of debt	265	1,029	—
Gain on investments	45,072	—	888
Gain on sales of real estate assets	2,286	59,396	2,887
Equity in earnings (losses) of unconsolidated affiliates	8,313	6,138	(188)
Income tax (provision) benefit	(1,404)	269	6,417
Income from continuing operations	192,487	160,922	133,619
Operating income (loss) of discontinued operations	(18,906)	24,073	(35,828)
Gain (loss) on discontinued operations	938	(1)	379
Net income	174,519	184,994	98,170
Net income attributable to noncontrolling interests in:
Operating partnership	(19,267)	(25,841)	(11,018)
Other consolidated subsidiaries	(23,652)	(25,217)	(25,001)
Net income attributable to the Company	131,600	133,936	62,151
Preferred dividends	(47,511)	(42,376)	(32,619)
Net income attributable to common shareholders	$84,089	$91,560	$29,532

Basic per share data attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$0.64	$0.49	$0.40
Discontinued operations	(0.10)	0.13	(0.19)
Net income attributable to common shareholders	$0.54	$0.62	$0.21
Weighted average common shares outstanding	154,762	148,289	138,375

Diluted per share data attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$0.64	$0.49	$0.40
Discontinued operations	(0.10)	0.13	(0.19)
Net income attributable to common shareholders	$0.54	$0.62	$0.21
Weighted average common and potential dilutive common shares outstanding	154,807	148,334	138,416

Amounts attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$98,708	$72,805	$55,349
Discontinued operations	(14,619)	18,755	(25,817)
Net income attributable to common shareholders	$84,089	$91,560	$29,532
The accompanying notes are an integral part of these consolidated statements.

CBL & Associates Properties, Inc.
 Consolidated Statements of Comprehensive Income
(In thousands)

	Year Ended December 31,
	2012	2011	2010
Net income	$174,519	$184,994	$98,170

Other comprehensive income (loss):
Unrealized holding gain (loss) on available-for-sale securities	4,426	(214)	8,402
Reclassification to net income of realized (gain) loss on available-for-sale securities	(224)	22	114
Unrealized gain (loss) on hedging instruments	(207)	(5,521)	2,742
Unrealized loss on foreign currency translation adjustment	—	—	(156)
Reclassification to net income of realized loss on foreign currency adjustment	—	—	169
Total other comprehensive income (loss)	3,995	(5,713)	11,271

Comprehensive income	178,514	179,281	109,441
Comprehensive income attributable to noncontrolling interests in:
Operating partnership	(19,701)	(24,558)	(14,925)
Other consolidated subsidiaries	(23,652)	(25,217)	(25,001)
Comprehensive income attributable to the Company	$135,161	$129,506	$69,515

The accompanying notes are an integral part of these consolidated statements.

CBL & Associates Properties, Inc.
Consolidated Statements of Equity

(in thousands, except share data)		Equity
		Shareholders' Equity
	Redeemable Noncontrolling Partnership Interests	Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Dividends in Excess of Cumulative Earnings	Total Shareholders' Equity	Noncontrolling Interests	Total Equity
Balance, December 31, 2009	22,689	12	1,379	1,399,654	491	(283,640)	1,117,896	302,483	1,420,379
Net income	4,333	—	—	—	—	62,151	62,151	11,016	73,167
Other comprehensive income (loss)	(304)	—	—	—	7,364	—	7,364	4,211	11,575
Issuance of 1,115,000 shares of Series D preferred stock in equity offerings	—	11	—	229,336	—	—	229,347	—	229,347
Conversion of 9,807,013 operating partnership special common units to shares of common stock	—	—	98	56,240	—	—	56,338	(56,338)	—
Dividends declared - common stock	—	—	—	—	—	(112,418)	(112,418)	—	(112,418)
Dividends declared - preferred stock	—	—	—	—	—	(32,619)	(32,619)	—	(32,619)
Issuance of 130,367 shares of common stock and restricted common stock	—	—	1	213	—	—	214	—	214
Cancellation of 17,790 shares of restricted common stock	—	—	—	(175)	—	—	(175)	—	(175)
Exercise of stock options	—	—	1	1,455	—	—	1,456	—	1,456
Accrual under deferred compensation arrangements	—	—	—	41	—	—	41	—	41
Amortization of deferred compensation	—	—	—	2,211	—	—	2,211	—	2,211
Additions to deferred financing costs	—	—	—	—	—	—	—	34	34
Income tax effect of share-based compensation	(10)	—	—	(1,468)	—	—	(1,468)	(337)	(1,805)
Adjustment for noncontrolling interests	3,139	—	—	(15,572)	—	—	(15,572)	12,433	(3,139)
Adjustment to record redeemable noncontrolling interests at redemption value	14,428	—	—	(14,428)	—	—	(14,428)	—	(14,428)
Distributions to noncontrolling interests	(9,896)	—	—	—	—	—	—	(55,131)	(55,131)
Contributions from noncontrolling interests in Operating Partnership	—	—	—	—	—	—	—	5,234	5,234
Balance, December 31, 2010	$34,379	$23	$1,479	$1,657,507	$7,855	$(366,526)	$1,300,338	$223,605	$1,523,943

Net income	4,940	—	—	—	—	133,936	133,936	25,473	159,409
Other comprehensive loss	(48)	—	—	—	(4,430)	—	(4,430)	(1,235)	(5,665)
Conversion of 125,100 operating partnership special common units to shares of common stock	—	—	1	728	—	—	729	(729)	—
Dividends declared - common stock	—	—	—	—	—	(124,615)	(124,615)	—	(124,615)
Dividends declared - preferred stock	—	—	—	—	—	(42,376)	(42,376)	—	(42,376)
Issuance of 190,812 shares of common stock and restricted common stock	—	—	2	276	—	—	278	—	278
Cancellation of 16,082 shares of restricted common stock	—	—	—	(125)	—	—	(125)	—	(125)
Exercise of stock options	—	—	2	1,953	—	—	1,955	—	1,955
Accrual under deferred compensation arrangements	—	—	—	56	—	—	56	—	56
Amortization of deferred compensation	—	—	—	1,629	—	—	1,629	—	1,629
Adjustment for noncontrolling interests	3,005	—	—	(5,205)	—	—	(5,205)	2,200	(3,005)
Adjustment to record redeemable noncontrolling interests at redemption value	(1,108)	—	—	1,108	—	—	1,108	—	1,108
Distributions to noncontrolling interests	(8,897)	—	—	—	—	—	—	(44,239)	(44,239)
Contributions from noncontrolling interests in Operating Partnership	—	—	—	—	—	—	—	2,038	2,038
Balance, December 31, 2011	$32,271	$23	$1,484	$1,657,927	$3,425	$(399,581)	$1,263,278	$207,113	$1,470,391

CBL & Associates Properties, Inc.
Consolidated Statements of Equity
(Continued)

(in thousands, except share data)		Equity
		Shareholders' Equity
	Redeemable Noncontrolling Partnership Interests	Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Dividends in Excess of Cumulative Earnings	Total Shareholders' Equity	Noncontrolling Interests	Total Equity
Balance, December 31, 2011	32,271	23	1,484	1,657,927	3,425	(399,581)	1,263,278	207,113	1,470,391
Net income	4,445	—	—	—	—	131,600	131,600	17,772	149,372
Other comprehensive income	21	—	—	—	3,561	—	3,561	413	3,974
Issuance of 690,000 shares of Series E preferred stock in equity offering	—	7	—	166,713	—	—	166,720	—	166,720
Redemption of Series C preferred stock	—	(5)	—	(111,222)	—	(3,773)	(115,000)	—	(115,000)
Conversion of 12,466,000 operating partnership common units to shares of common stock	—	—	125	59,613	—	—	59,738	(59,738)	—
Purchase of noncontrolling interests in Operating Partnership	—	—	—	—	—	—	—	(9,863)	(9,863)
Issuance of noncontrolling interest in Operating Partnership	—	—	—	—	—	—	—	14,000	14,000
Dividends declared - common stock	—	—	—	—	—	(138,069)	(138,069)	—	(138,069)
Dividends declared - preferred stock	—	—	—	—	—	(43,738)	(43,738)	—	(43,738)
Issuance of 232,560 shares of common stock and restricted common stock	—	—	2	728	—	—	730	—	730
Cancellation of 39,779 shares of restricted common stock	—	—	—	(633)	—	—	(633)	—	(633)
Exercise of stock options	—	—	2	4,452	—	—	4,454	—	4,454
Accrual under deferred compensation arrangements	—	—	—	44	—	—	44	—	44
Amortization of deferred compensation	—	—	—	3,863	—	—	3,863	—	3,863
Accelerated vesting of share-based compensation	—	—	—	(725)	—	—	(725)	—	(725)
Issuance of 42,484 shares of common stock under deferred compensation arrangement	—	—	—	(615)	—	—	(615)	—	(615)
Adjustment for noncontrolling interests	3,197	—	—	(3,360)	—	—	(3,360)	163	(3,197)
Adjustment to record redeemable noncontrolling interests at redemption value	8,778	—	—	(3,155)	—	—	(3,155)	(5,623)	(8,778)
Distributions to noncontrolling interests	(8,464)	—	—	—	—	—	—	(34,119)	(34,119)
Contributions from noncontrolling interests in Operating Partnership	—	—	—	—	—	—	—	7,120	7,120
Purchase of noncontrolling interests in other consolidated subsidiaries	—	—	—	—	—	—	—	40,962	40,962
Acquire controlling interest in shopping center property	—	—	—	—	—	—	—	14,204	14,204
Balance, December 31, 2012	$40,248	$25	$1,613	$1,773,630	$6,986	$(453,561)	$1,328,693	$192,404	$1,521,097

The accompanying notes are an integral part of these consolidated statements.

CBL & Associates Properties, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2012	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$174,519	$184,994	$98,170
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	268,634	276,370	291,772
Amortization of deferred finance costs and debt premiums (discounts)	7,896	10,239	7,414
Net amortization of intangible lease assets and liabilities	(1,263)	(906)	(1,384)
Gain on sales of real estate assets	(5,323)	(59,396)	(2,887)
Realized foreign currency loss	—	—	169
(Gain) loss on discontinued operations	(938)	1	(379)
Write-off of development projects	(39)	94	392
Share-based compensation expense	3,740	1,783	2,313
Income tax effect of share-based compensation	—	—	(1,815)
Net realized (gain) loss on sale of available-for-sale securities	(224)	22	114
Write-down of mortgage and other notes receivable	—	1,900	—
Gain on investments	(45,072)	—	(888)
Loss on impairment of real estate from continuing operations	24,379	51,304	1,156
Loss on impairment of real estate from discontinued operations	26,461	7,425	39,084
Gain on extinguishment of debt	(265)	(32,463)	—
Equity in (earnings) losses of unconsolidated affiliates	(8,313)	(6,138)	188
Distributions of earnings from unconsolidated affiliates	17,074	9,586	4,959
Provision for doubtful accounts	1,523	1,743	2,891
Change in deferred tax accounts	3,095	(5,695)	2,031
Changes in:
Tenant and other receivables	(2,150)	(5,986)	(6,693)
Other assets	2,136	6,084	(1,215)
Accounts payable and accrued liabilities	15,645	875	(5,600)
Net cash provided by operating activities	481,515	441,836	429,792
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to real estate assets	(217,827)	(205,379)	(143,586)
Acquisitions of real estate assets	(96,099)	(11,500)	—
(Additions) reductions to restricted cash	(1,063)	(14,719)	20,987
Additions to cash held in escrow	(15,000)	—	—
Purchase of partners' interest in unconsolidated affiliates	(14,280)	—	(15,773)
Proceeds from sales of real estate assets	76,950	244,647	138,614
Additions to mortgage and other notes receivable	(3,584)	(15,173)	—
Payments received on mortgage notes receivable	3,002	7,479	1,609
Purchases of available-for-sale securities	—	—	(9,610)
Additional investments in and advances to unconsolidated affiliates	(8,809)	(35,499)	(23,604)
Distributions in excess of equity in earnings of unconsolidated affiliates	43,173	17,907	31,776
Changes in other assets	(13,133)	(15,408)	(5,971)
Net cash used in investing activities	(246,670)	(27,645)	(5,558)

CBL & Associates Properties, Inc.
Consolidated Statements of Cash Flows
(Continued)
(In thousands)

	Year Ended December 31,
	2012	2011	2010
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from mortgage and other indebtedness	$1,869,140	$1,933,770	$893,378
Principal payments on mortgage and other indebtedness	(1,884,935)	(2,086,461)	(1,336,436)
Additions to deferred financing costs	(7,384)	(19,629)	(4,855)
Proceeds from issuances of common stock	172	179	153
Proceeds from issuances of preferred stock	166,720	—	229,347
Purchase of minority interest in the Operating Partnership	(9,863)	—	—
Proceeds from exercises of stock options	4,454	1,955	1,456
Redemption of preferred stock	(115,000)	—	—
Income tax effect of share-based compensation	—	—	1,815
Contributions from noncontrolling interests	7,120	2,079	5,234
Distributions to noncontrolling interests	(65,635)	(75,468)	(86,093)
Dividends paid to holders of preferred stock	(43,738)	(42,376)	(35,670)
Dividends paid to common shareholders	(133,740)	(123,044)	(89,729)
Net cash used in financing activities	(212,689)	(408,995)	(421,400)

NET CHANGE IN CASH AND CASH EQUIVALENTS	22,156	5,196	2,834
CASH AND CASH EQUIVALENTS, beginning of period	56,092	50,896	48,062
CASH AND CASH EQUIVALENTS, end of period	$78,248	$56,092	$50,896

The accompanying notes are an integral part of these consolidated statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share data)

NOTE 1. ORGANIZATION

CBL, a Delaware corporation, is a self-managed, self-administered, fully-integrated REIT that is engaged in the ownership, development, acquisition, leasing, management and operation of regional shopping malls, open-air centers, associated centers, community centers and office properties.  Its properties are located in 27 states, but are primarily in the southeastern and midwestern United States.

CBL conducts substantially all of its business through the Operating Partnership. As of December 31, 2012, the Operating Partnership owned controlling interests in 77 regional malls/open-air and outlet centers (including one mixed-use center), 28 associated centers (each located adjacent to a regional mall), six community centers and 13 office buildings, including CBL’s corporate office building. The Operating Partnership consolidates the financial statements of all entities in which it has a controlling financial interest or where it is the primary beneficiary of a VIE.  At December 31, 2012, the Operating Partnership owned non-controlling interests in nine regional malls/ open-air centers, four associated centers, four community centers and seven office buildings. Because one or more of the other partners have substantive participating rights, the Operating Partnership does not control these partnerships and joint ventures and, accordingly, accounts for these investments using the equity method. The Operating Partnership had controlling interests in one outlet center, owned in a 75%/25% joint venture, under construction at December 31, 2012. The Operating Partnership also had controlling interests in one community center, one mall expansion and two mall redevelopments under construction at December 31, 2012.  The Operating Partnership also holds options to acquire certain development properties owned by third parties.

CBL is the 100% owner of two qualified REIT subsidiaries, CBL Holdings I, Inc. and CBL Holdings II, Inc. At December 31, 2012, CBL Holdings I, Inc., the sole general partner of the Operating Partnership, owned a 1.0% general partner interest in the Operating Partnership and CBL Holdings II, Inc. owned a 83.5% limited partner interest for a combined interest held by CBL of 84.5%.

The noncontrolling interest in the Operating Partnership is held primarily by CBL & Associates, Inc., its shareholders and affiliates and certain senior officers of the Company, all of which contributed their interests in certain real estate properties and joint ventures to the Operating Partnership in exchange for a limited partner interest when the Operating Partnership was formed in November 1993 (collectively “CBL’s Predecessor”). At December 31, 2012, CBL’s Predecessor owned a 9.5% limited partner interest and various third parties owned a 6.0% limited partner interest in the Operating Partnership.  CBL’s Predecessor also owned 3.1 million shares of CBL’s common stock at December 31, 2012, for a combined effective interest of 11.2% in the Operating Partnership.

The Operating Partnership conducts CBL’s property management and development activities through its wholly-owned subsidiary, CBL & Associates Management, Inc. (the “Management Company”), to comply with certain requirements of the Internal Revenue Code.

CBL, the Operating Partnership and the Management Company are collectively referred to herein as “the Company.”

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  All intercompany transactions have been eliminated.

Certain historical amounts have been reclassified to conform to the current year presentation.  The financial results of certain Properties are reported as discontinued operations in the consolidated financial statements.  Except where noted, the information presented in the Notes to Consolidated Financial Statements excludes discontinued operations. In March 2013, the Company sold three office buildings for total net proceeds of approximately $12,983. As a result, the financial statements and other disclosures herein have been revised to reclassify amounts related to these sales as discontinued operations.

Accounting Guidance Adopted

In May 2011, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). The objective of ASU 2011-04 is to align fair value measurements and related disclosure requirements under GAAP and International Financial Reporting Standards (“IFRSs”), thus improving the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and IFRSs. For public entities, this guidance was effective for interim and annual periods beginning after December 15, 2011 and should be applied prospectively. The adoption of ASU 2011-04 did not have a material impact on the Company's consolidated financial statements.

In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income (“ASU 2011-05”). The objective of this accounting update is to improve the comparability, consistency, and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. This guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity. ASU 2011-05 requires that all non-owner changes in stockholders' equity be presented either in a single continuous statement of comprehensive income or in two separate but continuous statements of net income and other comprehensive income. For public entities, this guidance was effective for interim and annual periods beginning after December 15, 2011 and should be applied retrospectively. In December 2011, the FASB issued ASU 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05 (“ASU 2011-12”). This guidance defers the changes in ASU 2011-05 that relate to the presentation of reclassification adjustments out of accumulated other comprehensive income ("AOCI"). Other requirements of ASU 2011-05 are not affected by ASU 2011-12. The guidance in ASU 2011-12 was effective at the same time as ASU 2011-05 so that entities would not be required to comply with the presentation requirements in ASU 2011-05 that ASU 2011-12 deferred. The adoption of this guidance changed the presentation format of the Company's consolidated financial statements but did not have an impact on the amounts reported in those statements.

In December 2011, the FASB issued ASU No. 2011-10, Derecognition of in Substance Real Estate - a Scope Clarification (“ASU 2011-10”). This guidance applies to the derecognition of in substance real estate when the parent ceases to have a controlling financial interest in a subsidiary that is in substance real estate because of a default by the subsidiary on its nonrecourse debt. Under ASU 2011-10, the reporting entity should apply the guidance in Accounting Standards Codification ("ASC") 360-20, Property, Plant and Equipment - Real Estate Sales, to determine whether it should derecognize the in substance real estate. Generally, the requirements to derecognize in substance real estate would not be met before the legal transfer of the real estate to the lender and the extinguishment of the related nonrecourse indebtedness. Thus, even if the reporting entity ceases to have a controlling financial interest under ASC 810-10, Consolidation - Overall, it would continue to include the real estate, debt, and the results of the subsidiary's operations in its consolidated financial statements until legal title to the real estate is transferred to legally satisfy the debt. ASU 2011-10 should be applied on a prospective basis to deconsolidation events occurring after the effective date. For public companies, this guidance is effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2012. Early adoption is permitted. The Company elected to adopt ASU 2011-10 effective January 1, 2012. The adoption of this guidance did not have an impact on the Company's consolidated financial statements.
Accounting Pronouncements Not Yet Effective
In February 2013, the FASB issued ASU 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income ("ASU 2013-02"). The objective of ASU 2013-02 is to improve reporting of reclassifications out of AOCI by presenting information about such reclassifications and their corresponding effect on net income primarily in one place either on the face of the financial statements or in the notes. ASU 2013-02 requires an entity to disclose information by component for significant amounts reclassified out of AOCI if the amounts reclassified are required to be reclassified under GAAP to net income in their entirety in the same reporting period. For amounts not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. ASU 2013-02 established the effective date and guidance for the presentation of reclassification adjustments which ASU 2011-12 deferred. For public companies, this guidance is effective on a prospective basis for fiscal years, and interim periods within those years, beginning after December 15, 2012. ASU 2013-02 does not change the calculation of net income or comprehensive income and will not have an impact on the amounts reported in the Company's consolidated financial statements.
Real Estate Assets

The Company capitalizes predevelopment project costs paid to third parties. All previously capitalized predevelopment costs are expensed when it is no longer probable that the project will be completed. Once development of a project commences, all direct costs incurred to construct the project, including interest and real estate taxes, are capitalized. Additionally, certain general and administrative expenses are allocated to the projects and capitalized based on the amount of time applicable personnel work on the development project. Ordinary repairs and maintenance are expensed as incurred. Major replacements and improvements are capitalized and depreciated over their estimated useful lives.

All acquired real estate assets have been accounted for using the acquisition method of accounting and accordingly, the results of operations are included in the consolidated statements of operations from the respective dates of acquisition. The Company allocates the purchase price to (i) tangible assets, consisting of land, buildings and improvements, as if vacant, and tenant improvements, and (ii) identifiable intangible assets and liabilities, generally consisting of above-market leases, in-place leases and tenant relationships, which are included in other assets, and below-market leases, which are included in accounts payable and accrued liabilities. The Company uses estimates of fair value based on estimated cash flows, using appropriate discount rates, and other valuation techniques to allocate the purchase price to the acquired tangible and intangible assets. Liabilities assumed generally consist of mortgage debt on the real estate assets acquired. Assumed debt is recorded at its fair value based on estimated market interest rates at the date of acquisition.

Depreciation is computed on a straight-line basis over estimated lives of 40 years for buildings, 10 to 20 years for certain improvements and 7 to 10 years for equipment and fixtures. Tenant improvements are capitalized and depreciated on a straight-line basis over the term of the related lease. Lease-related intangibles from acquisitions of real estate assets are generally amortized over the remaining terms of the related leases. The amortization of above- and below-market leases is recorded as an adjustment to minimum rental revenue, while the amortization of all other lease-related intangibles is recorded as amortization expense. Any difference between the face value of the debt assumed and its fair value is amortized to interest expense over the remaining term of the debt using the effective interest method.

The Company’s intangibles and their balance sheet classifications as of December 31, 2012 and 2011, are summarized as follows:

	December 31, 2012		December 31, 2011
	Cost	Accumulated Amortization	Cost	Accumulated Amortization
Intangible lease assets and other assets:
Above-market leases	$69,360	$(37,454)	$55,642	$(33,954)
In-place leases	117,631	(46,767)	54,838	(36,753)
Tenant relationships	27,880	(3,350)	27,318	(2,853)
Accounts payable and accrued liabilities:
Below-market leases	104,012	(57,625)	66,627	(51,755)
These intangibles are related to specific tenant leases.  Should a termination occur earlier than the date indicated in the lease, the related intangible assets or liabilities, if any, related to the lease are recorded as expense or income, as applicable.  The increase in net carrying value of intangibles from December 31, 2011 to December 31, 2012 was primarily due to the 2012 acquisitions of Dakota Square Mall, The Outlet Shoppes at Gettysburg and The Outlet Shoppes at El Paso as described in Note 3. The total net amortization expense of the above intangibles was $10,550, $7,137 and $8,224 in 2012, 2011 and 2010, respectively.  The estimated total net amortization expense for the next five succeeding years is $17,488 in 2013, $13,921 in 2014, $10,885 in 2015, $6,541 in 2016 and $4,848 in 2017.

Total interest expense capitalized was $2,671, $4,955 and $3,334 in 2012, 2011 and 2010, respectively.

Carrying Value of Long-Lived Assets

The Company evaluates the carrying value of long-lived assets to be held and used when events or changes in circumstances warrant such a review.  The carrying value of a long-lived asset is considered impaired when its estimated future undiscounted cash flows are less than its carrying value. The Company estimates fair value using the undiscounted cash flows expected to be generated by each Property, which are based on a number of assumptions such as leasing expectations, operating budgets, estimated useful lives, future maintenance expenditures, intent to hold for use and capitalization rates. If it is determined that impairment has occurred, the amount of the impairment charge is equal to the excess of the asset’s carrying value over its estimated fair value.  These assumptions are subject to economic and market uncertainties including, but not limited to, demand for space, competition for tenants, changes in market rental rates and costs to operate each Property.  As these factors are difficult to predict and are subject to future events that may alter the assumptions used, the future cash flows estimated in the Company’s impairment analyses may not be achieved. See Note 4 and Note 15 for information related to the impairment of long-lived assets for 2012, 2011 and 2010.

Cash and Cash Equivalents
The Company considers all highly liquid investments with original maturities of three months or less as cash equivalents.
Restricted Cash

Restricted cash of $42,880 and $41,817 was included in intangible lease assets and other assets at December 31, 2012 and 2011, respectively.  Restricted cash consists primarily of cash held in escrow accounts for debt service, insurance, real estate taxes, capital improvements and deferred maintenance as required by the terms of certain mortgage notes payable, as well as contributions from tenants to be used for future marketing activities.  The Company’s restricted cash included $110 and $117 as of December 31, 2012 and 2011, respectively, related to funds held in a trust account for certain construction costs associated with our developments.

Allowance for Doubtful Accounts

The Company periodically performs a detailed review of amounts due from tenants to determine if accounts receivable balances are realizable based on factors affecting the collectibility of those balances. The Company’s estimate of the allowance for doubtful accounts requires management to exercise significant judgment about the timing, frequency and severity of collection losses, which affects the allowance and net income.  The Company recorded a provision for doubtful accounts of $1,532, $1,676 and $2,722 for 2012, 2011 and 2010, respectively.
Investments in Unconsolidated Affiliates

The Company evaluates its joint venture arrangements to determine whether they should be recorded on a consolidated basis.  The percentage of ownership interest in the joint venture, an evaluation of control and whether a VIE exists are all considered in the Company’s consolidation assessment.

Initial investments in joint ventures that are in economic substance a capital contribution to the joint venture are recorded in an amount equal to the Company’s historical carryover basis in the real estate contributed. Initial investments in joint ventures that are in economic substance the sale of a portion of the Company’s interest in the real estate are accounted for as a contribution of real estate recorded in an amount equal to the Company’s historical carryover basis in the ownership percentage retained and as a sale of real estate with profit recognized to the extent of the other joint venturers’ interests in the joint venture. Profit recognition assumes the Company has no commitment to reinvest with respect to the percentage of the real estate sold and the accounting requirements of the full accrual method are met.

The Company accounts for its investment in joint ventures where it owns a non-controlling interest or where it is not the primary beneficiary of a VIE using the equity method of accounting. Under the equity method, the Company’s cost of investment is adjusted for its share of equity in the earnings of the unconsolidated affiliate and reduced by distributions received. Generally, distributions of cash flows from operations and capital events are first made to partners to pay cumulative unpaid preferences on unreturned capital balances and then to the partners in accordance with the terms of the joint venture agreements.

Any differences between the cost of the Company’s investment in an unconsolidated affiliate and its underlying equity as reflected in the unconsolidated affiliate’s financial statements generally result from costs of the Company’s investment that are not reflected on the unconsolidated affiliate’s financial statements, capitalized interest on its investment and the Company’s share of development and leasing fees that are paid by the unconsolidated affiliate to the Company for development and leasing services provided to the unconsolidated affiliate during any development periods. At December 31, 2012 and 2011, the net difference between the Company’s investment in unconsolidated affiliates and the underlying equity of unconsolidated affiliates was $11,674 and $2,456, respectively, which is generally amortized over a period of 40 years.

On a periodic basis, the Company assesses whether there are any indicators that the fair value of the Company's investments in unconsolidated affiliates may be impaired. An investment is impaired only if the Company’s estimate of the fair value of the investment is less than the carrying value of the investment and such decline in value is deemed to be other than temporary. To the extent impairment has occurred, the loss is measured as the excess of the carrying amount of the investment over the estimated fair value of the investment. The Company's estimates of fair value for each investment are based on a number of assumptions that are subject to economic and market uncertainties including, but not limited to, demand for space, competition for tenants, changes in market rental rates, and operating costs. As these factors are difficult to predict and are subject to future events that may alter the Company’s assumptions, the fair values estimated in the impairment analyses may not be realized.

No impairments of investments in unconsolidated affiliates were recorded in 2012, 2011 and 2010.  See Note 5 for further discussion.

Deferred Financing Costs

Net deferred financing costs of $24,821 and $27,674 were included in intangible lease assets and other assets at December 31, 2012 and 2011, respectively. Deferred financing costs include fees and costs incurred to obtain financing and are amortized on a straight-line basis to interest expense over the terms of the related indebtedness. Amortization expense was $10,391, $12,933 and $12,223 in 2012, 2011 and 2010, respectively. Accumulated amortization was $8,932 and $17,781 as of December 31, 2012 and 2011, respectively.
Marketable Securities

Intangible lease assets and other assets include marketable securities consisting of corporate equity securities, mortgage / asset-backed securities, mutual funds and bonds that are classified as available for sale. Unrealized gains and losses on available-for-sale securities that are deemed to be temporary in nature are recorded as a component of accumulated other comprehensive income (loss) in redeemable noncontrolling interests, shareholders’ equity and noncontrolling interests. Realized gains and losses are recorded in other income. Gains or losses on securities sold are based on the specific identification method.  The Company recognized net realized gains on sales of available-for-sale securities of $224 in 2012 and net realized losses on sales of available-for-sale securities of $22 and $114 in 2011 and 2010, respectively.

If a decline in the value of an investment is deemed to be other than temporary, the investment is written down to fair value and an impairment loss is recognized in the current period to the extent of the decline in value. In determining when a decline in fair value below cost of an investment in marketable securities is other than temporary, the following factors, among others, are evaluated:

•	The probability of recovery.

•	The Company’s ability and intent to retain the security for a sufficient period of time for it to recover.

•	The significance of the decline in value.

•	The time period during which there has been a significant decline in value.

•	Current and future business prospects and trends of earnings.

•	Relevant industry conditions and trends relative to their historical cycles.

•	Market conditions.
There were no other-than-temporary impairments of marketable securities incurred during 2012, 2011 and 2010.
The following is a summary of the marketable securities held by the Company as of December 31, 2012 and 2011:

		Gross Unrealized
	Adjusted Cost	Gains	Losses	Fair Value
December 31, 2012:
Common stocks	$4,195	$12,361	$—	$16,556
Government and government sponsored entities	11,123	—	—	11,123
	$15,318	$12,361	$—	$27,679

December 31, 2011:
Common stocks	$4,207	$9,480	$(5)	$13,682
Mutual funds	928	23	—	951
Mortgage/asset-backed securities	1,717	10	(4)	1,723
Government and government sponsored entities	15,058	45	(1,542)	13,561
Corporate bonds	636	26	—	662
International bonds	33	1	—	34
	$22,579	$9,585	$(1,551)	$30,613

Interest Rate Hedging Instruments

The Company recognizes its derivative financial instruments in either accounts payable and accrued liabilities or intangible lease assets and other assets, as applicable, in the consolidated balance sheets and measures those instruments at fair value.  The accounting for changes in the fair value (i.e., gain or loss) of a derivative depends on whether it has been designated and qualifies as part of a hedging relationship, and further, on the type of hedging relationship. To qualify as a hedging instrument, a derivative must pass prescribed effectiveness tests, performed quarterly using both qualitative and quantitative methods. The Company has entered into derivative agreements as of December 31, 2012 and 2011 that qualify as hedging instruments and were designated, based upon the exposure being hedged, as cash flow hedges.  The fair value of these cash flow hedges as of December 31, 2012 and 2011 was $5,805 and $5,617, respectively, and is included in accounts payable and accrued liabilities in the accompanying consolidated balance sheets. To the extent they are effective, changes in the fair values of cash flow hedges are reported in other comprehensive income (loss) and reclassified into earnings in the same period or periods during which the hedged item affects earnings. The ineffective portion of the hedge, if any, is recognized in current earnings during the period of change in fair value. The gain or loss on the termination of an effective cash flow hedge is reported in other comprehensive income (loss) and reclassified into earnings in the same period or periods during which the hedged item affects earnings.  The Company also assesses the credit risk that the counterparty will not perform according to the terms of the contract.

See Notes 6 and 15 for additional information regarding the Company’s interest rate hedging instruments.
 Revenue Recognition

Minimum rental revenue from operating leases is recognized on a straight-line basis over the initial terms of the related leases. Certain tenants are required to pay percentage rent if their sales volumes exceed thresholds specified in their lease agreements. Percentage rent is recognized as revenue when the thresholds are achieved and the amounts become determinable.

The Company receives reimbursements from tenants for real estate taxes, insurance, common area maintenance, and other recoverable operating expenses as provided in the lease agreements.  Tenant reimbursements are recognized when earned in accordance with the tenant lease agreements.  Tenant reimbursements related to certain capital expenditures are billed to tenants over periods of 5 to 15 years and are recognized as revenue in accordance with underlying lease terms.

The Company receives management, leasing and development fees from third parties and unconsolidated affiliates. Management fees are charged as a percentage of revenues (as defined in the management agreement) and are recognized as revenue when earned. Development fees are recognized as revenue on a pro rata basis over the development period. Leasing fees are charged for newly executed leases and lease renewals and are recognized as revenue when earned. Development and leasing fees received from an unconsolidated affiliate during the development period are recognized as revenue only to the extent of the third-party partner’s ownership interest. Development and leasing fees during the development period to the extent of the Company’s ownership interest are recorded as a reduction to the Company’s investment in the unconsolidated affiliate.
 Gains on Sales of Real Estate Assets

Gains on sales of real estate assets are recognized when it is determined that the sale has been consummated, the buyer’s initial and continuing investment is adequate, the Company’s receivable, if any, is not subject to future subordination, and the buyer has assumed the usual risks and rewards of ownership of the asset. When the Company has an ownership interest in the buyer, gain is recognized to the extent of the third party partner’s ownership interest and the portion of the gain attributable to the Company’s ownership interest is deferred.
Income Taxes

The Company is qualified as a REIT under the provisions of the Internal Revenue Code. To maintain qualification as a REIT, the Company is required to distribute at least 90% of its taxable income to shareholders and meet certain other requirements.

As a REIT, the Company is generally not liable for federal corporate income taxes. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal and state income taxes on its taxable income at regular corporate tax rates. Even if the Company maintains its qualification as a REIT, the Company may be subject to certain state and local taxes on its income and property, and to federal income and excise taxes on its undistributed income. State tax expense was $3,795, $4,062 and $4,663 during 2012, 2011 and 2010, respectively.

The Company has also elected taxable REIT subsidiary status for some of its subsidiaries. This enables the Company to receive income and provide services that would otherwise be impermissible for REITs. For these entities, deferred tax assets and liabilities are established for temporary differences between the financial reporting basis and the tax basis of assets and liabilities at the enacted tax rates expected to be in effect when the temporary differences reverse. A valuation allowance for deferred tax assets is provided if the Company believes all or some portion of the deferred tax asset may not be realized. An increase or decrease in the valuation allowance that results from the change in circumstances that causes a change in our judgment about the realizability of the related deferred tax asset is included in income or expense, as applicable.  The Company recorded an income tax provision of $1,404 in 2012 and an income tax benefit of $269 and $6,417 in 2011 and 2010 respectively. The income tax provision in 2012 consisted of a current income tax benefit of $1,691 and a deferred income tax provision of $3,095.  The income tax benefit in 2011 consisted of a current income tax provision of $5,426 and a deferred income tax benefit of $5,695.  The income tax benefit in 2010 consisted of a current income tax benefit of $8,448 and a deferred income tax provision of $2,031,
The Company had a net deferred tax asset of $6,607 and $8,012 at December 31, 2012 and 2011, respectively. The net deferred tax asset at December 31, 2012 and 2011 is included in intangible lease assets and other assets and primarily consisted of operating expense accruals and differences between book and tax depreciation.  As of December 31, 2012, tax years that generally remain subject to examination by the Company’s major tax jurisdictions include 2009, 2010, 2011 and 2012.

The Company reports any income tax penalties attributable to its properties as property operating expenses and any corporate-related income tax penalties as general and administrative expenses in its statement of operations.  In addition, any interest incurred on tax assessments is reported as interest expense.  The Company reported nominal interest and penalty amounts in 2012, 2011 and 2010.
 Concentration of Credit Risk

The Company’s tenants include national, regional and local retailers. Financial instruments that subject the Company to concentrations of credit risk consist primarily of tenant receivables. The Company generally does not obtain collateral or other security to support financial instruments subject to credit risk, but monitors the credit standing of tenants.

The Company derives a substantial portion of its rental income from various national and regional retail companies; however, no single tenant collectively accounted for more than 3.2% of the Company’s total revenues in 2012, 2011 or 2010.
Earnings Per Share

Basic earnings per share ("EPS") is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS assumes the issuance of common stock for all potential dilutive common shares outstanding. The limited partners’ rights to convert their noncontrolling interests in the Operating Partnership into shares of common stock are not dilutive.

The following summarizes the impact of potential dilutive common shares on the denominator used to compute EPS:

	Year Ended December 31,
	2012	2011	2010
Denominator – basic	154,762	148,289	138,375
Stock Options	3	3	2
Deemed shares related to deferred compensation arrangements	42	42	39
Denominator – diluted	154,807	148,334	138,416

There was no anti-dilutive effect of stock options in 2012. The dilutive effect of stock options of 23 and 61 shares for the years ended December 31, 2011, and 2010, respectively, were excluded from the computations of diluted EPS because the effect of including the stock options would have been anti-dilutive.

See Note 7 for information regarding significant equity offerings that affected per share amounts for each period presented.

 Comprehensive Income

Comprehensive income includes all changes in redeemable noncontrolling interests and total equity during the period, except those resulting from investments by shareholders and partners, distributions to shareholders and partners and redemption valuation adjustments. Other comprehensive income (loss) (“OCI/L”) includes changes in unrealized gains (losses) on available-for-sale securities, interest rate hedge agreements and foreign currency translation adjustments.

The components of accumulated other comprehensive income (loss) as of December 31, 2012 and 2011 are as follows:

	December 31, 2012
	As reported in:
	Redeemable Noncontrolling Interests	Shareholders' Equity	Noncontrolling Interests	Total
Net unrealized gain (loss) on hedging agreements	$373	$(2,756)	$(3,563)	$(5,946)
Net unrealized gain on available-for-sale securities	353	9,742	2,263	12,358
Accumulated other comprehensive income (loss)	$726	$6,986	$(1,300)	$6,412

	December 31, 2011
	As reported in:
	Redeemable Noncontrolling Interests	Shareholders' Equity	Noncontrolling Interests	Total
Net unrealized gain (loss) on hedging agreements	$377	$(2,628)	$(3,488)	$(5,739)
Net unrealized gain on available-for-sale securities	328	6,053	1,775	8,156
Accumulated other comprehensive income (loss)	$705	$3,425	$(1,713)	$2,417
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

NOTE 3. ACQUISITIONS
The Company includes the results of operations of real estate assets acquired in the consolidated statements of operations from the date of the related acquisition.
2012 Acquisitions
In December 2012, the Company acquired a 49.0% joint venture interest in Kirkwood Mall in Bismarck, ND. The Company paid $39,754 for its 49.0% share, which was based on a total value of $121,500 including a $40,368 non-recourse loan. The Company executed an agreement to acquire the remaining 51.0% interest within 90 days subject to the lender's approval to assume the loan, which bears interest of 5.75% and matures in April 2018. As the loan bears interest at an above-market rate, the Company recorded a debt premium of $2,970, computed using an estimated market interest rate of 4.25%.
In May 2012, the Company acquired Dakota Square Mall in Minot, ND. The purchase price of $91,475 consisted of $32,474 in cash and the assumption of a $59,001 non-recourse loan that bears interest at a fixed rate of 6.23% and matures in November 2016. The Company recorded a debt premium of $3,040, computed using an estimated market interest rate of 4.75%, since the debt assumed was at an above-market interest rate compared to similar debt instruments at the date of acquisition.
In April 2012, the Company and its noncontrolling interest partner exercised their rights under the terms of a mezzanine loan agreement with the borrower, which owned The Outlet Shoppes at Gettysburg in Gettysburg, PA, to convert the mezzanine loan into a member interest in the outlet shopping center. After conversion, the Company owns a 50.0% interest in the outlet center. The investment of $24,837 consisted of a $4,522 converted mezzanine loan and the assumption of $20,315 of debt. The $40,631 of debt, of which our share is 50.0%, bears interest at a fixed rate of 5.87% and matures in February 2016.
In April 2012, the Company acquired a 75.0% joint venture interest in The Outlet Shoppes at El Paso, an outlet shopping center located in El Paso, TX for $31,592 and a 50.0% joint venture interest in outparcel land adjacent to The Outlet Shoppes at El Paso (see Note 5) for $3,864 for a total of $35,456. The amount paid for the Company's 75.0% and 50.0% interests was based on a total value of $116,775 including a non-recourse loan of $66,924, which bears interest at a fixed rate of 7.06% and matures in December 2017. The debt assumed was at an above-market rate compared to similar debt instruments at the date of acquisition, so the Company recorded a debt premium of $7,700 (of which $5,775 represents the Company's 75.0% share), computed using an estimated market interest rate of 4.75%. The entity that owned The Outlet Shoppes at El Paso used a portion of the cash proceeds to repay a $9,150 mezzanine loan provided by the Company. After considering the repayment of the mezzanine loan to the Company, the net consideration paid by the Company in connection with this transaction was $28,594.

The following table summarizes the preliminary allocation of the estimated fair values of the assets acquired and liabilities assumed as of the acquisition date for acquisitions listed above as of December 31, 2012:

Land	$41,878
Buildings and improvements	309,827
Investments in unconsolidated affiliates	3,864
Tenant improvements	13,603
Above-market leases	11,069
In-place leases	49,521
Total assets	429,762
Mortgage note payable assumed	(206,924)
Debt premium	(13,710)
Below-market leases	(36,627)
Noncontrolling interest	(60,295)
Net assets acquired	$112,206
In December 2012, the Company acquired the remaining 40.0% interests in Imperial Valley Mall L.P., Imperial Valley Peripheral L.P. and Imperial Valley Commons L.P. in El Centro, CA from its joint venture partner. Imperial Valley Commons, L.P. was classified as a variable interest entity prior to the acquisition of the remaining 40.0% interest and was accounted for on a consolidated basis. We recorded a gain on investment of $45,072 related to the acquisition of our joint venture partner's interest. Imperial Valley Mall L.P. and Imperial Valley Peripheral L.P. were unconsolidated affiliates accounted for using the equity method of accounting. As of the purchase date, all three joint ventures are accounted for on a consolidated basis in the Company's operations. The interests were acquired for total consideration of $36,518, which consists of $15,500 in cash and $21,018 related to the assumption of the joint venture partner's share of the loan secured by Imperial Valley Mall. The following table summarizes the preliminary allocation of the estimated fair values of the assets acquired and liabilities assumed as of the acquisition date for Imperial Valley Mall as of December 31, 2012:

Land	$46,188
Buildings and improvements	68,723
Tenant improvements	1,826
Above-market leases	4,382
In-place leases	17,591
Total assets	138,710
Mortgage note payable assumed	(52,546)
Debt premium	(1,624)
Below-market leases	(3,546)
Value of Company's interest in joint ventures	(65,494)
Net assets acquired	$15,500

The Company has not yet finalized its allocation of the purchase price of Kirkwood Mall and Imperial Valley Mall, included in the tables above, as it is awaiting certain valuation information for assets acquired and liabilities assumed to complete its allocations. A final determination of the purchase price allocation will be made in 2013. The pro forma effect of the 2012 acquisitions described above was not material.

2011 Acquisition
In September 2011, the Company purchased Northgate Mall located in Chattanooga, TN, for a total cash purchase price of $11,500 plus transaction costs of $672. The results of operations of Northgate Mall are included in the consolidated financial statements beginning on the date of acquisition. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of the acquisition date:

Land	$2,330
Buildings and improvements	8,220
Above-market leases	2,030
In-place leases	1,570
Total assets	14,150
Below-market leases	(2,650)
Net assets acquired	$11,500

2010 Acquisition
In October 2010, the Company acquired the remaining 50% interest in Parkway Place in Huntsville, AL, from its joint venture partner. The interest was acquired for total consideration of $38,775, which consisted of $17,831 in a combination of cash paid by the Company and a distribution from the joint venture to the joint venture partner and the assumption of the joint venture partner’s share of the loan secured by Parkway Place with a principal balance of $20,944 at the time of purchase.

NOTE 4. DISCONTINUED OPERATIONS
The results of operations of the Properties described below, as well as any gains or impairment losses related to these Properties, are included in discontinued operations for all periods presented, as applicable. In accordance with ASC 205-20, Presentation of Financial Statements - Discontinued Operations, the consolidated financial statements herein have been revised to reflect the operations of three office buildings that were sold in the first quarter of 2013 as discontinued operations because their operations have been reflected as discontinued operations in the Company's Form 10-Q filings with the SEC for the quarters ending March 31, 2013 and June 30, 2013.
In March 2013, the Company sold three office buildings. One office building, 1500 Sunday Drive, located in Raleigh, NC, was sold for a gross sales price of $8,300 less commissions and customary closing costs for a net sales price of $7,862. The Company recorded a $549 loss related to the sale of this office building in the first quarter of 2013. Additionally, the Company sold its Peninsula I and II office buildings, located in Newport News, VA, for a gross sales price of $5,250 less commissions and customary closing costs for a net sales price of $5,121. The Company recorded a gain of $598 attributable to the sale of the Peninsula I and II buildings in the first quarter of 2013. Net proceeds from these sales were used to reduce the outstanding borrowings on the Company's credit facilities.
In January 2013, the Company sold its Lake Point and SunTrust Bank office buildings, located in Greensboro, NC, for a gross sales price of $30,875 less commissions and customary closing costs for a net sales price of $30,490. Net proceeds from the sale were used the reduce the outstanding borrowings on the Company's credit facilities. These office buildings were classified as held for sale as of December 31, 2012. In the first quarter of 2013, the Company recorded a gain of $823 attributable to the sale.

In December 2012, the Company sold Willowbrook Plaza, a community center located in Houston, TX, for a gross sales price of $24,450 less commissions and customary closing costs for a net sales price of $24,171. Proceeds from the sale were used to reduce the outstanding borrowings on the Company's credit facilities. In accordance with the Company's quarterly impairment review process, the Company recorded a loss on impairment of real estate of $17,743 during the third quarter of 2012 to write down the book value of this Property to its then estimated fair value.

In October 2012, the Company sold Towne Mall, located in Franklin, OH and Hickory Hollow Mall, located in Antioch, TN. Towne Mall sold for a gross sales price of $950 less commissions and customary closings costs for a net sales price of $892. Hickory Hollow Mall sold for a gross sales price of $1,000 less commissions and customary closing costs for a net sales price of $966. Net proceeds from the sale of both malls were used to reduce the outstanding borrowings on the Company's credit facilities. In the third quarter of 2012, the Company recorded a loss on impairment of real estate of $419 and $8,047, respectively, to write down the book value of both Properties to the expected net sales price.

In July 2012, the Company sold Massard Crossing, a community center located in Fort Smith, AR, for a gross sales price of $7,803 less commissions and customary closing costs for a net sales price of $7,432. Proceeds from the sale were used to reduce the outstanding borrowings on the Company's credit facilities. The Company recorded a gain of $98 attributable to the sale in the third quarter of 2012.
In March 2012, the Company completed the sale of the second phase of Settlers Ridge, a community center located in Robinson Township, PA, for a gross sales price of $19,144 less commissions and customary closing costs for a net sales price of $18,951. Proceeds from the sale were used to reduce the outstanding borrowings on the Company's credit facilities. The Company recorded a gain of $883 attributable to the sale in the first quarter of 2012. The Company recorded a loss on impairment of real estate of $4,457 in the second quarter of 2011 to write down the book value of this Property to its then estimated fair value. There were no results of operations for this Property for the year ended December 31, 2010 as it was under development during that period.
In January 2012, the Company sold Oak Hollow Square, a community center located in High Point, NC, for a gross sales price of $14,247. Net proceeds of $13,796 were used to reduce the outstanding balance on the Company's unsecured term loan. The Company recorded a loss on impairment of real estate of $255 in the first quarter of 2012 related to the true-up of certain estimated amounts to actual amounts. The Company recorded a loss on impairment of real estate of $729 in the fourth quarter of 2011 to write down the book value of this Property to the estimated net sales price.
In November 2011, the Company completed the sale of Westridge Square, a community center located in Greensboro, NC, for a sales price of $26,125 less commissions and customary closing costs for a net sales price of $25,768. Proceeds from the sale were used to reduce the outstanding borrowings on the unsecured term facility used to acquire the Starmount Properties.
In February 2011, the Company completed the sale of Oak Hollow Mall in High Point, NC, for a gross sales price of $9,000. Net proceeds from the sale were used to retire the outstanding principal balance and accrued interest of $40,281 on the non-recourse loan secured by the Property in accordance with the lender’s agreement to modify the outstanding principal balance and accrued interest to equal the net sales price for the Property and, as a result, the Company recorded a gain on the extinguishment of debt of $31,434 in the first quarter of 2011. The Company also recorded a loss on impairment of real estate in the first quarter of 2011 of $2,746 to write down the book value of the Property to the net sales price. In the second quarter of 2010, the Company recorded a loss on impairment of real estate of $25,435 related to the Property to write down its depreciated book value to its then estimated fair value.
In October 2010, the Company completed the sale of Pemberton Square, a mall located in Vicksburg, MS, for a sales price of $1,863 less commissions and customary closing costs for a net sales price of $1,782.  The Company recorded a gain of $379 attributable to the sale in the fourth quarter of 2010.  Proceeds from the sale were used to reduce the outstanding borrowings on the Company’s credit facilities.
In December 2010, the Company completed the sale of Milford Marketplace, a community center located in Milford, CT, and the conveyance of its ownership interest in the first phase of Settlers Ridge, a community center located in Robinson Township, PA, for a sales price of $111,835 less commissions and customary closing costs for a net sales price of $110,709.  The Company recorded a loss on impairment of real estate of $12,363 in the fourth quarter of 2010 to reflect the fair value of the Properties at the time of the sale.  Net proceeds from the sale, after repayment of a construction loan, were used to reduce the outstanding borrowings on the Company’s credit facilities.
In December 2010, the Company completed the sale of Lakeview Pointe, a community center located in Stillwater, OK, for a sales price of $21,000 less commissions and customary closing costs for a net sales price of $20,631.  The Company recorded a loss on impairment of real estate of $1,302 in the fourth quarter of 2010 to reflect the fair value of the Property at the time of sale.  Net proceeds from the sale, after repayment of a construction loan, were used to reduce the outstanding borrowings on the Company’s secured credit facilities.
Total revenues of the centers and office buildings described above that are included in discontinued operations were $14,078, $21,547 and $34,337 in 2012, 2011 and 2010, respectively.  The total net investment in real estate assets at the time of sale for the office buildings sold during 2013 was $42,607. There were no outstanding loans on the office buildings that were sold in 2013. The total net investment in real estate assets at the time of sale for the centers sold during 2012 was $51,184.  There were no outstanding loans on any of the centers sold during 2012. Discontinued operations for the years ended December 31, 2012, 2011 and 2010 also include true-ups of estimated expense to actual amounts for Properties sold during previous years.

NOTE 5. UNCONSOLIDATED AFFILIATES AND COST METHOD INVESTMENTS

Unconsolidated Affiliates

At December 31, 2012, the Company had investments in the following 16 entities, which are accounted for using the equity method of accounting:

Joint Venture	Property Name	Company's Interest
CBL/T-C, LLC	CoolSprings Galleria, Oak Park Mall, West County Center and Pearland Town Center	60.3%
CBL-TRS Joint Venture, LLC	Friendly Center, The Shops at Friendly Center and a portfolio of six office buildings	50.0%
CBL-TRS Joint Venture II, LLC	Renaissance Center	50.0%
El Paso Outlet Outparcels, LLC	The Outlet Shoppes at El Paso (vacant land)	50.0%
Governor’s Square IB	Governor’s Plaza	50.0%
Governor’s Square Company	Governor’s Square	47.5%
High Pointe Commons, LP	High Pointe Commons	50.0%
High Pointe Commons II-HAP, LP	High Pointe Commons - Christmas Tree Shop	50.0%
JG Gulf Coast Town Center LLC	Gulf Coast Town Center	50.0%
Kentucky Oaks Mall Company	Kentucky Oaks Mall	50.0%
Mall of South Carolina L.P.	Coastal Grand—Myrtle Beach	50.0%
Mall of South Carolina Outparcel L.P.	Coastal Grand—Myrtle Beach (Coastal Grand Crossing and vacant land)	50.0%
Port Orange I, LLC	The Pavilion at Port Orange Phase I	50.0%
Triangle Town Member LLC	Triangle Town Center, Triangle Town Commons and Triangle Town Place	50.0%
West Melbourne I, LLC	Hammock Landing Phases I and II	50.0%
York Town Center, LP	York Town Center	50.0%

Although the Company had majority ownership of certain joint ventures during 2012, 2011 and 2010, it evaluated the investments and concluded that the other partners or owners in these joint ventures had substantive participating rights, such as approvals of:

•	the pro forma for the development and construction of the project and any material deviations or modifications thereto;

•	the site plan and any material deviations or modifications thereto;

•	the conceptual design of the project and the initial plans and specifications for the project and any material deviations or modifications thereto;

•	any acquisition/construction loans or any permanent financings/refinancings;

•	the annual operating budgets and any material deviations or modifications thereto;

•	the initial leasing plan and leasing parameters and any material deviations or modifications thereto; and

•	any material acquisitions or dispositions with respect to the project.
As a result of the joint control over these joint ventures, the Company accounts for these investments using the equity method of accounting.

Condensed combined financial statement information of these unconsolidated affiliates is as follows:

	December 31,
	2012	2011
ASSETS:
Investment in real estate assets	$2,143,187	$2,239,160
Accumulated depreciation	(492,864)	(447,121)
	1,650,323	1,792,039
Developments in progress	21,809	19,640
Net investment in real estate assets	1,672,132	1,811,679
Other assets	175,540	190,465
Total assets	$1,847,672	$2,002,144

LIABILITIES:
Mortgage and other indebtedness	1,456,622	1,478,601
Other liabilities	48,538	51,818
Total liabilities	1,505,160	1,530,419
OWNERS' EQUITY:
The Company	196,694	267,136
Other investors	145,818	204,589
Total owners' equity	342,512	471,725
Total liabilities and owners’ equity	1,847,672	2,002,144

	Year Ended December 31,
	2012	2011	2010 (1)
Revenues	$251,628	$177,222	$154,078
Depreciation and amortization	(82,534)	(58,538)	(53,951)
Other operating expenses	(76,567)	(53,417)	(48,723)
Income from operations	92,527	65,267	51,404
Interest income	1,365	1,420	1,112
Interest expense	(84,421)	(59,972)	(55,161)
Gain on sales of real estate assets	2,063	1,744	1,492
Income from discontinued operations	—	—	166
Net income (loss)	$11,534	$8,459	$(987)

(1) The results of operations of Plaza del Sol, which was sold in June 2010, have been reflected as discontinued operations.

2012 Financings
In December 2012, a subsidiary of CBL/T-C obtained a 10-year $190,000 non-recourse loan, secured by West County Center in Des Peres, MO, that bears a fixed interest rate of 3.4% and matures in December 2022. Net proceeds of $189,687 were used to retire the outstanding borrowings of $142,235 under the previous loan and the excess proceeds were distributed 50/50 to the Company and its partner.
In the third quarter of 2012, Gulf Coast closed on a three-year $7,000 loan with a bank, secured by the third phase expansion of Gulf Coast Town Center, a shopping center located in Ft. Myers, FL. Interest on the loan is at LIBOR plus a margin of 2.5%. The Company has guaranteed 100% of this loan. Proceeds from the loan were distributed to the Company in accordance with the terms of the joint venture agreement and the Company used these funds to reduce the balance on its credit facilities.
During the first quarter of 2012, YTC closed on a $38,000 10-year non-recourse loan, secured by York Town Center in York, PA, which bears interest at a fixed rate of 4.9% and matures in February 2022. Proceeds from the new loan, plus cash on hand, were used to retire an existing loan of $39,379 that was scheduled to mature in March 2012.
Also during the first quarter of 2012, Port Orange closed on the extension and modification of a construction loan secured by The Pavilion at Port Orange in Port Orange, FL, to extend the maturity date to March 2014, remove a 1% LIBOR floor and reduce the capacity from $98,883 to $64,950. Port Orange paid $3,332 to reduce the outstanding balance on the loan to the new capacity amount. There is a one-year extension option remaining on the loan, which is at the joint venture's election, for an outside maturity date of March 2015. Interest on the loan is at LIBOR plus a margin of 3.5%. The Company has guaranteed 100% of the construction loan.
All of the debt on the Properties owned by the unconsolidated affiliates listed above is non-recourse, except for West Melbourne, Port Orange, High Pointe Commons and Gulf Coast. See Note 14 for a description of guarantees the Company has issued related to certain unconsolidated affiliates.

Imperial Valley Mall L.P, Imperial Valley Peripheral L.P., Imperial Valley Commons L.P.

In December 2012, the Company acquired the remaining 40.0% interests in Imperial Valley Mall L.P. and Imperial Valley Peripheral L.P., which owns vacant land adjacent to Imperial Valley Mall in El Centro, CA, from its joint venture partner. The results of operations of Imperial Valley Mall L.P. and Imperial Valley Peripheral L.P. through the acquisition date are included in the table above using the equity method of accounting. From the date of acquisition, the results of operations of Imperial Valley Mall L.P. and Imperial Valley Peripheral L.P. are accounted for on a consolidated basis. The Company also acquired the joint venture partner's 40.0% interest in Imperial Valley Commons L.P., a VIE that owns land adjacent to Imperial Valley Mall. Imperial Valley Commons L.P. was consolidated as a VIE as of December 31, 2011 and continues to be accounted for on a consolidated basis as a wholly-owned entity as of December 31, 2012. See Note 3 for further information.

El Paso Outlet Outparcels, LLC

In April 2012, the Company acquired a 50.0% interest in a joint venture, El Paso Outlet Outparcels, LLC, simultaneously with the acquisition of a 75.0% interest in The Outlet Shoppes at El Paso (see Note 3). The Company's investment was $3,864. The remaining 50.0% interest is owned by affiliates of Horizon Group Properties. El Paso Outlet Outparcels, LLC owns land adjacent to The Outlet Shoppes at El Paso. The terms of the joint venture agreement provide that voting rights, capital contributions and distributions of cash flows will be on a pari passu basis in accordance with the ownership percentages.

CBL/T-C, LLC

In October 2011, the Company entered into a joint venture, CBL/T-C with TIAA-CREF. The Company contributed its interests in CoolSprings Galleria and West County Center, as well as a partial interest in Oak Park Mall, and TIAA-CREF contributed cash of $222,242. The contributed interests were encumbered by a total of $359,334 in mortgage loans. CBL/T-C used a portion of the contributed cash to acquire Pearland Town Center and the remaining interest in Oak Park Mall from the Company for an aggregate purchase price, including transaction costs, of $381,730, consisting of $207,410 in cash and the assumption of a mortgage loan of $174,320. The Company received $5,526 of cash from CBL/T-C for reimbursement of pre-formation expenditures. The Company used $204,210 of the proceeds, net of closing costs and expenses, received from these transactions to repay outstanding borrowings on its secured lines of credit.

The Company and TIAA-CREF each own a 50% interest with respect to the CoolSprings Galleria, Oak Park Mall and West County Center Properties. The terms of the joint venture agreement provide that, with respect to these Properties, voting rights, capital contributions and distributions of cash flows will be on a pari passu basis in accordance with ownership percentages.

The Company and TIAA-CREF own 88% and 12% interests, respectively, in Pearland Town Center. The terms of the joint venture agreement provide that all major decisions, as defined, pertaining to Pearland Town Center require the approval of holders of 90% of the interests in Pearland Town Center and that capital contributions will be made on a pro rata basis in accordance with ownership percentages. The terms of the joint venture also provide that distributions of cash from Pearland Town Center will be made first to TIAA-CREF until it has received a preferred return equal to 8.0%, second to the Company until it has received a preferred return equal to 8.0% and then to the Company and TIAA-CREF pro rata according to ownership interests. Beginning on the second anniversary of CBL/T-C's formation, after TIAA-CREF receives its preferred return, TIAA-CREF will receive distributions until its aggregate unreturned contributions are reduced to $6,000, before any cash distributions are eligible to be made to the Company. Also beginning on the second anniversary of CBL/T-C's formation, after TIAA-CREF has received its preferred return and its unreturned contributions are reduced to $6,000, and after the Company receives its preferred return, all remaining cash distributions will be made to the Company until its aggregate unreturned contributions are reduced to $44,000. Once the Company's aggregate unreturned contributions are reduced to $44,000, all remaining distributions will be made to the Company and TIAA-CREF on a pro rata basis according to the ownership percentages.

The terms of the joint venture also provide that between the second and third anniversaries of CBL/T-C's formation, the Company may elect to purchase TIAA-CREF's interest in Pearland Town Center for a purchase price equal to the greater of (i) the fair value of TIAA-CREF's interest in Pearland Town Center as determined by an appraisal or (ii) TIAA-CREF's invested capital plus a preferred return equal to 8.0%.

The Company has accounted for the formation of CBL/T-C as the sale of a partial interest in the combined CoolSprings Galleria, Oak Park Mall and West County Center Properties and recognized a gain on sale of real estate of $54,327 in 2011, which included the impact of a reserve for future capital expenditures that the Company must fund related to parking decks at West County Center in the amount of $26,439. The Company recorded its investment in CBL/T-C under the equity method of accounting at $116,397, which represented its combined remaining 50% cost basis in the CoolSprings Galleria, Oak Park Mall and West County Center Properties.

The Company determined that CBL/T-C's interest in Pearland Town Center represents a variable interest in such specified assets of a VIE and have accounted for the Pearland Town Center Property separately from the combined CoolSprings Galleria, Oak Park Mall and West County Center Properties discussed above. The Company determined that, because it has the option to acquire TIAA-CREF's interest in Pearland Town Center in the future, it did not qualify as a partial sale and therefore, has accounted for the $18,264 contributed by TIAA-CREF attributable to Pearland Town Center as a financing. This amount is included in mortgage and other indebtedness in the accompanying consolidated balance sheets. Under the financing method, the Company continues to account for Pearland Town Center on a consolidated basis.

Parkway Place L.P.

In October 2010, the Company acquired the remaining 50% interest in Parkway Place in Huntsville, AL, from its joint venture partner. The interest was acquired for total consideration of $38,775, which consisted of $17,831 in a combination of cash paid by the Company and a distribution from the joint venture to the joint venture partner and the assumption of the joint venture partner’s share of the loan secured by Parkway Place with a principal balance of $20,944 at the time of purchase.  The Company recognized a gain on investment of $888 upon acquisition related to the excess of the fair value of the Company’s existing investment over its carrying value at the time of purchase.  The results of operations of Parkway Place through the purchase date are included in the table above.  From the date of purchase, the results of operations of Parkway Place from the date of purchase are reflected on a consolidated basis.

Mall Shopping Center Company

In June 2010, the Company’s 50.6% owned unconsolidated joint venture, Mall Shopping Center Company, sold Plaza del Sol in Del Rio, TX.  The joint venture recognized a gain of $1,244 from the sale, of which the Company’s share was $75, net of the excess of its basis over its underlying equity in the amount of $554.  The results of operations of Mall Shopping Center Company have been reclassified to discontinued operations in the table above for the year ended December 31, 2010.

CBL Macapa

In September 2008, the Company entered into a condominium partnership agreement with several individual investors to acquire a 60% interest in a new retail development in Macapa, Brazil.  In December 2009, the Company entered into an agreement to sell its 60% interest to one of the individual investors for a gross sales price of $1,263, less closing costs for a net sales price of $1,201.  The sale closed in March 2010.  Upon closing, the buyer paid $200 and gave the Company two notes receivable totaling $1,001, both with an interest rate of 10%, for the remaining balance of the purchase price.  There was no gain or loss on this sale.  On April 22, 2010, the buyer paid the first note of $300, due on April 23, 2010, plus applicable interest.  Upon maturity of the second note of $701, due on June 8, 2010, the buyer requested additional time for payment.  The Company and buyer agreed to revised terms regarding the second note of which the buyer pays monthly installments of $45 from July 2010 to June 2011, with a final balloon installment of $161 due in July 2011.  Interest on the revised note is payable at maturity. In late 2011, the Company agreed that if buyer repaid the outstanding principal balance of the note, then the accrued and unpaid interest would be forgiven. As of December 31, 2012, the buyer had paid $579 of the outstanding balance of $657. The Company had not recognized any of the accrued and unpaid interest as income due to the uncertainty that the amount would be collected.

Cost Method Investments

The Company owns a 6.2% noncontrolling interest in subsidiaries of Jinsheng Group (“Jinsheng”), an established mall operating and real estate development company located in Nanjing, China. As of December 31, 2012, Jinsheng owns controlling interests in eight home furnishing shopping malls.

The Company also holds a secured convertible promissory note secured by 16,565,534 Series 2 Ordinary Shares of Jinsheng. The secured note is non-interest bearing and was amended by the Company and Jinsheng in July 2012 to extend to January 22, 2013 the Company's right to convert the outstanding amount of the secured note into 16,565,534 Series A-2 Preferred Shares of Jinsheng (which equates to a 2.275% ownership interest). The amendment also provides that if Jinsheng should complete an initial public offering, the secured note will be converted into common shares of the public company immediately prior to the initial public offering. In October 2012, the Company exercised its right to demand payment of the secured note, which has a face amount of $4,875. Subsequent to December 31, 2012, the Company and Jinsheng amended the note to extend the maturity date. See Note 20 for additional information.
The Company accounts for its noncontrolling interest in Jinsheng using the cost method because the Company does not exercise significant influence over Jinsheng and there is no readily determinable market value of Jinsheng’s shares since they are not publicly traded. The Company initially recorded the secured note at its estimated fair value of $4,513, which reflects a discount of $362 due to the fact that it is non-interest bearing.  The discount was amortized to interest income over the term of the secured note using the effective interest method through March 2009, at which time the Company recorded an other-than-temporary impairment charge to reduce the secured note to its estimated fair value of $2,475 due to a decline in expected cash flows. The decrease resulted from declining occupancy rates and sales due to the then downturn of the real estate market in China.  See Note 15 for information regarding the fair value of the secured note at December 31, 2012.  The noncontrolling interest and the secured note are reflected as investment in unconsolidated affiliates in the accompanying consolidated balance sheets.

NOTE 6. MORTGAGE AND OTHER INDEBTEDNESS

Mortgage and other indebtedness consisted of the following:

	December 31, 2012		December 31, 2011
	Amount	Weighted Average Interest Rate (1)	Amount	Weighted Average Interest Rate (1)
Fixed-rate debt:
Non-recourse loans on operating properties (2)	$3,776,245	5.43%	$3,637,979	5.55%
Recourse term loans on operating properties	—	—%	77,112	5.89%
Financing method obligation (3)	18,264		18,264
Total fixed-rate debt	3,794,509	5.43%	3,733,355	5.54%
Variable-rate debt:
Non-recourse term loans on operating properties	123,875	3.36%	168,750	3.03%
Recourse term loans on operating properties	97,682	1.78%	124,439	2.29%
Construction loans	15,366	2.96%	25,921	3.25%
Unsecured lines of credit (4)	475,626	2.07%	—	—%
Secured lines of credit	10,625	2.46%	27,300	3.03%
Unsecured term loans	228,000	1.82%	409,590	1.67%
Total variable-rate debt	951,174	2.20%	756,000	2.18%
Total	$4,745,683	4.79%	$4,489,355	4.99%

(1)	Weighted-average interest rate includes the effect of debt premiums (discounts), but excludes amortization of deferred financing costs.

(2)
The Company had four interest rate swaps on notional amounts totaling $113,885 as of December 31, 2012 and $117,700 as of December 31, 2011 related to its variable-rate loans on operating Properties to effectively fix the interest rates on the respective loans.  Therefore, these amounts are reflected in fixed-rate debt at December 31, 2012 and 2011.

(3)
This amount represents the noncontrolling partner's equity contribution related to Pearland Town Center that is accounted for as a financing due to certain terms of the CBL/T-C joint venture agreement. See Note 5 for further information.

(4)	The Company converted two of its credit facilities from secured facilities to unsecured facilities in November 2012.

Non-recourse and recourse term loans include loans that are secured by Properties owned by the Company that have a net carrying value of $4,653,227 at December 31, 2012.

Unsecured Lines of Credit

In November 2012, the Company closed on the modification and extension of its $525,000 and $520,000 secured credit facilities. Under the terms of the agreements, of which Wells Fargo Bank NA serves as the administrative agent for the lender groups, the two secured credit facilities were converted to two unsecured credit facilities ("Facility A" and "Facility B") with an increase in capacity on each to $600,000 for a total capacity of $1,200,000. The Company paid aggregate fees of approximately $4,259 in connection with the extension and modification of the facilities. Facility A matures in November 2015 and has a one-year extension option for an outside maturity date of November 2016. Facility B matures in November 2016 and has a one-year extension option for an outside maturity date of November 2017. The extension options on both facilities are at the Company's election, subject to continued compliance with the terms of the facilities, and have a one-time extension fee of 0.20% of the commitment amount of each credit facility. Both unsecured facilities bear interest at an annual rate equal to one-month, three-month, or six-month LIBOR plus a range of 155 to 210 basis points based on the Company's leverage ratio. The Company also pays annual unused facility fees, on a quarterly basis, at rates of either 0.25% or 0.35% based on any unused commitment of each facility. In the event the Company obtains an investment grade rating by either Standard & Poor's or Moody's, the Company may make a one-time irrevocable election to use its credit rating to determine the interest rate on each facility. If the Company were to make such an election, the interest rate on each facility would bear interest at an annual rate equal to one-month, three-month, or six-month LIBOR plus a spread of 100 to 175 basis points. Once the Company elects to use its credit rating to determine the interest rate on each facility, it will begin to pay an annual facility fee that ranges from 0.15% to 0.35% of the total capacity of each facility rather than the annual unused commitment fees as described above. The Company uses its lines of credit for mortgage retirement, working capital, construction and acquisition purposes, as well as issuances of letters of credit. The two unsecured lines of credit had a weighted average interest rate of 2.07% at December 31, 2012. The following summarizes certain information about the unsecured lines of credit as of December 31, 2012:

	Total Capacity	Total Outstanding		Maturity Date	Extended Maturity Date
Facility A	600,000	300,297	(1)	November 2015	November 2016
Facility B	600,000	175,329		November 2016	November 2017
	$1,200,000	$475,626

(1)	There was an additional $601 outstanding on this facility as of December 31, 2012 for letters of credit. Up to $50,000 of the capacity on this facility can be used for letters of credit.

Secured Line of Credit

In June 2012, the Company closed on the extension and modification of its $105,000 secured credit facility. The facility's maturity date was extended to June 2015 and has a one-year extension option, which is at the Company's election and subject to continued compliance with the terms of the facility, for an outside maturity date of June 2016. The facility bears interest at an annual rate equal to one-month LIBOR plus a margin of 175 to 275 basis points based on the Company's leverage ratio. The line is secured by mortgages on certain of the Company’s operating Properties and is used for mortgage retirement, working capital, construction and acquisition purposes. The secured line of credit had a weighted average interest rate of 2.46% at December 31, 2012. The Company also pays a non-usage fee based on the amount of unused availability under its secured line of credit at 0.15% of unused availability. The $105,000 secured credit facility had $10,625 outstanding at December 31, 2012.

The secured line of credit is collateralized by six of the Company’s Properties, or certain parcels thereof, which had an aggregate net carrying value of $130,786 at December 31, 2012.

See Note 20 for subsequent event related to the secured line of credit.

Unsecured Term Loans

The Company has an unsecured term loan of $228,000 that bears interest at LIBOR plus a margin of 1.50% to 1.80% based on the Company’s leverage ratio, as defined in the loan agreement.  At December 31, 2012, the outstanding borrowings of $228,000 under the unsecured term loan had a weighted average interest rate of 1.82%.  In 2012, the Company exercised its one-year extension option to extend the maturity date from April 2012 to April 2013. The Company intends to retire this loan at the maturity date.

The Company had an unsecured term loan that bore interest at LIBOR plus a margin ranging from 0.95% to 1.40%, based on the Company's leverage ratio. The loan was obtained in February 2008 for the exclusive purpose of acquiring certain Properties from the Starmount Company or its affiliates. The Company retired the $127,209 unsecured term loan at its maturity in November 2012 with borrowings from its credit facilities.

Letters of Credit

At December 31, 2012, the Company had additional secured and unsecured lines of credit with a total commitment of $14,000 that can only be used for issuing letters of credit. The letters of credit outstanding under these lines of credit totaled $1,475 at December 31, 2012.

 Fixed-Rate Debt

As of December 31, 2012, fixed-rate loans on operating Properties bear interest at stated rates ranging from 4.54% to 8.50%. Outstanding borrowings under fixed-rate loans include net unamortized debt premiums of $12,830 that were recorded when the Company assumed debt to acquire real estate assets that was at a net above-market interest rate compared to similar debt instruments at the date of acquisition. Fixed-rate loans generally provide for monthly payments of principal and/or interest and mature at various dates through July 2022, with a weighted average maturity of 4.90 years.

2012 Activity
In the fourth quarter of 2012, the Company retired a non-recourse loan with a principal balance of $106,895, secured by Monroeville Mall in Monroeville, PA, with borrowings from the Company's credit facilities. The loan was scheduled to mature in January 2013.
During the third quarter of 2012, the Company retired a $44,480 loan, which was secured by a regional mall, with borrowings from the Company's credit facilities. The loan was scheduled to mature in 2012. The Company recorded a gain on extinguishment of debt of $178 related to the early retirement of this debt.
During the second quarter of 2012, the Company closed on five 10-year non-recourse CMBS loans totaling $342,190. The loans bear interest at fixed rates ranging from 4.750% to 5.099% with a total weighted average interest rate of 4.946%. These loans are secured by WestGate Mall in Spartanburg, SC; Southpark Mall in Colonial Heights, VA; Jefferson Mall in Louisville, KY; Fashion Square Mall in Saginaw, MI and Arbor Place in Douglasville, GA. Proceeds were used to pay down the Company's credit facilities and to retire an existing loan with a balance of $30,763 secured by Southpark Mall.
Additionally, during the second quarter of 2012, the Company closed on a $22,000 10-year non-recourse loan with an insurance company at a fixed interest rate of 5.00% secured by CBL Centers I and II in Chattanooga, TN. The new loan was used to pay down the Company's credit facilities, which had been used in April 2012 and February 2012 to retire the balances on the maturing loans on CBL Centers II and I which had principal outstanding balances of $9,078 and $12,818, respectively.
During the first quarter of 2012, the Company closed on a $73,000 10-year non-recourse CMBS loan secured by Northwoods Mall in Charleston, SC, which bears a fixed interest rate of 5.075%. Proceeds were used to reduce outstanding balances on the Company's credit facilities.
Also during the first quarter of 2012, the Company retired 14 operating property loans with an aggregate principal balance of $381,568 that were secured by Arbor Place, The Landing at Arbor Place, Fashion Square, Hickory Hollow Mall, The Courtyard at Hickory Hollow, Jefferson Mall, Massard Crossing, Northwoods Mall, Old Hickory Mall, Pemberton Plaza, Randolph Mall, Regency Mall, WestGate Mall and Willowbrook Plaza with borrowings from its secured credit facilities. See Note 4 related to the sale of Massard Crossing, Hickory Hollow Mall and Willowbrook Plaza in 2012.
In the first quarter of 2012, the lender of the non-recourse mortgage loan secured by Columbia Place in Columbia, SC notified the Company that the loan had been placed in default. Columbia Place generates insufficient income levels to cover the debt service on the mortgage, which had a balance of $27,265 at December 31, 2012, and a contractual maturity date of September

2013. The lender on the loan receives the net operating cash flows of the property each month in lieu of scheduled monthly mortgage payments.
See Note 20 for operating property loan retired subsequent to December 31, 2012.

2011 Activity

During the fourth quarter of 2011, the Company closed on a $140,000 ten-year non-recourse mortgage loan secured by Cross Creek Mall in Fayetteville, NC, which bears a fixed interest rate of 4.54%. The Company also closed on a $60,000 ten-year non-recourse CMBS loan with a fixed interest rate of 5.73% secured by The Outlet Shoppes at Oklahoma City in Oklahoma City, OK. Proceeds were used to retire existing loans with a principal balance of $56,823 and $39,274, respectively, and to pay down the Company's secured credit facilities.

During the third quarter of 2011, the Company closed on two ten-year, non-recourse mortgage loans totaling $128,800, including a $50,800 loan secured by Alamance Crossing in Burlington, NC and a $78,000 loan secured by Asheville Mall in Asheville, NC. The loans bear interest at fixed rates of 5.83% and 5.80%, respectively. Proceeds were used to repay existing loans with principal balances of $51,847 and $61,346, respectively, and to pay down the Company's secured credit facilities.

During the second quarter of 2011, the Company closed on two separate ten-year, non-recourse mortgage loans totaling $277,000, including a $185,000 loan secured by Fayette Mall in Lexington, KY and a $92,000 loan secured by Mid Rivers Mall in St. Charles, MO. The loans bear interest at fixed rates of 5.42% and 5.88%, respectively. Proceeds were used to repay existing loans with principal balances of $84,733 and $74,748, respectively, and to pay down the Company’s secured credit facilities. In addition, the Company retired a loan with a principal balance of $36,317 that was secured by Panama City Mall in Panama City, FL with borrowings from its secured credit facilities.

During the first quarter of 2011, the Company closed on five separate non-recourse mortgage loans totaling $268,905. These loans have ten-year terms and include a $95,000 loan secured by Parkdale Mall and Parkdale Crossing in Beaumont, TX; a $99,400 loan secured by Park Plaza in Little Rock, AR; a $44,100 loan secured by EastGate Mall in Cincinnati, OH; a $19,800 loan secured by Wausau Center in Wausau, WI; and a $10,605 loan secured by Hamilton Crossing in Chattanooga, TN. The loans bear interest at a weighted average fixed rate of 5.64% and are not cross-collateralized. Proceeds were used to pay down the Company's secured credit facilities.

Variable-Rate Debt

Recourse term loans for the Company’s operating Properties bear interest at variable interest rates indexed to the LIBOR rate. At December 31, 2012, interest rates on such recourse loans varied from 1.21% to 3.36%. These loans mature at various dates from February 2013 to December 2016, with a weighted average maturity of 2.87 years, and several have extension options of up to one year.

2012 Activity
During the third quarter of 2012, the Company retired a $77,500 loan, secured by RiverGate Mall in Nashville, TN, with borrowings from the Company's secured credit facilities. The loan was scheduled to mature in September 2012.
During the second quarter of 2012, the Company entered into a 75%/25% joint venture, Atlanta Outlet Shoppes, LLC, with a third party to develop, own and operate The Outlet Shoppes at Atlanta, an outlet center development located in Woodstock, GA. In August 2012, the joint venture closed on a construction loan with a maximum capacity of $69,823 that bears interest at LIBOR plus a margin of 275 basis points. The loan matures in August 2015 and has two one-year extensions available, which are at our option. The Company has guaranteed 100% of this loan.

Also during the second quarter of 2012, the Company closed on the extension and modification of a recourse loan secured by Statesboro Crossing in Statesboro, GA to extend the maturity date to February 2013 and reduce the amount available under the loan from $20,911 to equal the outstanding balance of $13,568. The interest rate remained at one-month LIBOR plus a spread of 1.00%. This loan was retired subsequent to December 31, 2012. See Note 20 for further information.

2011 Activity
During the fourth quarter of 2011, the borrowing amount on a non-recourse loan secured by St. Clair Square in Fairview Heights, IL was increased from $69,375 to $125,000 and extended for a five-year period from December 2011 to December 2016, with a reduction in the interest rate to LIBOR plus 300 basis points. Additionally, the Company closed a $58,000 recourse mortgage loan secured by The Promenade in D'lberville, MS with a three-year initial term and two two-year extensions. The loan bears interest of 75% of LIBOR plus 175 basis points. The Company also closed on the extension of a $3,300 loan secured by Phase II of Hammock Landing in West Melbourne, FL. The loan's maturity date was extended to November 2013 at its existing interest rate of LIBOR plus a margin of 2.00%.

During the first quarter of 2011, the Company closed on four separate loans totaling $120,165. These loans have five-year terms and include a $36,365 loan secured by Stroud Mall in Stroud, PA; a $58,100 loan secured by York Galleria in York, PA; a $12,100 loan secured by Gunbarrel Pointe in Chattanooga, TN; and a $13,600 loan secured by CoolSprings Crossing in Nashville, TN. These four loans have partial-recourse features totaling $7,540 at December 31, 2011, which decreases as the aggregate principal amount outstanding on the loans is amortized. The loans bear interest at LIBOR plus a margin of 2.40% and are not cross-collateralized. Proceeds were used to pay down the Company's secured credit facilities. The Company has interest rate swaps in place for the full term of each five-year loan to effectively fix the interest rates. As a result, these loans bear interest at a weighted average fixed rate of 4.57%. See Interest Rate Hedge Instruments below for additional information.

Construction Loan
In the third quarter of 2012, the Company retired a $2,023 land loan, secured by The Forum at Grandview in Madison, MS, with borrowings from the Company's secured credit facilities. The loan was scheduled to mature in September 2012.

Covenants and Restrictions

The agreements to the unsecured and secured lines of credit contain, among other restrictions, certain financial covenants including the maintenance of certain financial coverage ratios, minimum net worth requirements, minimum unencumbered asset and interest ratios, maximum secured indebtedness ratios and limitations on cash flow distributions.  The Company believes that it was in compliance with all covenants and restrictions at December 31, 2012.

The following presents the Company's compliance with key unsecured debt covenant compliance ratios as of December 31, 2012:

Ratio	Required	Actual
Debt to total asset value	< 60%	52.6%
Ratio of unencumbered asset value to unsecured indebtedness	> 1.60x	3.13x
Ratio of unencumbered NOI to unsecured interest expense	> 1.75x	11.41x
Ratio of EBITDA to fixed charges (debt service)	> 1.50x	2.00x

The agreements to the two $600,000 unsecured credit facilities described above, each with the same lead lender, contain default provisions customary for transactions of this nature (with applicable customary grace periods). Additionally, any default in the payment of any recourse indebtedness greater than or equal to $50,000 or any non-recourse indebtedness greater than $150,000 (for the Company's ownership share) of the Company, the Operating Partnership or any Subsidiary, as defined, will constitute an event of default under the agreements to the credit facilities. The credit facilities also restrict the Company's ability to enter into any transaction that could result in certain changes in its ownership or structure as described under the heading “Change of Control/Change in Management” in the agreements to the credit facilities. The obligations of the Company under the agreement also will be unconditionally guaranteed, jointly and severally, by any subsidiary of the Company to the extent such subsidiary becomes a material subsidiary and is not otherwise an excluded subsidiary, as defined in the agreement.

The agreement to the $228,000 unsecured term loan described above, with the same lead lender as the unsecured credit facilities, contains default and cross-default provisions customary for transactions of this nature (with applicable customary grace periods) in the event (i) there is a default in the payment of any indebtedness owed by the Company to any institution which is a part of the lender group for the unsecured term loan, or (ii) there is any other type of default with respect to any indebtedness owed by the Company to any institution which is a part of the lender group for the unsecured term loan and such lender accelerates the payment of the indebtedness owed to it as a result of such default.  The unsecured term loan agreement provides that, upon the occurrence and continuation of an event of default, payment of all amounts outstanding under the unsecured term loan and those facilities with which the agreement references cross-default provisions may be accelerated and the lenders' commitments may be terminated.  Additionally, any default in the payment of any recourse indebtedness greater than 1% of gross asset value or default in the payment of any non-recourse indebtedness greater than 3% of gross asset value of the Company, the Operating Partnership and Significant Subsidiaries, as defined, regardless of whether the lending institution is a part of the lender group for the unsecured term loan, will constitute an event of default under the agreement to the unsecured term loan.

Several of the Company’s malls/open-air centers, associated centers and community centers, in addition to the corporate office building are owned by special purpose entities that are included in the Company’s consolidated financial statements. The sole business purpose of the special purpose entities is to own and operate these Properties. The real estate and other assets owned by these special purpose entities are restricted under the loan agreements in that they are not available to settle other debts of the Company. However, so long as the loans are not under an event of default, as defined in the loan agreements, the cash flows from these Properties, after payments of debt service, operating expenses and reserves, are available for distribution to the Company.

Scheduled Principal Payments

As of December 31, 2012, the scheduled principal amortization and balloon payments of the Company’s consolidated debt, excluding extensions available at the Company’s option, on all mortgage and other indebtedness, including construction loans and lines of credit, are as follows:

2013	$503,171
2014	714,874
2015	559,012
2016	779,514
2017	552,682
Thereafter	1,623,600
4,732,853
Net unamortized premiums	12,830
$4,745,683

Of the $503,171 of scheduled principal payments in 2013, $202,812 relates to the maturing principal balances of six operating Property loans, $228,000 relates to one unsecured term loan and $72,359 represents scheduled principal amortization. Two maturing operating Property loans with principal balances totaling $26,200 outstanding as of December 31, 2012 have extensions available at the Company’s option, leaving approximately $404,612 of loan maturities in 2013 that the Company intends to retire or refinance.  Subsequent to December 31, 2012, the Company retired two operating Property loans with an aggregate balance of $77,121 as of December 31, 2012.

The Company has extension options available, at its election and subject to continued compliance with the terms of the facilities, related to the maturities of its unsecured and secured credit facilities. The credit facilities may be used to retire loans maturing in 2013 as well as to provide additional flexibility for liquidity purposes.

Interest Rate Hedging Instruments

The Company records its derivative instruments in its consolidated balance sheets at fair value.  The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the derivative has been designated as a hedge and, if so, whether the hedge has met the criteria necessary to apply hedge accounting.
The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements.  To accomplish these objectives, the Company primarily uses interest rate swaps and caps as part of its interest rate risk management strategy.  Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.  Interest rate caps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an up-front premium.

The effective portion of changes in the fair value of derivatives designated as, and that qualify as, cash flow hedges is recorded in accumulated other comprehensive income (loss) (“AOCI/L”) and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings.  Such derivatives were used to hedge the variable cash flows associated with variable-rate debt.
In the first quarter of 2012, the Company entered into a $125,000 interest rate cap agreement (amortizing to $122,375) to hedge the risk of changes in cash flows on the borrowings of one of its properties equal to the cap notional. The interest rate cap protects the Company from increases in the hedged cash flows attributable to overall changes in 3-month LIBOR above the strike rate of the cap on the debt. The strike rate associated with the interest rate cap is 5.0%. The cap matures in January 2014.

As of December 31, 2012, the Company had the following outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk:

Interest Rate Derivative	Number of Instruments	Notional Amount
Interest Rate Cap	1	$123,875
Interest Rate Swaps	4	$113,885

The following tables provide further information relating to the Company’s interest rate derivatives that were designated as cash flow hedges of interest rate risk as of December 31, 2012 and 2011:

Instrument Type	Location in Consolidated Balance Sheet	Notional Amount	Designated Benchmark Interest Rate	Strike Rate	Fair Value at 12/31/12	Fair Value at 12/31/11	Maturity Date
Cap	Intangible lease assets and other assets	$ 123,875 (amortizing to $122,375)	3-month LIBOR	5.000%	$—	$—	Jan 2014

Pay fixed/ Receive variable Swap	Accounts payable and accrued liabilities	$ 55,057 (amortizing to $48,337)	1-month LIBOR	2.149%	$(2,775)	$(2,674)	Apr 2016
Pay fixed/ Receive variable Swap	Accounts payable and accrued liabilities	$ 34,469 (amortizing to $30,276)	1-month LIBOR	2.187%	(1,776)	(1,725)	Apr 2016
Pay fixed/ Receive variable Swap	Accounts payable and accrued liabilities	$ 12,887 (amortizing to $11,313)	1-month LIBOR	2.142%	(647)	(622)	Apr 2016
Pay fixed/ Receive variable Swap	Accounts payable and accrued liabilities	$ 11,472 (amortizing to $10,083)	1-month LIBOR	2.236%	(607)	(596)	Apr 2016
					$(5,805)	$(5,617)

Hedging Instrument	Gain (Loss) Recognized in OCI/L (Effective Portion)			Location of Losses Reclassified from AOCI/L into Earnings (Effective Portion)	Loss Recognized in Earnings (Effective Portion)			Location of Gain (Loss) Recognized in Earnings (Ineffective Portion)	Gain Recognized in Earnings (Ineffective Portion)
	2012	2011	2010		2012	2011	2010		2012	2011	2010
Interest rate contracts	$(207)	$(5,521)	$2,742	Interest Expense	$(2,267)	$(1,904)	$(2,883)	Interest Expense	$—	$—	$23

As of December 31, 2012, the Company expects to reclassify approximately $2,219 of losses currently reported in accumulated other comprehensive income to interest expense within the next twelve months due to the amortization of its outstanding interest rate contracts.  Fluctuations in fair values of these derivatives between December 31, 2012 and the respective dates of termination will vary the projected reclassification amount.
See Notes 2 and 15 for additional information regarding the Company’s interest rate hedging instruments.

NOTE 7. SHAREHOLDERS’ EQUITY

Common Stock

The Company's authorized common stock consists of 350,000,000 shares at $0.01 par value per share. The Company had 161,309,652 and 148,364,037 share of common stock issued and outstanding as of December 31, 2012 and 2011, respectively.

Preferred Stock
The Company's authorized preferred stock consists of 15,000,000 shares at $0.01 par value per share. A description of the Company's cumulative redeemable preferred stock is listed below.
In October 2012, the Company completed an underwritten public offering of 6,900,000 depositary shares, each representing 1/10th of a share of its newly designated Series E Preferred Stock at $25.00 per depositary share. The Company received net proceeds from the offering of approximately $166,636 after deducting the underwriting discount and offering expenses. A portion of the net proceeds from this offering were used to redeem all the Company's outstanding Series C Shares with an aggregate liquidation preference of $115,000 and $891 related to accrued and unpaid dividends for an aggregate redemption amount of $115,891. The remaining net proceeds of $50,745 were used to reduce outstanding balances on the Company's credit facilities. The Company will pay cumulative dividends on the Series E Preferred Stock from the date of original issuance in the amount of $1.65625 per depositary share each year, which is equivalent to 6.625% of the $25.00 liquidation preference per depositary share. The Company may not redeem the Series E Preferred Stock before October 12, 2017, except in limited circumstances to preserve the Company's REIT status or in connection with a change of control. On or after October 12, 2017, the Company may, at its option, redeem the Series E Preferred Stock in whole at any time or in part from time to time by paying $25.00 per depositary share, plus any accrued and unpaid dividends up to, but not including, the date of redemption. The Series E Preferred Stock generally has no stated maturity and will not be subject to any sinking fund or mandatory redemption. The Series E Preferred Stock is not convertible into any of the Company's securities, except under certain circumstances in connection with a change of control. Owners of the depositary shares representing Series E Preferred Stock generally have no voting rights except under dividend default.
The Company had 18,150,000 depositary shares, each representing 1/10th of a share of the Company's 7.375% Series D Preferred Stock with a par value of $0.01 per share, outstanding as of December 31, 2012 and 2011. The Series D Preferred Stock has a liquidation preference of $250.00 per share ($25.00 per depositary share). The dividends on the Series D Preferred Stock are cumulative, accrue from the date of issuance and are payable quarterly in arrears at a rate of $18.4375 per share ($1.84375 per depositary share) per annum. The Series D Preferred Stock has no stated maturity, is not subject to any sinking fund or mandatory redemption, and is not convertible into any other securities of the Company. The Company may redeem shares, in whole or in part, at any time for a cash redemption price of $250.00 per share ($25.00 per depositary share) plus accrued and unpaid dividends.
On November 5, 2012, the Company redeemed all 460,000 Series C Shares and all outstanding depositary shares, each representing 1/10th of a Series C Share for $115,891. The Company recorded a charge to preferred dividends of $3,773 upon redemption to write off direct issuance costs related to the Series C Shares and underlying depositary shares.

Dividends

The Company paid first, second and third quarter 2012 cash dividends on its common stock of $0.22 per share on April 17th, July 17th and October 16th 2012, respectively.  On November 28, 2012, the Company's Board of Directors declared a fourth quarter cash dividend of $0.22 per share that was paid on January 16, 2013, to shareholders of record as of December 28, 2012. The dividend declared in the fourth quarter of 2012, totaling $35,485, is included in accounts payable and accrued liabilities at December 31, 2012.  The total dividend included in accounts payable and accrued liabilities at December 31, 2011 was $31,156.

The allocations of dividends declared and paid for income tax purposes are as follows:

	Year Ended December 31,
	2012		2011	2010
Dividends declared:
Common stock	$0.83	(1)	$0.84	$0.80
Series C preferred stock	$14.53	(2)	$19.38	$19.38
Series D preferred stock	$18.44		$18.44	$18.44
Series E preferred stock	$3.91	(3)	$—	$—

Allocations:
Common stock
Ordinary income	100.00%		100.00%	100.00%
Capital gains 25% rate	—%		—%	—%
Return of capital	—%		—%	—%
Total	100.00%		100.00%	100.00%

Preferred stock (4)
Ordinary income	100.00%		100.00%	100.00%
Capital gains 25% rate	—%		—%	—%
Total	100.00%		100.00%	100.00%

(1)	Of the $0.22 per share dividend declared on November 18, 2012 and paid January 16, 2013, $0.17 per share is taxable in 2012 and $0.05 per share will be reported and is taxable in 2013.

(2)	Represents the three regular quarterly dividends paid in 2012, prior to the redemption on November 5, 2012.

(3)	Represents dividends for the partial quarter covering October 5, 2012 through December 31, 2012.

(4)	The allocations for income tax purposes are the same for each series of preferred stock for each period presented.
NOTE 8. REDEEMABLE NONCONTROLLING INTERESTS AND NONCONTROLLING INTERESTS

Redeemable Noncontrolling Interest and Noncontrolling Interests in the Operating Partnership

The redeemable noncontrolling interest and noncontrolling interests in the Operating Partnership are represented by common units and special common units of limited partnership interest in the Operating Partnership (the “Operating Partnership Units”) that the Company does not own.

Noncontrolling interests include the aggregate noncontrolling partnership interest in the Operating Partnership that is not owned by the Company and for which each of the noncontrolling limited partners has the right to exchange all or a portion of its partnership interests for shares of the Company’s common stock, or at the Company’s election, their cash equivalent.  When an exchange occurs, CBL assumes the noncontrolling limited partner’s ownership interests in the Operating Partnership. The number of shares of common stock received by a noncontrolling limited partner of the Operating Partnership upon exercise of its exchange rights will be equal, on a one-for-one basis, to the number of Operating Partnership Units exchanged by the noncontrolling limited partner. The amount of cash received by the noncontrolling limited partner, if CBL elects to pay cash, will be based on the five-day trailing average of the trading price at the time of exercise of the shares of common stock that would otherwise have been received by the noncontrolling limited partner in the exchange. Neither the noncontrolling limited partnership interests in the Operating Partnership nor the shares of common stock of the Company are subject to any right of mandatory redemption.

Series S Special Common Units

Redeemable noncontrolling interest includes a noncontrolling partnership interest in the Operating Partnership for which the partnership agreement includes redemption provisions that may require the Company to redeem the partnership interest for real property.  In July 2004, the Company issued 1,560,940 Series S special common units (“S-SCUs”), all of which are outstanding as of December 31, 2012, in connection with the acquisition of Monroeville Mall. Under the terms of the Operating Partnership’s limited partnership agreement, the holder of the S-SCUs has the right to exchange all or a portion of its partnership interest for shares of the Company’s common stock or, at the Company’s election, their cash equivalent. The holder has the additional right to, at any time after the seventh anniversary of the issuance of the S-SCUs, require the Operating Partnership to acquire a qualifying property and distribute it to the holder in exchange for the S-SCUs. Generally, the acquisition price of the qualifying property cannot be more than the lesser of the consideration that would be received in a normal exchange, as discussed above, or $20,000, subject to certain limited exceptions.  Should the consideration that would be received in a normal exchange exceed the maximum property acquisition price as described in the preceding sentence, the excess portion of its partnership interest could be exchanged for shares of the Company’s stock or, at the Company’s election, their cash equivalent.  The S-SCUs received a minimum distribution of $2.53825 per unit per year for the first five years, and receive a minimum distribution of $2.92875 per unit per year thereafter.

Series L Special Common Units

In June 2005, the Company issued 571,700 L-SCUs, all of which are outstanding as of December 31, 2012, in connection with the acquisition of Laurel Park Place. The L-SCUs receive a minimum distribution of $0.7572 per unit per quarter ($3.0288 per unit per year). Upon the earlier to occur of June 1, 2020, or when the distribution on the common units exceeds $0.7572 per unit for four consecutive calendar quarters, the L-SCUs will thereafter receive a distribution equal to the amount paid on the common units. In December 2012, the Company issued 622,278 common units valued at $14,000 to acquire the remaining 30% noncontrolling interest in Laurel Park Place. The $14,000 value of the noncontrolling interest was recorded as a deferred purchase liability in Accounts Payable and Accrued Liabilities on the consolidated balance sheet upon the original acquisition of Laurel Park Place in 2005.

Series K Special Common Units

In November 2005, the Company issued 1,144,924 K-SCUs, all of which are outstanding as of December 31, 2012, in connection with the acquisition of Oak Park Mall, Eastland Mall and Hickory Point Mall. The K-SCUs received a dividend at a rate of 6.0%, or $2.85 per K-SCU, for the first year following the close of the transaction and receive a dividend at a rate of 6.25%, or $2.96875 per K-SCU, thereafter. When the quarterly distribution on the Operating Partnership’s common units exceeds the quarterly K-SCU distribution for four consecutive quarters, the K-SCUs will receive distributions at the rate equal to that paid on the Operating Partnership’s common units. At any time following the first anniversary of the closing date, the holders of the K-SCUs may exchange them, on a one-for-one basis, for shares of the Company’s common stock or, at the Company’s election, their cash equivalent.

Series J Special Common Units

During 2011, a holder of 125,100 J-SCU's exercised its conversion rights. The Company was requested to exchange common stock for these units, and elected to do so. Additionally during 2011, the Company converted 15,435,754 J-SCUs, which represented all of the outstanding J-SCUs, to common units pursuant to its rights to do so. Prior to the conversion the J-SCUs received a minimum distribution equal to $0.3628125 per unit per quarter ($1.45125 per unit per year), subject to certain adjustments if the distribution on the common units was equal to or less than $0.21875 for four consecutive quarters. After March 31, 2011, the common units issued in the conversion receive a distribution equal to that paid on all other common units.

Common Units of Limited Partnership Interest in the Operating Partnership

During 2012, holders of 12,690,628 common units of limited partnership interest in the Operating Partnership exercised their conversion rights. The Company elected to pay cash of $3,965 for 224,628 common units and to issue 12,466,000 shares of common stock in exchange for the remaining common units.

During the fourth quarter of 2011, holders of 401,324 common units of limited partnership interest in the Operating Partnership exercised their conversion rights. The Company elected to pay cash of $5,869 for these units in the first quarter of 2012.

During 2010, holders of 9,807,013 J-SCUs exercised their conversion rights.  The Company was requested to exchange common stock for these units, and elected to do so.

Outstanding rights to convert redeemable noncontrolling interests and noncontrolling interests in the Operating Partnership to common stock were held by the following parties at December 31, 2012 and 2011:

	December 31,
	2012	2011
Jacobs	—	13,044,407
CBL’s Predecessor	18,172,690	18,604,156
Third parties	11,372,897	10,368,016
Total Operating Partnership Units	29,545,587	42,016,579

The assets and liabilities allocated to the Operating Partnership’s redeemable noncontrolling interest and noncontrolling interests are based on their ownership percentages of the Operating Partnership at December 31, 2012 and 2011.  The ownership percentages are determined by dividing the number of Operating Partnership Units held by each of the redeemable noncontrolling interest and the noncontrolling interests at December 31, 2012 and 2011 by the total Operating Partnership Units outstanding at December 31, 2012 and 2011, respectively.  The redeemable noncontrolling interest ownership percentage in assets and liabilities of the Operating Partnership was 0.8% at December 31, 2012 and 2011.  The noncontrolling interest ownership percentage in assets and liabilities of the Operating Partnership was 14.7% and 21.3% at December 31, 2012 and 2011, respectively.

Income is allocated to the Operating Partnership’s redeemable noncontrolling interest and noncontrolling interests based on their weighted average ownership during the year. The ownership percentages are determined by dividing the weighted average number of Operating Partnership Units held by each of the redeemable noncontrolling interest and noncontrolling interests by the total weighted average number of Operating Partnership Units outstanding during the year.

A change in the number of shares of common stock or Operating Partnership Units changes the percentage ownership of all partners of the Operating Partnership.  An Operating Partnership Unit is considered to be equivalent to a share of common stock since it generally is exchangeable for shares of the Company’s common stock or, at the Company’s election, their cash equivalent. As a result, an allocation is made between redeemable noncontrolling interest, shareholders’ equity and noncontrolling interests in the Operating Partnership in the accompanying balance sheet to reflect the change in ownership of the Operating Partnership’s underlying equity when there is a change in the number of shares and/or Operating Partnership Units outstanding.  During 2012, 2011 and 2010, the Company allocated $3,197, $3,005 and $3,139, respectively, from shareholders’ equity to redeemable noncontrolling interest. During 2012, 2011 and 2010, the Company allocated $163, $2,200 and $12,433, respectively, from shareholders' equity to noncontrolling interest.

The total redeemable noncontrolling interest in the Operating Partnership was $33,835 and $26,036 at December 31, 2012 and 2011, respectively.  The total noncontrolling interest in the Operating Partnership was $128,907 and $202,833 at December 31, 2012 and 2011, respectively.
On November 28, 2012, the Operating Partnership declared distributions of $1,143 and $7,062 to the Operating Partnership’s redeemable noncontrolling limited partners and noncontrolling limited partners, respectively. The distributions were paid on January 16, 2012. This distribution represented a distribution of $0.22 per unit for each common unit and $0.7322 to $0.7572 per unit for certain special common units in the Operating Partnership. The total distribution is included in accounts payable and accrued liabilities at December 31, 2012.

On November 30, 2011, the Operating Partnership declared distributions of $1,143 and $9,418 to the Operating Partnership’s redeemable noncontrolling limited partners and noncontrolling limited partners, respectively. The distributions were paid on January 16, 2013. This distribution represented a distribution of $0.22 per unit for each common unit and $0.7322 to $0.7572 per unit for certain special common units in the Operating Partnership. The total distribution is included in accounts payable and accrued liabilities at December 31, 2011.

Redeemable Noncontrolling Interests and Noncontrolling Interests in Other Consolidated Subsidiaries

Redeemable noncontrolling interests includes the aggregate noncontrolling ownership interest in five of the Company’s other consolidated subsidiaries that is held by third parties and for which the related partnership agreements contain redemption provisions at the holder’s election that allow for redemption through cash and/or properties.  The total redeemable noncontrolling interests in other consolidated subsidiaries was $430,247 and $430,069 at December 31, 2012 and 2011, respectively.

The redeemable noncontrolling interests in other consolidated subsidiaries includes the third party interest in the Company’s subsidiary that provides security and maintenance services and the perpetual preferred joint venture units (“PJV units”) issued to Westfield Group (“Westfield”) for its preferred interest in CW Joint Venture, LLC, a Company-controlled entity (“CWJV”), consisting of four of the Company’s other consolidated subsidiaries.  Activity related to the redeemable noncontrolling preferred joint venture interest represented by the PJV units is as follows:

	Year Ended December 31,
	2012	2011
Beginning Balance	$423,834	$423,834
Net income attributable to redeemable noncontrolling preferred joint venture interest	20,686	20,637
Distributions to redeemable noncontrolling preferred joint venture interest	(20,686)	(20,637)
Ending Balance	$423,834	$423,834

See Note 14 for additional information regarding the PJV units.

The Company had 26 and 18 other consolidated subsidiaries at December 31, 2012 and 2011, respectively, that had noncontrolling interests held by third parties and for which the related partnership agreements either do not include redemption provisions or are subject to redemption provisions that do not require classification outside of permanent equity. The total noncontrolling interests in other consolidated subsidiaries was $63,497 and $4,280 at December 31, 2012 and 2011, respectively.

The assets and liabilities allocated to the redeemable noncontrolling interests and noncontrolling interests in other consolidated subsidiaries are based on the third parties’ ownership percentages in each subsidiary at December 31, 2012 and 2011. Income is allocated to the redeemable noncontrolling interests and noncontrolling interests in other consolidated subsidiaries based on the third parties’ weighted average ownership in each subsidiary during the year.

Variable Interest Entities

Kirkwood Mall Mezz, LLC

On December 27, 2012, the Company entered into a joint venture, Kirkwood Mall Mezz, LLC, to acquire a 49% ownership interest in Kirkwood Mall located in Bismarck, ND. The Company executed an agreement to acquire the remaining 51% interest within 90 days subject to lender approval to assume $40,368 of non-recourse debt. See Note 3 for additional information. The Company determined that its investment in this joint venture represents a variable interest in a VIE and that the Company is the primary beneficiary since under the terms of the agreement the Company's equity investment is at risk while the third party has a fixed price for which it will sell its remaining 51% equity interest to the Company. As a result, the joint venture is presented in the accompanying consolidated financial statements as of December 31, 2012 on a consolidated basis, with the interests of the third party reflected as a noncontrolling interest. At December 31, 2012, this joint venture had total assets of $102,936 and a mortgage note payable of $40,368.

Gettysburg Outlet Holding, LLC
In the second quarter of 2012, the Company entered into a joint venture, Gettysburg Outlet Center Holding LLC, with a third party to develop, own, and operate The Outlet Shoppes at Gettysburg. The Company holds a 50% ownership interest in this joint venture. The Company determined that its investment in this joint venture represents a variable interest in a VIE and that the Company is the primary beneficiary since it has the power to direct activities of the joint venture that most significantly impact the joint venture's economic performance. As a result, the joint venture is presented in the accompanying consolidated financial statements as of December 31, 2012 on a consolidated basis, with the interests of the third party reflected as a noncontrolling interest. At December 31, 2012, this joint venture had total assets of $45,047 and a mortgage note payable of $40,170.
El Paso Outlet Center Holding, LLC
In the second quarter of 2012, the Company entered into a joint venture, El Paso Outlet Center Holding, LLC, with a third party to develop, own, and operate The Outlet Shoppes at El Paso. The Company holds a 75% ownership interest in the joint venture. The Company determined that its investment in this joint venture represents a variable interest in a VIE and that the Company is the primary beneficiary since it has the power to direct activities of the joint venture that most significantly impact the joint venture's economic performance. As a result, the joint venture is presented in the accompanying consolidated financial statements as of December 31, 2012 on a consolidated basis, with the interests of the third party reflected as a noncontrolling interest. At December 31, 2012, this joint venture had total assets of $121,499 and a mortgage note payable of $66,367.

 Imperial Valley Commons, L.P.

In December 2012, the Company completed its acquisition of the 40% noncontrolling interest in Imperial Valley Commons, L.P. The Company previously had a 60% ownership interest in the joint venture with a third party for the potential development of Imperial Valley Commons, a community retail shopping center in El Centro, CA.  The Company determined that its investment represented a variable interest in a VIE and that the Company was the primary beneficiary since it had the ability to direct the activities of the joint venture that most significantly impacted the joint venture’s economic performance.  As a result, the joint venture was presented in the accompanying consolidated financial statements as of December 31, 2011 on a consolidated basis, with any interests of the third party reflected as noncontrolling interest.  At December 31, 2011, this joint venture had total assets of $26,680 and was not encumbered. Following the Company's acquisition of the noncontrolling interest in December 2012, this subsidiary is now wholly-owned, and is no longer a VIE.

PPG Venture I Limited Partnership

The Company had a 10% ownership interest and was the primary beneficiary in the PPG Venture I Limited Partnership. As a result, the Company consolidated this joint venture. In 2011, the joint venture owned and operated Willowbrook Plaza in Houston, TX, Massard Crossing in Ft. Smith, AR and Pemberton Plaza in Vicksburg, MS. Willowbrook Plaza and Massard Crossing were sold in 2012. See Note 4 for additional information related to these dispositions. At December 31, 2011, this joint venture had total assets of $49,373 and a mortgage note payable of $34,349. Pemberton Plaza was distributed out of the joint venture to the Company prior to December 31, 2012 and the joint venture was dissolved in January 2013.

NOTE 9. MINIMUM RENTS

The Company receives rental income by leasing retail shopping center space under operating leases. Future minimum rents are scheduled to be received under non-cancellable tenant leases at December 31, 2012, as follows:

2013	$606,929
2014	531,262
2015	469,128
2016	398,254
2017	325,306
Thereafter	1,071,570
$3,402,449

Future minimum rents do not include percentage rents or tenant reimbursements that may become due.

NOTE 10. MORTGAGE AND OTHER NOTES RECEIVABLE

Each of the Company's mortgage notes receivable is collateralized by either a first mortgage, a second mortgage or by an assignment of 100% of the partnership interests that own the real estate assets.  Other notes receivable include amounts due from tenants or government sponsored districts and unsecured notes received from third parties as whole or partial consideration for property or investments.  Interest rates on mortgage and other notes receivable range from 2.7% to 12.0%, with a weighted average interest rate of 7.33% and 8.76% at December 31, 2012 and 2011, respectively. Maturities of these notes receivable range from May 2014 to January 2047.

In May 2012, Woodstock GA Investments, LLC, a joint venture in which the Company owns a 75.0% interest, entered into a $6,581 loan agreement with an entity that owns an interest in land in Woodstock, GA, adjacent to the site of The Outlet Shoppes at Atlanta. The Company owns a 75.0% interest in The Outlet Shoppes at Atlanta through its joint venture Atlanta Outlet Shoppes, LLC. The note receivable bears interest of 10.0% through its maturity date in May 2014 and is secured by the entity's interest in the adjacent land.

In September 2011, the Company and a noncontrolling interest investor purchased a mezzanine loan with a face amount of $5,879 for $5,300, which represented a discount of $579. The borrower under the mezzanine loan was an entity that owned The Outlet Shoppes at Gettysburg, an outlet shopping center located in Gettysburg, PA. The loan bore interest at the greater of LIBOR plus 900 basis points or 10% and matured on February 11, 2016. The terms of the mezzanine loan agreement provided that the Company and its noncontrolling interest investor could, subject to approval of the senior lender, convert the mezzanine loan into equity of the borrower. Upon conversion, the Company and noncontrolling investor would own 50.0% and 12.6%, respectively, of the borrower. The terms also provided that the Company could elect to acquire an additional 10% interest in borrower for a total interest of 60%. In April 2012, the Company and its noncontrolling interest partner exercised their rights under the terms of the agreement with the borrower and converted the mezzanine loan into a member interest in the outlet shopping center. See Note 3 for additional information.

In December 2011, the Company entered into a loan agreement pursuant to which the Company loaned $9,150 to an entity that owned The Outlet Shoppes at El Paso, an outlet shopping center located in El Paso, TX. The note receivable bore interest of 13.0% through June 9, 2013, and thereafter, at the greater of 13.0% or LIBOR plus 900 basis points. The loan matured upon the earlier of (i) 60 days prior to the maturity date of the senior loan on the outlet shopping center or (ii) the date on which the senior loan was fully repaid. The terms of the loan agreement provided that if the Company did not elect to acquire a 75% interest in the borrower, the Company could convert the loan into a non-voting common interest in the borrower, subject to the approval of the senior lender. In April 2012, the Company acquired a 75.0% interest in the outlet shopping center and the borrower used a portion of the proceeds to repay the $9,150 mezzanine loan to the Company. See Note 3 for additional information.

The Company reviews its mortgage and other notes receivable to determine if the balances are realizable based on factors affecting the collectibility of those balances.  Factors may include credit quality, timeliness of required periodic payments, past due status and management discussions with obligors. During the first quarter of 2011, the Company was notified that a receivable due in March 2011 of $3,735 would not be repaid.  The receivable was secured by land and, as such, the Company recorded an allowance for credit losses of $1,500 in other expense and wrote down the amount of the note receivable to the estimated fair value of the land.  The Company did not accrue any interest on the receivable for the three months ended March 31, 2011 and has written off any interest that was accrued and outstanding on the loan.  The Company gained title to the land during the third quarter of 2011 and reclassified the balance of the note receivable to land.  During the third quarter of 2011 the Company wrote off a note receivable from a tenant in the amount of $400.  A rollforward of the allowance for credit losses for the year ended December 31, 2011 is as follows:

Beginning Balance, January 1, 2011	$—
Additions in allowance charged to expense	1,900
Reduction for charges against allowance	(1,900)
Ending Balance, December 31, 2011	$—

As of December 31, 2012, the Company believes that its mortgage and other notes receivable balance of $25,967 is fully collectible.

See subsequent event related to Woodstock GA Investments, LLC note receivable in Note 20.

NOTE 11. SEGMENT INFORMATION

The Company measures performance and allocates resources according to property type, which is determined based on certain criteria such as type of tenants, capital requirements, economic risks, leasing terms, and short- and long-term returns on capital. Rental income and tenant reimbursements from tenant leases provide the majority of revenues from all segments. The accounting policies of the reportable segments are the same as those described in Note 2. Information on the Company’s reportable segments is presented as follows:

Year Ended December 31, 2012	Malls	Associated Centers	Community Centers	All Other (1)	Total
Revenues	$929,423	$42,380	$11,966	$48,908	$1,032,677
Property operating expenses (2)	(296,298)	(10,480)	(4,084)	22,517	(288,345)
Interest expense	(216,217)	(8,453)	(2,568)	(17,194)	(244,432)
Other expense	—	—	—	(25,078)	(25,078)
Gain on sales of real estate assets	1,188	202	677	219	2,286
Segment profit	$418,096	$23,649	$5,991	$29,372	$477,108
Depreciation and amortization expense					(265,192)
General and administrative expense					(51,251)
Interest and other income					3,955
Gain on extinguishment of debt					265
Loss on impairment of real estate (4)					(24,379)
Gain on investment					45,072
Equity in earnings of unconsolidated affiliates					8,313
Income tax provision					(1,404)
Income from continuing operations					$192,487
Total assets	$6,213,801	$302,225	$203,261	$370,449	$7,089,736
Capital expenditures (3)	$608,190	$6,630	$13,884	$76,319	$705,023

Year Ended December 31, 2011	Malls	Associated Centers	Community Centers	All Other (1)	Total
Revenues	$951,152	$41,505	$10,639	$46,666	$1,049,962
Property operating expenses (2)	(304,479)	(10,689)	(2,978)	22,544	(295,602)
Interest expense	(233,777)	(8,841)	(3,894)	(20,560)	(267,072)
Other expense	—	—	—	(28,898)	(28,898)
Gain (loss) on sales of real estate assets	(13,329)	306	1,135	71,284	59,396
Segment profit	$399,567	$22,281	$4,902	$91,036	517,786
Depreciation and amortization expense					(270,828)
General and administrative expense					(44,750)
Interest and other income					2,582
Gain on extinguishment of debt					1,029
Loss on impairment of real estate (4)					(51,304)
Equity in earnings of unconsolidated affiliates					6,138
Income tax benefit					269
Income from continuing operations (4)					$160,922
Total assets	$5,954,414	$308,858	$265,675	$190,481	$6,719,428
Capital expenditures (3)	$265,478	$213,364	$21,452	$16,984	$517,278

Year Ended December 31, 2010	Malls	Associated Centers	Community Centers	All Other (1)	Total
Revenues	$953,893	$40,311	$8,140	$41,474	$1,043,818
Property operating expenses (2)	(306,168)	(10,528)	(1,948)	25,673	(292,971)
Interest expense	(228,346)	(7,794)	(2,609)	(42,353)	(281,102)
Other expense	—	—	—	(25,523)	(25,523)
Gain (loss) on sales of real estate assets	1,754	—	1,144	(11)	2,887
Segment profit	$421,133	$21,989	$4,727	$(740)	447,109
Depreciation and amortization expense					(279,936)
General and administrative expense					(43,383)
Interest and other income					3,868
Gain on investment					888
Loss on impairment of real estate (4)					(1,156)
Equity in losses of unconsolidated affiliates					(188)
Income tax benefit					6,417
Income from continuing operations (4)					$133,619
Total assets	$6,561,098	$325,395	$67,252	$552,809	$7,506,554
Capital expenditures (3)	$98,277	$7,931	$25,050	$53,856	$185,114

(1)	The All Other category includes mortgage and other notes receivable, office buildings, the Management Company and the Company’s subsidiary that provides security and maintenance services.

(2)	Property operating expenses include property operating, real estate taxes and maintenance and repairs.

(3)	Amounts include acquisitions of real estate assets and investments in unconsolidated affiliates. Developments in progress are included in the All Other category.

(4)
The referenced amounts for the years ended December 31, 2011 and 2010 have been restated. See Note 2 for more information. Loss on impairment of real estate for the year ended December 31, 2012 consisted of $20,315 related to Malls, $3,000 related to Associated Centers and $1,064 related to All Other. Loss on impairment of real estate for the year ended December 31, 2011 consisted of $50,683 related to Malls and $621 related to All Other.  Loss on impairment of real estate for the year ended December 31, 2010 consisted of $1,156 related to All Other.

NOTE 12. SUPPLEMENTAL AND NONCASH INFORMATION

The Company paid cash for interest, net of amounts capitalized, in the amount of $233,220, $265,430 and $278,783 during 2012, 2011 and 2010, respectively.

The Company’s noncash investing and financing activities for 2012, 2011 and 2010 were as follows:

	2012	2011	2010
Accrued dividends and distributions payable	$43,689	$41,717	$41,833
Additions to real estate assets accrued but not yet paid	22,468	21,771	19,125
Issuance of noncontrolling interests in Operating Partnership	14,000	—	—
Conversion of operating partnership units to common stock	59,738	729	56,338
Addition to real estate assets from conversion of note receivable	4,522	—	—
Assumption of mortgage notes payable in acquisitions	220,634	—	—
Consolidation of joint venture:
Decrease in investment in unconsolidated affiliates	(15,643)	—	(15,175)
Increase in real estate assets	111,407	—	33,706
Increase in intangible lease and other assets	18,426	—	3,240
Increase in mortgage and other indebtedness	54,169	—	21,753
Deconsolidation of joint ventures:
Decrease in real estate assets	—	365,971	—
Decrease in intangible lease and other assets	—	26,798	—
Decrease in mortgage notes payable	—	(266,224)	—
Increase in investment in unconsolidated affiliates	—	(123,651)	—
Decrease in accounts payable and accrued liabilities	—	(4,395)	—
Additions to real estate assets from forgiveness of mortgage note receivable	—	2,235	—
Notes receivable from sale of interest in unconsolidated affiliate	—	—	1,001
Distribution of real estate assets from unconsolidated affiliate	—	—	12,210
Issuance of additional redeemable noncontrolling preferred joint venture interests	—	—	2,146
Reclassification of mortgage and other notes receivable to other assets	—	—	7,269

NOTE 13. RELATED PARTY TRANSACTIONS

Certain executive officers of the Company and members of the immediate family of Charles B. Lebovitz, Chairman of the Board of the Company, collectively have a significant noncontrolling interest in EMJ Corporation ("EMJ"), a construction company that the Company engaged to build substantially all of the Company’s development Properties. The Company paid approximately $49,153, $59,668 and $36,922 to EMJ in 2012, 2011 and 2010, respectively, for construction and development activities. The Company had accounts payable to EMJ of $2,096 and $6,721 at December 31, 2012 and 2011, respectively.

Certain executive officers of the Company also collectively had a significant noncontrolling interest in Electrical and Mechanical Group, Inc. (“EMG”), a company to which EMJ subcontracted a portion of its services for the Company.  The Company had also engaged EMG directly for certain services. EMJ paid approximately $15, $981 and $1,189 to EMG in 2012, 2011 and 2010, respectively, for such subcontracted services. The Company paid approximately, $0, $86 and $203, respectively, directly to EMG in 2012, 2011 and 2010 for services which EMG performed directly for the Company. EMG was dissolved in 2012.

The Management Company provides management, development and leasing services to the Company’s unconsolidated affiliates and other affiliated partnerships. Revenues recognized for these services amounted to $7,531, $4,822 and $4,835 in 2012, 2011 and 2010, respectively.

NOTE 14. CONTINGENCIES

On March 11, 2010, TPD, a subsidiary of the Company, filed a lawsuit in the Circuit Court of Harrison County, Mississippi, against M Hanna, Gallet & Associates, Inc., LA Ash, Inc., EMJ and JEA (f/k/a Jacksonville Electric Authority), seeking damages for alleged property damage and related damages occurring at a shopping center development in D'Iberville, Mississippi. EMJ filed an answer and counterclaim denying liability and seeking to recover from TPD the retainage of approximately $327 allegedly owed under the construction contract. Kohl's was granted permission to intervene in the lawsuit and, on April 13, 2011, filed a cross-claim against TPD alleging that TPD is liable to Kohl's for unspecified damages resulting from the actions of the defendants and for the failure to perform the obligations of TPD under a Site Development Agreement with Kohl's. Kohl's also made a claim against the Company which guaranteed the performance of TPD under the Site Development Agreement. The case is at the discovery stage.
TPD also has filed claims under several insurance policies in connection with this matter, and there are three pending lawsuits relating to insurance coverage. On October 8, 2010, First Mercury filed an action in the United States District Court for the Eastern District of Texas against M Hanna and TPD seeking a declaratory judgment concerning coverage under a liability insurance policy issued by First Mercury to M Hanna. That case was dismissed for lack of federal jurisdiction and refiled in Texas state court. On June 13, 2011, TPD filed an action in the Chancery Court of Hamilton County, Tennessee against National Union and EMJ seeking a declaratory judgment regarding coverage under a liability insurance policy issued by National Union to EMJ and recovery of damages arising out of National Union's breach of its obligations. In March 2012, Zurich American and Zurich American of Illinois, which also have issued liability insurance policies to EMJ, intervened in that case and the case is set for trial on October 29, 2013. On February 14, 2012, TPD filed claims in the United States District Court for the Southern District of Mississippi against Factory Mutual Insurance Company and Federal Insurance Company seeking a declaratory judgment concerning coverage under certain builders risk and property insurance policies issued by those respective insurers to the Company.
Certain executive officers of the Company and members of the immediate family of Charles B. Lebovitz, Chairman of the Board of the Company, collectively have a significant non-controlling interest in EMJ, a major national construction company that the Company engaged to build a substantial number of the Company's Properties. EMJ is one of the defendants in the Harrison County, MS and Hamilton County, TN cases described above.
The Company also is currently involved in certain litigation that arises in the ordinary course of business. The Company does not believe that the pending litigation will have a materially adverse effect on the Company's financial position or results of operations.
Additionally, management believes that, based on environmental studies completed to date, any exposure to environmental cleanup will not materially affect the financial position and results of operations of the Company.

The Company consolidates its investment in a joint venture, CW Joint Venture, LLC ("CWJV") with Westfield.  The terms of the joint venture agreement require that CWJV pay an annual preferred distribution at a rate of 5.0%, which increased to 6.0% on July 1, 2013, on the preferred liquidation value of the PJV units of CWJV that are held by Westfield.  Westfield has the right to have all or a portion of the PJV units redeemed by CWJV with property owned by CWJV, and subsequent to October 16, 2012, with either cash or property owned by CWJV, in each case for a net equity amount equal to the preferred liquidation value of the PJV units. At any time after January 1, 2013, Westfield may propose that CWJV acquire certain qualifying property that would be used to redeem the PJV units at their preferred liquidation value. If CWJV does not redeem the PJV units with such qualifying property (a “Preventing Event”), then the annual preferred distribution rate on the PJV units increases to 9.0% beginning July 1, 2013. The Company will have the right, but not the obligation, to offer to redeem the PJV units from January 31, 2013 through January 31, 2015 at their preferred liquidation value, plus accrued and unpaid distributions. The Company amended the joint venture agreement with Westfield in September 2012 to provide that, if the Company exercises its right to offer to redeem the PJV units on or before August 1, 2013, then the preferred liquidation value will be reduced by $10,000 so long as Westfield does not reject the offer and the redemption closes on or before September 30, 2013. If the Company fails to make such an offer, the annual preferred distribution rate on the PJV units increases to 9.0% for the period from July 1, 2013 through June 30, 2016, at which time it decreases to 6.0% if a Preventing Event has not occurred.  If, upon redemption of the PJV units, the fair value of the Company’s common stock is greater than $32.00 per share, then such excess (but in no case greater than $26,000 in the aggregate) shall be added to the aggregate preferred liquidation value payable on account of the PJV units.  The Company accounts for this contingency using the method prescribed for earnings or other performance measure contingencies.  As such, should this contingency result in additional consideration to Westfield, the Company will record the current fair value of the consideration issued as a purchase price adjustment at the time the consideration is paid or payable.

Guarantees

The Company may guarantee the debt of a joint venture primarily because it allows the joint venture to obtain funding at a lower cost than could be obtained otherwise. This results in a higher return for the joint venture on its investment, and a higher return on the Company’s investment in the joint venture. The Company may receive a fee from the joint venture for providing the guaranty. Additionally, when the Company issues a guaranty, the terms of the joint venture agreement typically provide that the Company may receive indemnification from the joint venture or have the ability to increase its ownership interest.

The Company owns a parcel of land in Lee's Summit, MO that it is ground leasing to a third party development company. The third party developed and operates a shopping center on the land parcel. The Company has guaranteed 27% of the third party’s construction loan and bond line of credit (the “loans”) of which the maximum guaranteed amount, representing 27% of capacity, is approximately $15,183. In the third quarter of 2012, the loans were modified and extended to December 2012. In August 2012, proceeds from a bond issuance were applied to reduce $10,357 of the outstanding balance on the bond line of credit. Additionally, $1,000 of the construction loan was repaid. The total amount outstanding at December 31, 2012 on the loans was $49,345 of which the Company has guaranteed $13,323. The Company included an obligation of $192 in the accompanying consolidated balance sheets as of December 31, 2012 and 2011 to reflect the estimated fair value of the guaranty. The loan matured in December 2012. The third party developer is working with the lender to extend the maturity date of the loan. The Company has not increased its accrual for the contingent obligation as the Company does not believe that this contingent obligation is probable.

The Company has guaranteed 100% of the construction and land loans of West Melbourne I, LLC (“West Melbourne”), an unconsolidated affiliate in which the Company owns a 50% interest, of which the maximum guaranteed amount is $45,352.  West Melbourne developed and operates Hammock Landing, a community center in West Melbourne, FL. The total amount outstanding on the loans at December 31, 2012 was $45,352. The guaranty will expire upon repayment of the debt.  The land loan and the construction loan, each representing $2,921 and $42,431, respectively, of the amount outstanding at December 31, 2012, mature in November 2013.   The construction loan has a one-year extension option available. The Company recorded an obligation of $478 in the accompanying consolidated balance sheets as of December 31, 2012 and 2011 to reflect the estimated fair value of this guaranty.

The Company has guaranteed 100% of the construction loan of Port Orange, an unconsolidated affiliate in which the Company owns a 50% interest, of which the maximum guaranteed amount is $63,030.  Port Orange developed and operates The Pavilion at Port Orange, a community center in Port Orange, FL.  The total amount outstanding at December 31, 2012 on the loan was $63,030. The guaranty will expire upon repayment of the debt.  The loan matures in March 2014 and has a one-year extension option available. The Company has included an obligation of $961 in the accompanying consolidated balance sheets as of December 31, 2012 and 2011 to reflect the estimated fair value of this guaranty.

The Company has guaranteed the lease performance of YTC, an unconsolidated affiliate in which it owns a 50% interest, under the terms of an agreement with a third party that owns property as part of York Town Center. Under the terms of that agreement, YTC is obligated to cause performance of the third party’s obligations as landlord under its lease with its sole tenant, including, but not limited to, provisions such as co-tenancy and exclusivity requirements. Should YTC fail to cause performance, then the tenant under the third party landlord’s lease may pursue certain remedies ranging from rights to terminate its lease to receiving reductions in rent. The Company has guaranteed YTC’s performance under this agreement up to a maximum of $22,000, which decreases by $800 annually until the guaranteed amount is reduced to $10,000. The guaranty expires on December 31, 2020.  The maximum guaranteed obligation was $17,200 as of December 31, 2012.  The Company entered into an agreement with its joint venture partner under which the joint venture partner has agreed to reimburse the Company 50% of any amounts it is obligated to fund under the guaranty.  The Company did not record an obligation for this guaranty because it determined that the fair value of the guaranty was not material as of December 31, 2012 and 2011.

In July 2012, the Company guaranteed 100% of a term loan for Gulf Coast, an unconsolidated affiliate in which the Company owns a 50% interest, of which the maximum guaranteed amount is $6,786.  The loan is for the third phase expansion of Gulf Coast Town Center, a shopping center located in Ft. Myers, FL. The total amount outstanding as of December 31, 2012 on the loan was $6,786. The guaranty will expire upon repayment of the debt. The loan matures in July 2015. The Company did not record an obligation for this guaranty because it determined that the fair value of the guaranty was not material as of December 31, 2012.

Performance Bonds

The Company has issued various bonds that it would have to satisfy in the event of non-performance. The total amount outstanding on these bonds was $29,211 and $11,156 at December 31, 2012 and 2011, respectively.

Ground Leases

The Company is the lessee of land at certain of its Properties under long-term operating leases, which include scheduled increases in minimum rents.  The Company recognizes these scheduled rent increases on a straight-line basis over the initial lease terms.  Most leases have initial terms of at least 20 years and contain one or more renewal options, generally for a minimum of five- or 10-year periods.  Lease expense recognized in the consolidated statements of operations for 2012, 2011 and 2010 was $1,169, $1,967 and $1,718, respectively.

The future obligations under these operating leases at December 31, 2012, are as follows:

2013	$775
2014	783
2015	790
2016	806
2017	807
Thereafter	28,411
$32,372

NOTE 15. FAIR VALUE MEASUREMENTS
The Company has categorized its financial assets and financial liabilities that are recorded at fair value into a hierarchy in accordance with ASC 820, Fair Value Measurements and Disclosure, ("ASC 820") based on whether the inputs to valuation techniques are observable or unobservable.  The fair value hierarchy contains three levels of inputs that may be used to measure fair value as follows:
Level 1 – Inputs represent quoted prices in active markets for identical assets and liabilities as of the measurement date.
     Level 2 – Inputs, other than those included in Level 1, represent observable measurements for similar instruments in active markets, or identical or similar instruments in markets that are not active, and observable measurements or market data for instruments with substantially the full term of the asset or liability.
Level 3 – Inputs represent unobservable measurements, supported by little, if any, market activity, and require considerable assumptions that are significant to the fair value of the asset or liability.  Market valuations must often be determined using discounted cash flow methodologies, pricing models or similar techniques based on the Company’s assumptions and best judgment.
The asset or liability's fair value within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Under ASC 820, fair value measurements are determined based on the assumptions that market participants would use in pricing the asset or liability in an orderly transaction at the measurement date. Valuation techniques used maximize the use of observable inputs and minimize the use of unobservable inputs and consider assumptions such as inherent risk, transfer restrictions and risk of nonperformance.

Fair Value Measurements on a Recurring Basis
The following tables set forth information regarding the Company’s financial instruments that are measured at fair value on a recurring basis in the accompanying consolidated balance sheets as of December 31, 2012 and 2011:

		Fair Value Measurements at Reporting Date Using
	Fair Value at December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Available-for-sale securities	27,679	16,556	—	11,123
Privately held debt and equity securities	2,475	—	—	2,475
Interest rate cap	—	—	—	—

Liabilities:
Interest rate swaps	5,805	—	5,805	—

		Fair Value Measurements at Reporting Date Using
	Fair Value at December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Available-for-sale securities	$30,613	$18,784	$—	$11,829
Privately held debt and equity securities	2,475	—	—	2,475

Liabilities:
Interest rate swaps	$5,617	$—	$5,617	$—
The Company recognizes transfers in and out of every level at the end of each reporting period. There were no transfers between Levels 1 and 2 during the years ended December 31, 2012 and 2011.
Intangible lease assets and other assets in the consolidated balance sheets include marketable securities consisting of corporate equity securities, mortgage/asset-backed securities, mutual funds and bonds that are classified as available for sale.  Net unrealized gains and losses on available-for-sale securities that are deemed to be temporary in nature are recorded as a component of accumulated other comprehensive income in redeemable noncontrolling interests, shareholders’ equity and noncontrolling interests.  The Company recognized realized gains of $224 related to sales of marketable securities during the year ended December 31, 2012. The Company recognized realized losses of $22 and $114 related to sales of marketable securities during the years ended December 31, 2011 and 2010, respectively.  During the years ended December 31, 2012, 2011 and 2010, the Company did not recognize any write-downs for other-than-temporary impairments.  The fair value of the Company’s available-for-sale securities is based on quoted market prices and, thus, is classified under Level 1.  Tax increment financing bonds ("TIF bonds") are classified as Level 3. See Note 2 for a summary of the available-for-sale securities held by the Company.

The Company uses interest rate swaps and caps to mitigate the effect of interest rate movements on its variable-rate debt.  The Company had four interest rate swaps and one interest rate cap as of December 31, 2012 that qualify as hedging instruments and are designated as cash flow hedges.  The interest rate cap is included in intangible lease assets and other assets and the interest rate swaps are reflected in accounts payable and accrued liabilities in the accompanying consolidated balance sheets.  The swaps and cap have predominantly met the effectiveness test criteria since inception and changes in their fair values are, thus, primarily reported in other comprehensive income (loss) and are reclassified into earnings in the same period or periods during which the hedged item affects earnings. The fair values of the Company’s interest rate hedges, classified under Level 2,  are determined using a proprietary model which is based on prevailing market data for contracts with matching durations, current and anticipated LIBOR or other interest basis information, consideration of the Company’s credit standing, credit risk of the counterparties and reasonable estimates about relevant future market conditions. See Notes 2 and 6 for additional information regarding the Company’s interest rate hedging instruments.

The carrying values of cash and cash equivalents, receivables, accounts payable and accrued liabilities are reasonable estimates of their fair values because of the short-term nature of these financial instruments. Based on the interest rates for similar financial instruments, the carrying value of mortgage and other notes receivable is a reasonable estimate of fair value. The fair value of mortgage and other indebtedness was $5,058,411 and $4,836,028 at December 31, 2012 and 2011, respectively. The fair value was calculated by discounting future cash flows for the notes payable using estimated market rates at which similar loans would be made currently.
The Company holds TIF bonds, which mature in 2028, received in a private placement as consideration for infrastructure improvements made by the Company related to the development of a community center. The Company had the intent and ability to hold the TIF bonds through the recovery period. The bonds were redeemed in January 2013 and the Company adjusted the value of the bonds to their net realizable value as of December 31, 2012. Due to the significant unobservable estimates and assumptions used in the valuation of the TIF bonds, the Company has classified the TIF bonds under Level 3 in the fair value hierarchy. The following table provides a reconciliation of changes between the beginning and ending balances of items measured at fair value on a recurring basis in the tables above that used significant unobservable inputs (Level 3):

Available For Sale Securities - Government and Government Sponsored Entities
Balance, January 1, 2011	$11,829
Change in unrealized loss included in other comprehensive income	1,542
Transfer out of Level 3 (1)	(2,248)
Balance, December 31, 2012	$11,123

(1)
The TIF bonds were adjusted to their net realizable value as of December 31, 2012 with the difference in estimate recorded as a transfer to long-lived assets. See for additional information related to the redemption of the bonds in January 2013.

In February 2007, the Company received a secured convertible promissory note from, and a warrant to acquire shares of, Jinsheng, in which the Company also holds a cost- method investment. See Note 5 for additional information. The secured convertible note is non-interest bearing and is secured by shares of Jinsheng. Since the secured convertible note is non-interest bearing and there is no active market for Jinsheng’s debt, the Company performed an analysis on the note considering credit risk and discounting factors to determine the fair value. The warrant was initially valued using estimated share price and volatility variables in a Black Scholes model. Due to the significant estimates and assumptions used in the valuation of the note and warrant, the Company has classified these under Level 3. As part of its investment review as of March 31, 2009, the Company determined that its investment in Jinsheng was impaired on an other-than-temporary basis due to a decline in expected future cash flows as a result of declining occupancy and sales related to the then downturn of the real estate market in China. An impairment charge of $2,400 is recorded in the Company’s consolidated statement of operations for the year ended December 31, 2009 to reduce the carrying values of the secured convertible note and warrant to their estimated fair values. The warrant expired in January 2010 and had no value. Since the secured convertible note is non-interest bearing and there is no active market for Jinsheng’s debt, the Company performed a probability-weighted discounted cash flow analysis using various sale, redemption and initial public offering ("IPO") exit strategies. The fair value analysis as of December 31, 2012 forecasts a 0% to 10% reduction in estimated cash flows. Sale and IPO scenarios employ capitalization rates ranging from10% to 12% which are discounted 20% for lack of marketability. Due to the significant unobservable estimates and assumptions used in the valuation of the note, the Company has classified it under Level 3 in the fair value hierarchy.  Based on the valuation as of December 31, 2012, the Company determined that the current balance of the secured convertible note of $2,475 is not impaired. There were no changes in the $2,475 classified as privately held debt and equity securities (Level 3) for the period for the period from January 1, 2011 through December 31, 2012.
The significant unobservable inputs used in the fair value measurement of the Jinsheng note include revenue estimates and marketability discount. Significant increases (decreases) in revenues could result in a significantly higher (lower) fair value measurement whereas significant increases (decreases) in the marketability discount could result in a significantly lower (higher) fair value measurement.
Fair Value Measurements on a Nonrecurring Basis
The Company measures the fair value of certain long-lived assets on a nonrecurring basis, through quarterly impairment testing or when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Company considers both quantitative and qualitative factors in its impairment analysis of long-lived assets. Significant quantitative factors include historical and forecasted information for each Property such as net operating income, occupancy statistics and sales levels. Significant qualitative factors used include market conditions, age and condition or the Property and tenant mix. Due to the significant unobservable estimates and assumptions used in the valuation of long-lived assets that experienced impairment, the Company has classified them under Level 3 in the fair value hierarchy. The fair value analysis for long-lived assets as of December 31, 2012 used various probability-weighted scenarios comparing the Property's net book value to the sum of its estimated fair value. Assumptions included up to a 10-year holding period with a sale at the end of the holding period, capitalization rates ranging from 10% to 12% and an estimated sales cost of 1%.
The following tables set forth information regarding the Company’s assets that are measured at fair value on a nonrecurring basis, restated for discontinued operations for all periods presented:

		Fair Value Measurements at Reporting Date Using
	Fair Value at December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses
Assets:
Long-lived assets	$8,604	$—	$—	$8,604	$23,315
In December 2012, the Company acquired the remaining 40.0% interest in Imperial Valley Commons L.P., a joint venture in which the Company held a 60.0% ownership interest. In accordance with the Company's impairment review process described in Note 2, the Company recorded a non-cash impairment of real estate of $20,315 in the fourth quarter of 2012, related to vacant land available for the future expansion of Imperial Valley Commons located in El Centro, CA, to write down the book value as of December 31, 2012 from $25,645 to $5,330. Development of this asset has been negatively impacted by recent economic conditions and other competition in the market area that have affected pre-development leasing activity.
In accordance with the Company's impairment review process described in Note 2, the Company recorded a non-cash impairment of real estate of $3,000 in the third quarter of 2012 related to The Courtyard at Hickory Hollow, an associated center located in Antioch, TN, to write down the depreciated book value as of September 30, 2012 from $5,843 to an estimated fair value of $2,843 as of the same date. The revenues of The Courtyard at Hickory Hollow accounted for approximately 0.03% of total consolidated revenues for the year ended December 31, 2012. A reconciliation of the Property's carrying values for the year ended December 31, 2012 is as follows:

The Courtyard at Hickory Hollow
Beginning carrying value, January 1, 2012	$5,754
Capital expenditures	644
Depreciation expense	(124)
Loss on impairment of real estate	(3,000)
Ending carrying value, December 31, 2012	$3,274
During the year ended December 31, 2012, the Company recorded an impairment of real estate of $1,064 related to the sale of three outparcels for total net proceeds after selling costs of $1,186, which were less than their total carrying amounts of $2,250.

		Fair Value Measurements at Reporting Date Using
	Fair Value at December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses
Asset:
Long-lived asset	$6,141	$—	$—	$6,141	$50,683
In accordance with the Company's impairment review process described in Note 2, the Company recorded a non-cash impairment of real estate of $50,683 in the third quarter of 2011 related to Columbia Place, a mall located in Columbia, SC, to write down the depreciated book value as of September 30, 2011 from $56,746 to an estimated fair value of $6,063 as of the same date. Columbia Place experienced declining cash flows as a result of changes in property-specific market conditions, which were further exacerbated by economic conditions that negatively impacted leasing activity and occupancy. The fair value reflected in the table above reflects the estimated fair value of Columbia Place as of September 30, 2011, adjusted for capital expenditures and depreciation expense during the fourth quarter of 2011.

The revenues of Columbia Place accounted for less than 1.0% of total consolidated revenues for the year ended December 31, 2011. A reconciliation of the Property's carrying values for the year ended December 31, 2011 is as follows:

Columbia Place
Beginning carrying value, January 1, 2011	$58,207
Capital expenditures	142
Depreciation expense	(1,525)
Loss on impairment of real estate	(50,683)
Ending carrying value, December 31, 2011	$6,141

In September 2011, the Company recorded an impairment of real estate of $621 related to an outparcel that was sold for net proceeds after selling costs of $1,477, which was less than its carrying amount of $2,098.
In December 2010, the Company recorded an impairment of real estate of $1,156 related to the sale of a parcel of land.

NOTE 16. SHARE-BASED COMPENSATION

As of December 31, 2012, there were two share-based compensation plans under which the Company has outstanding awards. The CBL & Associates Properties, Inc. 2012 Stock Incentive Plan ("the 2012 Plan") was approved by our shareholders in May 2012. The 2012 Plan permits the Company to issue stock options and common stock to selected officers, employees and non-employee directors of the Company up to a total of 10,400,000 shares. The CBL & Associates Properties, Inc. Second Amended and Restated Stock Incentive Plan ("the 1993 Plan"), which was approved by our shareholders in May 2003, will expire in May 2013 and no new grants will be issued. The Compensation Committee of the Board of Directors (the “Committee”) administers the plans.

The share-based compensation cost that was charged against income for the plan was $3,704, $1,687 and $2,201 for 2012, 2011 and 2010, respectively. Share-based compensation cost resulting from share-based awards is recorded at the Management Company, which is a taxable entity. The income tax effect resulting from share-based compensation of $1,815 in 2010 has been reflected as a financing cash flow in the consolidated statements of cash flows. There was no income tax benefit in 2011.   Share-based compensation cost capitalized as part of real estate assets was $128, $166 and $169 in 2012, 2011 and 2010, respectively.

Stock Options

Stock options issued under the plans allow for the purchase of common stock at the fair market value of the stock on the date of grant. Stock options granted to officers and employees vest and become exercisable in equal installments on each of the first five anniversaries of the date of grant and expire 10 years after the date of grant. Stock options granted to independent directors are fully vested upon grant; however, the independent directors may not sell, pledge or otherwise transfer their stock options during their board term or for one year thereafter. No stock options have been granted since 2002.

The Company’s stock option activity for the year ended December 31, 2012 is summarized as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2012	281,725	$18.27
Cancelled	(15,375)	$18.27
Exercised	(266,350)	$18.27
Outstanding at December 31, 2012	—	$—	0	$—
Vested and exercisable at December 31, 2012	—	$—	0	$—

The total intrinsic value of options exercised during 2012, 2011 and 2010 was $177, $509 and $346, respectively.

Stock Awards

Under the plans, common stock may be awarded either alone, in addition to, or in tandem with other stock awards granted under the plans. The Committee has the authority to determine eligible persons to whom common stock will be awarded, the number of shares to be awarded and the duration of the vesting period, as defined. Generally, an award of common stock vests either immediately at grant, in equal installments over a period of five years or in one installment at the end of periods up to five years. Stock awarded to independent directors is fully vested upon grant; however, the independent directors may not transfer such shares during their board term.  The Committee may also provide for the issuance of common stock under the plans on a deferred basis pursuant to deferred compensation arrangements. The fair value of common stock awarded under the plans is determined based on the market price of the Company’s common stock on the grant date and the related compensation expense is recognized over the vesting period on a straight-line basis.

A summary of the status of the Company’s stock awards as of December 31, 2012, and changes during the year ended December 31, 2012, is presented below:

	Shares	Weighted Average Grant-Date Fair Value
Nonvested at January 1, 2012	289,290	$16.09
Granted	295,465	$19.09
Vested	(228,415)	$18.48
Forfeited	(9,480)	$16.64
Nonvested at December 31, 2012	346,860	$17.06

The weighted average grant-date fair value of shares granted during 2012, 2011 and 2010 was $19.09, $17.48 and $10.34, respectively. The total fair value of shares vested during 2012, 2011 and 2010 was $4,573, $1,276 and $914, respectively.

As of December 31, 2012, there was $3,325 of total unrecognized compensation cost related to nonvested stock awards granted under the plans, which is expected to be recognized over a weighted average period of 3.5 years.  In February 2013, the Company granted 155,400 shares of restricted stock to its employees that will vest over the next five years.

NOTE 17. EMPLOYEE BENEFIT PLANS

401(k) Plan

The Management Company maintains a 401(k) profit sharing plan, which is qualified under Section 401(a) and Section 401(k) of the Code to cover employees of the Management Company. All employees who have attained the age of 21 and have completed at least 90 days of service are eligible to participate in the plan. The plan provides for employer matching contributions on behalf of each participant equal to 50% of the portion of such participant’s contribution that does not exceed 2.5% of such participant’s compensation for the plan year. Additionally, the Management Company has the discretion to make additional profit-sharing-type contributions not related to participant elective contributions. Total contributions by the Management Company were $929, $820 and $957 in 2012, 2011 and 2010, respectively.

Employee Stock Purchase Plan

The Company maintains an employee stock purchase plan that allows eligible employees to acquire shares of the Company’s common stock in the open market without incurring brokerage or transaction fees. Under the plan, eligible employees make payroll deductions that are used to purchase shares of the Company’s common stock. The shares are purchased at the prevailing market price of the stock at the time of purchase.

Deferred Compensation Arrangements

The Company has entered into agreements with certain of its officers that allow the officers to defer receipt of selected salary increases and/or bonus compensation for periods ranging from 5 to 10 years. For certain officers, the deferred compensation arrangements provide that when the salary increase or bonus compensation is earned and deferred, shares of the Company’s common stock issuable under the Amended and Restated Stock Incentive Plan are deemed set aside for the amount deferred. The number of shares deemed set aside is determined by dividing the amount of compensation deferred by the fair value of the

Company’s common stock on the deferral date, as defined in the arrangements. The shares set aside are deemed to receive dividends equivalent to those paid on the Company’s common stock, which are then deemed to be reinvested in the Company’s common stock in accordance with the Company’s dividend reinvestment plan. When an arrangement terminates, the Company will issue shares of the Company’s common stock to the officer equivalent to the number of shares deemed to have accumulated under the officer’s arrangement. The Company accrues compensation expense related to these agreements as the compensation is earned during the term of the agreement.

At December 31, 2012 and 2011, there were 0 and 68,906 shares, respectively, that were deemed set aside in accordance with these arrangements.

For other officers, the deferred compensation arrangements provide that their bonus compensation is deferred in the form of a note payable to the officer. Interest accumulates on these notes at 5.0%. When an arrangement terminates, the note payable plus accrued interest is paid to the officer in cash. At December 31, 2012 and 2011, the Company had notes payable, including accrued interest, of $124 and $81, respectively, related to these arrangements.

NOTE 18. OPERATING PARTNERSHIP

The Company presents the condensed consolidated financial statements of the Operating Partnership since substantially all of the Company’s business is conducted through it and, therefore, it reflects the financial position and performance of the Company’s Properties in absolute terms regardless of the ownership interests of the Company’s common shareholders and the noncontrolling interest in the Operating Partnership.  These statements are provided for informational purposes only and their disclosure is not required.

The condensed consolidated financial statement information for the Operating Partnership is presented as follows:

	December 31,
	2012	2011
ASSETS:
Net investment in real estate assets	$6,328,982	$6,005,670
Other assets	761,243	713,889
Total assets	$7,090,225	$6,719,559
LIABILITIES:
Mortgage and other indebtedness	$4,745,683	$4,489,355
Other liabilities	358,800	303,578
Total liabilities	5,104,483	4,792,933
Redeemable noncontrolling interests	465,596	456,105

Partners’ capital	1,456,650	1,466,241
Noncontrolling interests	63,496	4,280
Total partners’ capital and noncontrolling interests	1,520,146	1,470,521
Total liabilities, redeemable noncontrolling interests, partners’ capital and noncontrolling interests	$7,090,225	$6,719,559

	Year Ended December 31,
	2012	2011	2010
Total revenues	$1,032,677	$1,049,961	$1,043,818
Depreciation and amortization	(265,192)	(270,828)	(279,936)
Other operating expenses	(389,053)	(420,554)	(363,033)
Income from operations	378,432	358,579	400,849
Interest and other income	3,955	2,583	3,909
Interest expense	(244,432)	(267,072)	(281,101)
Gain on extinguishment of debt	265	1,029	—
Gain on investments	45,072	—	888
Gain on sales of real estate assets	2,286	59,396	2,887
Equity in earnings (losses) of unconsolidated affiliates	8,313	6,138	(188)
Income tax benefit (provision)	(1,404)	269	6,417
Income from continuing operations	192,487	160,922	133,661
Operating income (loss) of discontinued operations	(18,906)	24,073	(35,828)
Gain (loss) on discontinued operations	938	(1)	379
Net income	174,519	184,994	98,212
Noncontrolling interest in earnings of other consolidated subsidiaries	(23,652)	(25,217)	(25,001)
Net income attributable to partners of the operating partnership	$150,867	$159,777	$73,211

NOTE 19. QUARTERLY INFORMATION (UNAUDITED)

The following quarterly information differs from previously reported amounts due to the reclassifications of the results of operations of certain long-lived assets to discontinued operations for all periods presented. See Note 4 for further information.

Year Ended December 31, 2012	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total (1)
Total revenues	$246,469	$251,844	$256,359	$278,005	$1,032,677
Income from operations (2)	91,702	94,400	96,331	95,999	378,432
Income from continuing operations (3)	34,533	36,100	37,425	84,429	192,487
Discontinued operations	2,018	3,293	(24,933)	1,654	(17,968)
Net income	36,551	39,393	12,492	86,083	174,519
Net income attributable to the Company	26,049	29,391	8,074	68,086	131,600
Net income (loss) attributable to common shareholders	15,455	18,797	(2,520)	52,357	84,089
Basic per share data attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$0.09	$0.11	$0.11	$0.32	$0.64
Net income (loss) attributable to common shareholders	$0.10	$0.12	$(0.02)	$0.33	$0.54
Diluted per share data attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$0.09	$0.11	$0.11	$0.32	$0.64
Net income (loss) attributable to common shareholders	$0.10	$0.12	$(0.02)	$0.33	$0.54

Year Ended December 31, 2011	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total (1)
Total revenues	$262,678	$258,039	$264,699	$264,546	$1,049,962
Income from operations (4)	97,933	96,041	51,257	113,349	358,580
Income (loss) from continuing operations (5)	36,283	32,813	(18,499)	110,325	160,922
Discontinued operations	27,625	(3,281)	179	(451)	24,072
Net income (loss)	63,908	29,532	(18,320)	109,874	184,994
Net income (loss) attributable to the Company	47,319	20,376	(16,726)	82,967	133,936
Net income (loss) attributable to common shareholders	36,725	9,782	(27,320)	72,373	91,560
Basic per share data attributable to common shareholders:
Income (loss) from continuing operations, net of preferred dividends	$0.11	$0.08	$(0.19)	$0.49	$0.49
Net income (loss) attributable to common shareholders	$0.25	$0.07	$(0.18)	$0.49	$0.62
Diluted per share data attributable to common shareholders:
Income (loss) from continuing operations, net of preferred dividends	$0.11	$0.08	$(0.19)	$0.49	$0.49
Net income (loss) attributable to common shareholders	$0.25	$0.07	$(0.18)	$0.49	$0.62

(1)	The sum of quarterly earnings per share may differ from annual earnings per share due to rounding.

(2)
Income from operations for the quarter ended December 31, 2012 includes a loss on impairment of real estate assets of $20,315 to write down the book value of vacant land available for expansion (see Note 15).

(3)
Income from continuing operations for the quarter ended December 31, 2012 includes a $45,072 gain on investment related to the Company's acquisition of a joint venture partner's interest in one Property (see Note 3).

(4)	Income from operations for the quarter ended September 30, 2011 includes a $50,683 loss on impairment of real estate related to one Mall (see Note 15).

(5)
Income from continuing operations for the quarter ended December 31, 2011 includes a $54,327 gain on sale of real estate for the sale of a partial interest in several Properties as part of the CBL/T-C joint venture (see Note 5).

NOTE 20. SUBSEQUENT EVENTS

On February 22, 2013, the Company closed on an amended and restated agreement of its $105,000 secured credit facility with First Tennessee Bank, NA. The facility was converted from secured to unsecured with a capacity of $100,000 and a maturity date of February 2016. Amounts outstanding bear interest at an annual rate equal to one-month LIBOR plus a spread of 155 to 210 basis points, depending on the Company's leverage ratio. Under the terms of the agreement, the Company also obtained a $50,000 unsecured term loan that bears interest at LIBOR plus 190 basis points and matures in February 2018. The $100,000 facility also provides that in the event the Company obtains an investment grade rating, it may make a one-time irrevocable election to use its credit rating to determine the interest rate on the facility. If the Company were to make such an election, the facility would bear interest at an annual rate equal to LIBOR plus a spread of 100 to 175 basis points.

In February 2013, Woodstock GA Investments, LLC, a joint venture in which the Company owns a 75.0% interest, received $3,525 of the balance on its $6,581 note receivable.

In February 2013, the Company retired an operating property loan with a principal balance of $13,482 outstanding as of December 31, 2012 with borrowings from its secured credit facility. The loan was secured by Statesboro Crossing in Statesboro, GA.

In January 2013, the Company retired an operating property loan with a principal balance of $63,639 outstanding as of December 31, 2012 with borrowings from its unsecured credit facilities. The loan was secured by Westmoreland Mall in Greensburg, PA.

In January 2013, TIF bonds, received in a private placement as consideration for infrastructure improvements made by the Company related to the development of a community center, were redeemed for $12,000. The Company adjusted the value of the bonds to their net realizable value as of December 31, 2012.

Subsequent to December 31, 2012, the Company and Jinsheng amended the secured note to extend the maturity date until May 2013. Furthermore, the secured note will bear interest of 8.0% until the extended maturity date and, if not paid prior to or on the maturity date, will thereafter bear interest at 30.0%.